AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1998
                                                 REGISTRATION STATEMENT 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                               ----------------
                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                NEW JERSEY                         2750                       22-3561164
     (State or Other Jurisdiction      (Primary Standard Industrial        (I.R.S. Employer
 of Incorporation or Organization)      Classification Code Number)     Identification Number)

                               629 GROVE STREET
                         JERSEY CITY, NEW JERSEY 07310
                                (201) 217-1990
(Address,  Including  Zip  Code,  and  Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           MR. MICHAEL R. CUNNINGHAM
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               629 GROVE STREET
                         JERSEY CITY, NEW JERSEY 07310
                                 (201) 217-1990

(Name,  Address  Including  Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               ----------------
                         Copies of Communications to:


       JEFFREY A. BAUMEL, ESQ.                       JEFFREY S. LOWENTHAL, ESQ.
     LAWRENCE A. GOLDMAN, ESQ.                     STROOCK & STROOCK & LAVAN LLP
      GIBBONS, DEL DEO, DOLAN,                            180 MAIDEN LANE
   GRIFFINGER & VECCHIONE, P.C.                       NEW YORK, NEW YORK 10038
         ONE RIVERFRONT PLAZA                              (212) 806-5400
      NEWARK, NEW JERSEY 07102
             (973) 596-4500

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


                                                       PROPOSED           PROPOSED
       TITLE OF EACH CLASS                             MAXIMUM            MAXIMUM             AMOUNT
          OF SECURITIES             AMOUNT TO BE    OFFERING PRICE       AGGREGATE              OF
         TO BE REGISTERED          REGISTERED(1)   PER SECURITY(2)   OFFERING PRICE(2)   REGISTRATION FEE
Common Stock, no par value.....     2,415,000          $ 13.00          $31,395,000           $9,262


--------------------------------------------------------------------------------
(1) Includes 315,000 shares of Common Stock subject to an over-allotment option granted to the Underwriter by the Company.

(2) Estimated solely for purposes of calculating the registration fee.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1998


PROSPECTUS


                               2,100,000 SHARES


                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.


                                 COMMON STOCK

     Cunningham Graphics International, Inc. (the "Company" or "CGII") is hereby offering (the "Offering") 2,100,000 shares of the Company's common stock, no par value per share (the "Common Stock"). Prior to the Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. It is expected that approximately 300,000 shares will be offered outside of the United States.


     The Company will apply for listing of the Common Stock on the Nasdaq National Market System under the symbol "CGII." At the request of the Company, up to 200,000 shares have been reserved for sale in the Offering to certain individuals, including directors and employees of the Company, members of their families, and other persons having business relationships with the Company. See "Underwriting."
                               ----------------
     SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                  UNDERWRITING
                    PRICE TO      DISCOUNTS AND     PROCEEDS TO
                     PUBLIC      COMMISSIONS(1)      COMPANY(2)
--------------------------------------------------------------------------------
Per Share .......      $               $                $
Total(3)  .......      $               $                $

================================================================================
(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting  expenses of the Offering payable by the Company  estimated
    at $         .

(3) The Company has granted to the Underwriter a 30-day option to purchase up to 315,000 additional shares of Common Stock at the price to the public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $        , $  and $      , respectively. See "Underwriting."


                               ----------------
     The shares of Common Stock are being offered by the Underwriter named herein, subject to prior sale, when, as and if accepted by it and subject to certain prior conditions including the right of the Underwriter to reject orders in whole or in part. It is expected that delivery of such shares will be made in New York, New York, on or about , 1998.


                              SCHRODER & CO. INC.


                    The date of this Prospectus is      , 1998.

                             [GRAPHICS TO FOLLOW]























                               ----------------
     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information set forth under "Risk Factors." Immediately prior to the Offering, Cunningham Graphics, Inc. (the "Predecessor") will be reorganized (the "Reorganization") such that the stockholders of the Predecessor will contribute all of the outstanding shares of common stock of the Predecessor to CGII in exchange for shares of Common Stock and promissory notes (the "Exchange Notes") in the aggregate principal amount of $2.4 million (assuming an initial public offering price of $12.00 per share). Concurrently with the Reorganization, CGII will assume the Predecessor's obligations with respect to undistributed subchapter S corporation taxable income through the date of the Reorganization, estimated at $3.6 million, and will issue promissory notes in such amount to evidence such obligations (the "Distribution Notes" and, together with the Exchange Notes, the "Reorganization Notes"). See "The Company -- The Reorganization." In addition, upon the closing of the Offering, the Company will acquire (the "Acquisition"), in exchange for consideration consisting of cash and shares of Common Stock, all of the issued share capital of Roda Limited ("Roda"), an English corporation. Unless otherwise indicated or the context otherwise requires, all references herein to the "Company" mean the Predecessor alone with respect to periods prior to the Offering or CGII and its subsidiaries (including Roda) with respect to periods after the Offering. In addition, unless otherwise indicated, (i) all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option and (ii) the exchange rate used for conversion from Pounds Sterling to United States Dollars is $1.63 (the exchange rate in effect on February 12, 1998).


                                  THE COMPANY

     Cunningham Graphics International, Inc. provides a wide range of graphic communications services to financial institutions and corporations, focusing on producing and distributing time-sensitive analytical research and marketing materials and on providing on-demand printing services. The Company, which commenced operations in 1989, currently operates on a global basis through its facilities in the United States and through alliances with Roda Limited, its strategic partner in the United Kingdom, and with its strategic partner in Hong Kong. The Company believes that it is presently among the largest volume producers of financial research reports in the world, having produced over 2 billion pages during 1997.

     The Company estimates that in 1997 the commercial printing and document production market accounted for more than $80 billion in revenue in the United States and over $10 billion in revenue in the United Kingdom, based upon information from certain trade associations and other industry sources. The printing and document management business in the United States is highly fragmented with approximately 50,000 companies presently in operation, only approximately 20% of which are estimated to have annual net sales in excess of $2 million. The Company believes that the commercial printing and document production business is similarly fragmented in the United Kingdom and in certain other markets. The printing and document management industry has evolved significantly over the last several years, driven in large part by rapid advances in publishing and electronic information technology. The Company believes that the growth of the printing and document production industry has been due to various factors, including (i) the increasing volume, complexity and variety of documents and printed materials produced by businesses worldwide,
(ii) the increasing demand by businesses for the global dissemination of time-sensitive information, and (iii) the growing trend of businesses to outsource their in-house printing operations (e.g., print shops, copy centers and document management facilities) to document professionals equipped to provide these services more efficiently and cost-effectively.

     Graphic communications services provided by the Company include digital communications, document management, offset printing, digital printing, data output, bindery, fulfillment services, mailing services and outsource services. The Company prints brochures, booklets, confirmations of trade, client statements and adhesive books to meet the daily, weekly and monthly needs of its customers. To facilitate the rapid distribution of documents globally, the Company has designed and implemented the World Research Link(TM), an array of electronic data communication networks linking each of the Company's facilities with its strategic operating partners and major customers. To date, the Company has established extensive client relationships with leading companies in the financial services, insurance and publishing industries, including CS First Boston, Inc., Deutsche Morgan Grenfell, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch & Co., Inc., The Prudential Insurance
Company of America, Empire Blue Cross/Blue Shield, New York Life Insurance Company, FIND/SVP, Inc. and The McGraw-Hill Company, respectively.

     The Company has experienced significant growth, with net sales growing from $17.3 million for the year ended December 31, 1995 to $35.7 million ($42.7 million pro forma for the Acquisition) for the year ended December 31, 1997 and income from operations growing over the same period from $528,000 to $2.4 million ($3.2 million pro forma for the Acquisition), representing compounded annual growth rates of 43.6% and 113.2%, respectively. The Company intends to continue its growth strategy by (i) pursuing acquisitions and establishing strategic alliances to expand and strengthen the Company's business reach in target markets worldwide, (ii) pursuing outsourcing opportunities through the assimilation of in-house printing operations of third-party businesses, (iii) expanding the scope and volume of services offered, (iv) actively cross-selling existing or newly-added products or services to its customers worldwide, and (v) improving the operating efficiency of its existing operations. Pursuant to its growth strategy, concurrently with the closing of the Offering, the Company will acquire its London-based strategic partner Roda. Roda provides printing and document output and management services to financial services companies, primarily in the United Kingdom and European markets.

     The Company's senior officers have extensive experience in the graphic communications services industry, having been employed by the Company for an average of approximately 6 years and having an average of approximately 19 years of industry experience. The Company's Chairman, President and Chief Executive Officer, Michael R. Cunningham, founded the Company and has been actively involved in the industry for over 15 years. The Company believes that, based on the proven track record of its experienced management team and the wide range of services it provides, it is well-positioned to capitalize on the increasing outsourcing trend as well as on consolidation opportunities in the industry.



                                  THE OFFERING

Common Stock offered.......     2,100,000 shares

Common Stock to be outstand-
 ing after the Offering....     4,865,000 shares(1)(2)

Use  of  proceeds..........     Of the total  net  proceeds  from the  Offering,
                                approximately  $6.1 million will be used to fund
                                the cash portion of the purchase price for Roda,
                                approximately $1.4 million will be used to repay
                                certain indebtedness of Roda to its stockholders
                                (the "Roda Seller Debt"), $6.0 million (assuming
                                an initial  public  offering price of $12.00 per
                                share) will be used to repay the  Reorganization
                                Notes,   representing  certain  indebtedness  to
                                existing stockholders of the Company,  and up to
                                $1.0   million   will  be  used  to  repay  bank
                                indebtedness. The remaining net proceeds will be
                                used  for   working   capital  and  for  general
                                corporate purposes, which may include capital expenditures, marketing activities and future strategic acquisitions.

Proposed Nasdaq symbol.....     CGII


----------

(1) Includes shares of Common Stock to be issued in connection with the Reorganization and the Acquisition.

(2) Does not include 600,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans, under which options to purchase 230,800 shares have been granted at an exercise price equal to the initial public offering price, subject to consummation of the Offering. See "Management -- Stock Option Plans."

                            SUMMARY FINANCIAL DATA


     The following summary financial data is qualified in its entirety by the more detailed information in the financial statements of the Predecessor and the related notes thereto, the consolidated financial statements of Roda and the related notes thereto and the pro forma financial information appearing elsewhere in this Prospectus.


                                                                         YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------------------
                                                   1994       1995       1996                      1997
                                                ---------- ---------- ---------- -----------------------------------------
                                                                                        ACTUAL            PRO FORMA(1)
                                                                                 -------------------- --------------------
                                                                                                          (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 STATEMENT OF INCOME DATA:
 Net sales ....................................  $15,927    $17,327    $23,193      $     35,744         $     42,705
 Operating expenses:
  Costs of production .........................   12,085     12,860     17,616            26,894               31,187
  Selling, general and administrative .........    3,151      3,441      4,270             5,794                7,212
  Depreciation and amortization ...............      448        498        563               694                1,114
                                                 -------    -------    -------      ------------         ------------
                                                  15,684     16,799     22,449            33,382               39,513
                                                 -------    -------    -------      ------------         ------------
 Income from operations .......................      243        528        744             2,362                3,192
  Interest expense ............................     (173)      (257)      (234)             (250)                (595)
  Other income ................................       --          2         48                35                  121
                                                 -------    -------    -------      ------------         ------------
 Income before income taxes ...................       70        273        558             2,147                2,718
  Provision for income taxes ..................        7          6         56               129                  394
                                                 -------    -------    -------      ------------         ------------
 Net income ...................................  $    63    $   267    $   502      $      2,018         $      2,324
                                                 =======    =======    =======      ============         ============
 PRO FORMA DATA (UNAUDITED):
 Income before income taxes ...................                                     $      2,147         $      2,718
  Pro forma provision for income taxes ........                                              880 (2)            1,142 (3)
                                                                                    ------------         ------------
 Pro forma net income .........................                                     $      1,267         $      1,576
                                                                                    ============         ============
 Pro forma earnings per share .................                                     $       0.41         $      0.42
                                                                                    ============         ============
 Pro forma shares outstanding .................                                        3,095,261 (4)        3,774,219 (5)
                                                                                    ============         ============
 Pro forma as adjusted earnings per share .....                                                          $       0.34 (6)
                                                                                                         ============
 Pro forma as adjusted shares outstanding .....                                                             4,865,000 (7)
                                                                                                         ============




                                                                               AT DECEMBER 31, 1997
                                                                            ---------------------------
                                                                                           PRO FORMA
                                                                              ACTUAL     AS ADJUSTED(8)
                                                                            ---------   ---------------
                                                                                          (UNAUDITED)
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ...............................................    $    67        $ 8,447
Working capital .........................................................        728          8,703
Total assets ............................................................     10,938         33,367
Long-term debt and capitalized lease obligations, net of current portion       1,517          2,179
Stockholders' equity ....................................................      3,151         21,765

                                               (See footnotes on following page)

(footnotes  from previous page)

(1) Gives  effect  to the Reorganization and the Acquisition as if they each had
    occurred   on  January  1,  1997.  See  the  Unaudited  Pro  Forma  Combined
    Financial Statements.


(2) Reflects an increase of $751,000 for income taxes computed utilizing an overall effective tax rate of 41% as if the Company had been a C corporation since January 1, 1997.


(3) Reflects a pro forma provision for income taxes for the Company and Roda on a combined basis computed utilizing effective tax rates of 41% for United States income taxes and 31% for United Kingdom income taxes.

(4) Reflects (i) the initial CGII founding share, (ii) 2,595,260 shares to be issued in the Reorganization, and (iii) 500,000 shares, representing the number of shares having a value (based upon an assumed initial public offering price of $12.00 per share) corresponding to the principal amount of the Reorganization Notes.

(5) Reflects (i) the shares described in footnote (4) above, (ii) 169,739 shares issuable in connection with the Acquisition, and (iii) 509,219 shares, representing the number of shares having a value (based upon an assumed initial public offering price of $12.00 per share) corresponding to the cash liability payable to the Roda stockholders in connection with the Acquisition.

(6) Reflects the elimination of interest expense of $142,000 ($98,000 net of taxes) on the Roda Seller Debt of approximately $1.4 million (850,000 pounds) to be repaid through the application of a portion of the net proceeds from the Offering. See "Use of Proceeds."

(7) Reflects CGII shares to be outstanding, including (i) the initial CGII founding share, (ii) 2,595,260 shares to be issued in the Reorganization,
    (iii) 169,739 shares issuable in connection with the Acquisition and (iv) 2,100,000 shares to be sold in the Offering. See "The Company -- The Reorganization."

(8) Gives effect to the following transactions as if they had occurred on December 31, 1997: (i) the Reorganization; (ii) the Acquisition; and (iii) the sale of 2,100,000 shares of Common Stock offered hereby and the use of proceeds therefrom, including: (a) the repayment of the Reorganization Notes, (b) the satisfaction of the liability for the cash payable to the Roda stockholders of $6.1 million (assuming an initial public offering price of $12.00 per share), (c) the repayment of the Roda Seller Debt, and (d) the repayment of long-term debt of $1.0 million to third-parties. See the Unaudited Pro Forma Combined Financial Statements and "Use of Proceeds."

                                 RISK FACTORS

     An investment in the shares of Common Stock being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus contains forward-looking statements which involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Industry Background," "Business -- Business Strategy," Business -- Graphic Communications Services," "Business -- Printing Operations," "Business -- Global Network," "Business -- Sales and Marketing," and "Business -- Competition," as well as in this Prospectus generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.


RELIANCE ON LIMITED NUMBER OF CUSTOMERS

     The Company's five largest customers accounted for approximately 65% of its net sales for the year ended December 31, 1997. The Company's largest customer, Goldman, Sachs & Co. accounted for approximately 24% of the Company's net sales during 1997. Although the Company has had long-term relationships with its significant customers, the Company's customers generally may terminate their relationships with the Company upon minimal, if any, advance notice and there can be no assurance that these relationships will continue. The termination of the relationships with any one or more significant customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there has been a trend toward consolidation in the financial services industry and a merger or acquisition involving any of the Company's principal customers resulting in the termination of such a
relationship  could  have  a  material  adverse  effect  on  the  Company.   See
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."


DEPENDENCE ON FINANCIAL SERVICES INDUSTRY


     To date, the Company has focused the marketing of its services primarily on companies within the financial services industry and the Company expects to continue this focus. As a result, the Company's results of operations will be particularly sensitive to fluctuations in the economy or financial markets affecting this industry. Any event adversely affecting the financial services industry could adversely affect the Company. The Company's success in increasing its revenues will also depend, in part, on its ability to attract new business from customers outside the financial services industry. No assurance can be given that the Company will be successful in attracting new customers in different industries.


INTEGRATION OF RODA

     Following the Acquisition, the success of the Company will depend, in part, on the Company's ability to centralize accounting and administrative systems and eliminate unnecessary duplication of functions. Although Roda's business is similar to a portion of the businesses conducted by the Company's Predecessor, Roda operates in a foreign market that is distinct from the Predecessor's market. There are differences in technologies, cultural and business customs, applicable laws, operating and labor matters and currencies that will place substantial strains upon the Company's ability to integrate the business of Roda into its existing business. In addition, management of the Company has no experience in operating facilities that are outside the United States or geographically separated. No assurance can be given that the Company's senior management group will be able to integrate and manage effectively the newly acquired operations of Roda. Roda's printing operations in London have, to date, been conducted independently of the Company, as a separate business. Consequently, there can be no assurance that operating results of the Company will match or exceed the combined individual operating results achieved by the Predecessor and Roda prior to the Acquisition.

RISKS RELATED TO THE COMPANY'S EXPANSION STRATEGY

     The Company intends to seek to expand its operations through the acquisition of additional businesses which provide commercial, digital and time-sensitive printing services and through the expansion of its outsourcing business by assimilating additional customers' document management operations. There can be no assurance that the Company will be able to identify, successfully integrate or profitably manage any such businesses or operations. The proposed expansion may involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if competition for acquisition candidates or assumed operations were to increase, the cost of acquiring businesses or assuming customers' operations could increase materially. The inability of the Company to implement and manage its expansion strategy successfully may have a material adverse effect on the business and future prospects of the Company. See "Business -- Business Strategy."


MANAGEMENT OF GROWTH

     The Company is continuing to experience significant growth, which has placed, and could continue to place, a strain on the Company's managerial and other resources. From December 1995 through January 1998, the number of the Company's employees increased from 186 to 370 and further increases are anticipated during 1998. The Company's future performance and profitability will depend, in large part, on its ability to manage its growth, particularly with respect to a workforce that is geographically dispersed, while continuing to integrate the operations of additional companies and to expand its current business. In order to manage growth successfully, the Company will be required to continue to improve its operational, financial and other internal systems and the training, motivation and management of its employees. If the Company is unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected.


NEED FOR ADDITIONAL FINANCING

     The Company will need additional funds to implement its acquisition and internal growth strategies. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through additional debt or equity financings. Moreover, the Company may seek to use its Common Stock for all or a portion of the consideration to be paid in future acquisitions, the issuance of which may result in dilution to investors in the Offering. The extent to which the Company will be able or willing to use its Common Stock for this purpose will depend on its market value from time to time and the willingness of potential acquisition candidates to accept Common Stock as part of the consideration for the sale of their businesses. If the Company is unable to use its Common Stock to make future acquisitions, the Company may be required to use more of its cash resources, if available, to initiate and maintain its acquisition program. There can be no assurance that the Company will be able to obtain additional financing as needed. As a result, the Company might be unable to implement its acquisition strategy, which would have a material adverse effect on the future prospects of the Company. See "Business -- Business Strategy."

     The Company has a $2.0 million revolving line of credit from Summit Bank under which $1.8 million was available as of February 1, 1998. The Company intends to use the line of credit for working capital, equipment purchases and other general corporate purposes. The Company's line of credit expires on May 30, 1998. Although the Company intends to seek to renew the line, no assurance can be given that the line of credit will be renewed or that it will be renewed on terms that are acceptable to the Company. In addition, there can be no assurance that this or any future line of credit will be sufficient for the Company's needs or that the Company will be able to obtain other financing on terms that are acceptable to the Company. See "Business -- Business Strategy."

RISK OF INTERNATIONAL OPERATIONS

     On a pro forma basis after giving effect to the Acquisition, sales to customers outside the United States would have accounted for 16% of the Company's net sales in the year ended December 31, 1997, and the Company anticipates that foreign sales will account for a significant portion of net sales in the foreseeable future. Risks inherent in the Company's international business activities include the fluctuation of currency exchange rates, various and changing regulatory requirements, increased sales and marketing expenses, political and economic instability, difficulty in staffing and managing foreign operations, potentially adverse taxes, complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE ON TECHNOLOGY; RISK OF TECHNOLOGICAL OBSOLESCENCE

     The success of the Company will be highly dependent on its ability to acquire and utilize competitive computer output and document production technologies that are not readily available on a cost-effective basis to the Company's existing and potential customers, thereby creating the incentive for such customers to outsource various services to the Company. Increasing use of the Internet and other electronic means of delivering information which has traditionally been delivered in paper form could substantially erode the Company's core business of printing financial research reports. There can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) will not reduce or supplant the physical delivery of documents as a preferred medium for the Company's customers, which could in turn adversely affect the Company's business. The emergence of services by competitors of the Company incorporating new technologies could render some or all of the Company's services unmarketable or obsolete. There can be no assurance that the Company will be able to obtain the rights to use any such new technologies, that it will be able to implement effectively such new technologies on a cost-effective basis or that new technologies will not render noncompetitive or obsolete the Company's role as a provider of computer output and document management services. In addition, in order to maintain state-of-the-art technologies, the Company will have to make significant capital expenditures, which will require the Company to obtain additional financing. There can be no assurance that the Company will be able to obtain such additional financing. See "Business -- Graphic Communications Services."


VARIABILITY OF QUARTERLY RESULTS

     The Company's quarterly operating results have been and will continue to be subject to variation, depending upon factors such as the mix of business among the Company's services, the cost of materials, labor and technology, particularly in connection with the delivery of business services, the costs associated with initiating new outsourcing contracts, the economic condition of the Company's target markets, seasonal concerns and the costs of acquiring and integrating new businesses. Although most of the Company's long-term contracts for the provision of business services provide for pricing adjustments to reflect the actual costs of materials incurred by the Company, these adjustments typically occur on a quarterly and annual basis and therefore may add to fluctuations in quarterly and annual operating results of the Company.


RISK OF BUSINESS INTERRUPTIONS AND DEPENDENCE ON SINGLE FACILITIES FOR CERTAIN SERVICES

     The Company's business is particularly sensitive to meeting deadlines and performing services for numerous clients on an overnight basis. Certain of the Company's existing operations are performed exclusively at either its Jersey City or Manhattan locations and such operations are dependent on the availability of continuous computer, electrical and telephone service. All of Roda's operations are performed at its single London location. As a result, any disruption of day-to-day operations could have a material adverse effect upon the Company. While the Company has, and intends to develop additional, reciprocal relationships with major printing and document production companies in locations elsewhere in the United States and near London for back-up facilities in the event of emergencies, there can be no assurance that the loss or disruption of any services affecting one or more of the Company's facilities would not disable the Company, at least temporarily. Any interruption in its ability to provide services, however brief, could result in the Company being unable to satisfy the needs of clients and could adversely affect the Company's business and its reputation within the industry. See "Business -- Graphic Communications Services," "-- Printing Operations" and "-- Facilities."



BENEFITS TO INSIDERS

     The Company will use $6.0 million of the net proceeds of the Offering (assuming an initial public offering price of $12.00 per share) to repay the Reorganization Notes, which represent indebtedness incurred in connection with the Reorganization to the stockholders of the Predecessor, Michael R. Cunningham, Gordon Mays, Timothy Mays and trusts for the benefit of their respective children. All three individuals are executive officers of the Company. Mr. Cunningham and Gordon Mays are also directors of the Company. The representations and warranties made by the stockholders of the Predecessor to the Company in connection with the Reorganization are limited generally to their ownership of the equity interests being conveyed and do not cover undisclosed liabilities or other matters relating to the Predecessor's business. Accordingly, the Company will have only limited recourse against the stockholders of the Predecessor. See "The Company -- The Reorganization," "Use of Proceeds" and "Certain Transactions -- The Reorganization."


COMPETITION

     The graphic communications services industry is highly competitive. In each of the lines of business in which the Company provides services, it competes with a variety of companies, many of which have greater financial and other resources than the Company, or are subsidiaries or divisions of larger organizations. In particular, the industry is characterized by a small number of large, dominant organizations. No assurances can be given that the Company will be able to compete effectively against the larger companies in this industry. During recent periods of economic downturn, excess production capacity in the Company's business sectors has resulted in more competitive pricing, reducing the earnings of the Company. In addition, a significant source of competition is the in-house capability of the Company's target customer base. There can be no assurance that these businesses will outsource more of their printing and document management needs or that such businesses will continue to seek such outsourcing services. See "Business -- Competition."


FLUCTUATIONS IN THE PRICE AND AVAILABILITY OF SUPPLIES

     Prices for paper and other raw materials used by the Company may increase from time to time in the future. Any significant increases in the prices of these materials that cannot be passed on to customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, increases in the prices of supplies and other materials might cause some of the Company's customers to utilize alternative technologies in their respective businesses that do not involve the use of paper or the mail, such as the Internet. Although the Company purchases raw materials from a varied group of suppliers, it is dependent upon a stable availability of paper and other supplies to continue its operations. Should shortages develop either for any of the Company's suppliers or generally within the industry, the Company would be unable to produce printed materials on a consistent basis and its business would be materially adversely affected.


RELIANCE ON SENIOR MANAGEMENT

     The Company's operations will continue to be dependent on the continued services of its executive officers, including the senior management of Roda and additional senior management personnel which the Company intends to employ. Furthermore, the Company will likely be dependent on the senior management of any companies that may be acquired in the future. The Company has employment agreements with each of its senior executive officers. However, if any of these individuals elect not to continue in their roles with the Company, or if the Company is unable to attract and retain senior management, the Company's business could be adversely affected. The Company maintains key executive life insurance for Michael R. Cunningham, its President and Chief Executive Officer, in the amount of $3.0 million. See "Management."

NEED TO ATTRACT AND RETAIN KEY PERSONNEL IN HIGHLY COMPETITIVE MARKETPLACE; LABOR DELAYS

     The Company's performance will depend, to a large extent, on the continued service of key technical employees and its ability to attract, retain and motivate such personnel. Competition for such personnel is intense, particularly for highly skilled and experienced technical personnel who perform the Company's information technology services. Such technical personnel are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract, retain and motivate such personnel in the future, and the inability to do so could have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, a strike or other labor-related delay or stoppage could have a material adverse effect upon the Company's business, operations and financial condition.


ENVIRONMENTAL RISKS; GOVERNMENTAL REGULATIONS

     The Company's business is subject to a variety of federal, state and local laws, rules and regulations. Its production facilities in the United States are governed by laws and regulations relating to workplace safety and worker health, primarily the Occupational Safety and Health Act ("OSHA") and the regulations promulgated thereunder. Comparable laws and regulations exist in the United Kingdom, in particular, the Health and Safety at Work etc. Act 1974 and the numerous regulations issued under it. The Company believes that it is in substantial compliance with OSHA and its United Kingdom counterparts.

     The Company is also subject to environmental laws and regulations of the United States, the United Kingdom and the various States in which it operates concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. The printing business generates substantial quantities of inks, solvents and other waste products requiring disposal. The Company typically recycles waste paper, and contracts for the removal of waste ink and other waste products. The Company believes it is in substantial compliance with all applicable air quality, waste disposal and other environmental-related laws and regulations. However, there can be no assurance that future changes in such laws and regulations will not have a material adverse effect on the Company's operations.


CONTROL BY CERTAIN STOCKHOLDERS

     Following the completion of the Offering, the directors and other executive officers of the Company, and entities affiliated with them, will beneficially own approximately 54.1% of the then outstanding shares of Common Stock (50.9% if the Underwriters' over-allotment option is exercised in full). Accordingly, present management of the Company is likely to continue to exercise substantial control over the Company's affairs. These stockholders, acting together, would be able to elect a sufficient number of directors to control the Company's Board of Directors and would be able to approve or disapprove any matter submitted to a vote of stockholders. In addition, because the Company has adopted a staggered Board of Directors, stockholders will be less able to alter the composition of the Board of Directors. See "Principal Stockholders" and "Description of Capital Stock -- Staggered Board of Directors."



ABSENCE OF PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Common Stock offered hereby will be determined by negotiations between the Company and the Underwriter and may bear no relationship to the price at which the Common Stock will trade after completion of the Offering. See "Underwriting" for factors to be considered in determining such offering price.


POTENTIAL EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Upon the consummation of the Reorganization, the Acquisition and the Offering, 4,865,000 shares of Common Stock will be outstanding. The 2,100,000 shares of Common Stock being sold in the Offering will be freely tradable unless acquired by affiliates of the Company. The remaining shares outstanding may be sold publicly only following their effective registration under the Securities Act, or pursuant to an available exemption (such as provided by Rule 144 following a holding period for previously unregistered shares) from the registration requirements of the Securities Act. Upon the consummation of the Offering, the Company will have outstanding under its stock option plans options to purchase an aggregate of 230,800 shares of Common Stock at the initial public offering price. The Company intends to register the shares issuable upon exercise of options granted under the stock option plans, and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- Stock Option Plans." The Company, the existing stockholders of the Predecessor and the officers and directors of the Company have agreed for a period of 180 days from the consummation of the Offering not to offer, sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or grant any options or warrants to purchase any shares of Common Stock without the prior written consent of Schroder & Co. Inc., except that the Company may grant options pursuant to its stock option plans and may issue privately placed shares of Common Stock in connection with acquisitions and pursuant to the Company's stock option plans. See "Shares Eligible For Future Sale." Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock.


DILUTION

     Investors purchasing shares of the Common Stock in the Offering will experience immediate and substantial dilution of $9.76 per share (assuming an initial public offering price of $12.00 per share) in the net tangible book value of their shares. See "Dilution."


EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is empowered to issue common stock and preferred stock without stockholder action. The existence of this "blank-check" common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue any such securities, other than the Common Stock being issued in connection with the Reorganization, the Offering and the Acquisition. See "The Company -- The Reorganization" and "- The Roda Acquisition" and "Description of Capital Stock." In addition, the New Jersey Shareholders Protection Act prohibits certain persons from engaging in business combinations with the Company. See "Description of Capital Stock."


POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock offered hereby could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the securities offered hereby, variations in the Company's operating results, new statutes or government regulations. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Such market fluctuations also may adversely affect the market price of the Common Stock. Accordingly, there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.


DIVIDEND POLICY

     The Company expects to retain any earnings to finance the operations and expansion of the Company's business. The Company's existing Loan and Security Agreement with Summit Bank may, under certain circumstances, restrict the Company's ability to pay dividends. Moreover, any additional debt financing that the Company arranges in the future is likely to restrict the payment of dividends. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY


GENERAL

     The Predecessor commenced operations in 1989. The Company was incorporated in New Jersey in January 1998 in contemplation of the Offering and to effect the Reorganization. The Company's executive offices are located at 629 Grove Street, Jersey City, New Jersey and its telephone number is (201) 217-1990.


THE REORGANIZATION

     Immediately prior to the Offering, the Predecessor will be reorganized such that the stockholders of the Predecessor will contribute all of the outstanding shares of common stock of the Predecessor to CGII in exchange for a total of 2,595,260 shares of Common Stock and the Exchange Notes. Upon completion of the Reorganization, CGII will have 2,595,261 shares of Common Stock outstanding. The principal amount of the Exchange Notes will be $2.4 million, assuming an initial public offering price of $12.00 per share. Such principal amount will be subject to adjustment for any change in the initial public offering price from $12.00 per share. Concurrently with the Reorganization, CGII will assume the Predecessor's obligations with respect to undistributed S corporation taxable income through the date of the Reorganization, estimated to total $3.6 million, and will issue Distribution Notes in such amount to evidence such obligations. The principal amount of the Exchange Notes was determined by the Company in connection with the Reorganization based on a number of factors, including the value of the enterprise contributed to the Company. The principal amount of the Distribution Notes was determined by the Company based upon the actual amount of undistributed S corporation taxable income as of December 31, 1997 and the anticipated additional undistributed S corporation taxable income during the period January 1, 1998 through the expected date of the Reorganization. The Company intends to repay the Reorganization Notes from the net proceeds of the Offering. The representations and warranties made by the stockholders of the Predecessor to the Company in connection with the Reorganization are limited generally to their ownership of the equity interests being conveyed and do not cover undisclosed liabilities or other matters relating to the Predecessor's business. Accordingly, the Company will have only limited recourse against the stockholders of the Predecessor. See "Risk Factors -- Benefits to Insiders," "Use of Proceeds" and "Certain Transactions -- The Reorganization."


THE RODA ACQUISITION

     Concurrently with the consummation of the Offering, the Company will acquire all of the issued share capital of Roda pursuant to an agreement dated January 16, 1998 (the "Roda Purchase Agreement") for an aggregate consideration of approximately $8.1 million. The $8.1 million consideration will be satisfied by (i) the delivery of 169,739 shares of Common Stock, which will be valued at the initial public offering price, and (ii) a cash payment for the balance of the consideration ($6.1 million, assuming an initial public offering price of $12.00 per share). In addition to the consideration, Roda's outstanding indebtedness will be reflected on the Company's consolidated balance sheet from and after the consummation of the Acquisition. As of December 31, 1997, Roda had approximately $4.3 million of indebtedness outstanding, including the Roda Seller Debt. Under the terms of the Roda Purchase Agreement, the Company has committed to cause Roda to repay the entire $1.4 million (850,000 pounds) of the Roda Seller Debt within 28 days following the closing. The Company intends to repay this indebtedness from the proceeds of the Offering. In order to secure the performance by the selling stockholders of Roda of certain warranties and covenants, $444,800 (275,000 pounds) of the cash portion of the consideration will be held in escrow until one year following the closing. The obligations of the parties under the Roda Purchase Agreement are contingent upon the closing of the Offering.

     Roda provides printing and document output and management services to financial services companies primarily in the United Kingdom and European markets, and has been a strategic partner in the World Research Link(TM). Upon completion of the Offering, Roda will become a wholly-owned subsidiary of the Company and its day-to-day operations in London will continue to be supervised by its current management team. Peter L. Furlonge, who has been a senior executive officer of Roda since

1989, and its chief executive officer since 1995, is continuing in such capacity pursuant to an employment agreement. Two other key employees of Roda will also enter into employment agreements with Roda incidental to the Acquisition. See "Business -- Graphic Communications Services" and "-- Global Network."


                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $22.6 million ($26.2 million if the Underwriter's over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share. Of this amount, approximately $6.1 million (assuming an initial public offering price of $12.00 per share) will be used to fund the cash portion of the consideration for the acquisition of Roda, and approximately $1.4 million (850,000 pounds) will be used to repay the Roda Seller Debt. See "The Company -- The Roda Acquisition." The Roda Seller Debt, which has no specified maturity date, bears interest at the rate of 10% per annum, payable semi-annually. Pursuant to the Roda Purchase Agreement, the Company has agreed to repay the Roda Seller Debt within 28 days following the closing of the Acquisition. The Company expects to use $6.0 million (assuming an initial public offering price of $12.00 per share) to repay the Reorganization Notes, representing indebtedness to the stockholders of the Predecessor. See "The Company -- The Reorganization." The Reorganization Notes bear no interest and have no specified maturity date. The Company also intends to repay up to $1.0 million of indebtedness to Summit Bank under its term loan. The term loan bears interest at a rate of 8.5% per annum and matures on December 1, 2001. The remaining net proceeds of the Offering, estimated to be approximately $8.1 million, will be used for working capital and general corporate purposes, which may include capital expenditures, marketing activities and strategic acquisitions. The Company currently has no agreement or understanding with respect to any future acquisitions. Pending the use of the net proceeds, the Company will invest the net proceeds in short-term, United States government securities.


                                DIVIDEND POLICY

     Following the Offering, it will be the policy of the Company's Board of Directors to retain all future earnings to finance the operation and expansion of the Company's business. Accordingly, the Company does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. The payment of cash dividends in the future will be at the sole discretion of the Company's Board of Directors and will depend on, among other things, the Company's earnings, operations, capital requirements, financial condition, restrictions in then existing financing agreements, and other factors deemed relevant by the Board of Directors. In addition, the Company's existing Loan and Security Agreement with Summit Bank may, under certain circumstances, restrict the Company's ability to pay dividends.

     Prior to the Reorganization, the Company was an S corporation within the meaning of (section)1361 of the Internal Revenue Code of 1986, as amended (the "Code"), and made distributions to its stockholders in respect of income which was taxable to such stockholders under the applicable provisions of the Code. In connection with the Reorganization, the Company will pay to the stockholders of the Predecessor the amounts of their respective undistributed S corporation taxable income through the anticipated date of the Reorganization by delivery of the Distribution Notes. See "The Company -- The Reorganization." A portion of the net proceeds of the Offering will be used to repay the Distribution Notes. See "Use of Proceeds."

                                CAPITALIZATION

     The following table sets forth at December 31, 1997, (i) the actual short term debt and consolidated capitalization of the Predecessor and (ii) the pro forma capitalization of the Company as adjusted to give effect to the Reorganization, the Acquisition, and the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." The capitalization table should be read in connection with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Combined Financial Statements, the Company's financial statements and related notes thereto and Roda's consolidated financial statements and related notes thereto included elsewhere in this Prospectus.


                                                                AS OF DECEMBER 31, 1997
                                                               --------------------------
                                                                                COMPANY
                                                                               PRO FORMA
                                                                PREDECESSOR   AS ADJUSTED
                                                               ------------- ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                      SHARE DATA)
     Short-term debt, including current portion of long-term
       debt and capitalized lease obligations ................     $  885       $ 1,870
                                                                   ======       =======
     Long-term debt and capitalized lease obligations, net
       of current portion ....................................     $1,517       $ 2,179
     Stockholders' equity:
       Preferred stock, no par value, 10,000,000 shares
        authorized; none issued and outstanding ..............         --            --
       Common stock, no par value, 30,000,000 shares
        authorized; and 4,865,000 shares issued and
        outstanding, pro forma as adjusted(1) ................          6        21,765
     Additional paid-in capital ..............................        734            --
     Retained earnings .......................................      2,411            --
                                                                   ------       -------

     Total stockholders' equity ..............................      3,151        21,765
                                                                   ------       -------

     Total capitalization ....................................     $4,668       $23,944
                                                                   ======       =======



----------
(1) Does not include 600,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans, under which options to purchase 230,800 shares have been granted at the initial public offering price subject to consummation of the Offering. See "Management -- Stock Option Plans" and "Underwriting."

                                   DILUTION

     The difference between the initial public offering price per share and net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of then outstanding shares of Common Stock. At December 31, 1997, the Predecessor's net tangible book value was $3.2 million, or $1.02 per share of Common Stock. After giving effect to (i) the Reorganization, (ii) the Acquisition, and (iii) the sale of the 2,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt and application of the estimated net proceeds therefrom (less underwriting discounts and commissions and estimated offering expenses), the adjusted pro forma net tangible book value of the Company as of December 31, 1997 would have been $10.9 million or $2.24 per share, representing an immediate increase in pro forma net tangible book value of $1.22 per share to existing stockholders and an immediate dilution of $9.76 per share to new investors.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:


          Assumed initial public offering price .........................                 $  12.00
                                                                                          --------
            Predecessor net tangible book value .........................    $  1.02

            Decrease attributable to the Reorganization .................      (1.96)

            Decrease attributable to the Acquisition ....................      (2.18)

            Increase attributable to investors in this offering .........       5.36
                                                                             -------
          Pro forma as adjusted net tangible book value of the
            Company after the Offering ..................................                     2.24
                                                                                          --------
          Dilution to new investors .....................................                 $   9.76
                                                                                          ========


     The following table summarizes the number of shares of Common Stock issued by the Company, the total consideration paid to the Company, and the average price per share paid by the existing stockholders, the Roda stockholders and the new investors. For purposes of the total consideration and average price per share paid by the existing stockholders, the Company has based such valuation on the aggregate amount of such stockholders' cash equity contributions to the Predecessor without deducting distributions paid to such stockholders.


                                      SHARE PURCHASED          TOTAL CONSIDERATION
                                  -----------------------   -------------------------    AVERAGE PRICE
                                     NUMBER      PERCENT        AMOUNT       PERCENT       PER SHARE
                                  -----------   ---------   -------------   ---------   --------------
Existing stockholders .........   2,595,261        53.3%    $   740,000         2.6%       $  0.29
                                                            -----------
Roda stockholders .............     169,739         3.5       2,037,000         7.3        $ 12.00
New investors .................   2,100,000        43.2      25,200,000        90.1        $ 12.00
                                  ---------       -----     -----------       -----
Total .........................   4,865,000       100.0%    $27,977,000       100.0%
                                  =========       =====     ===========       =====

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Underwriting."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements are based on the historical financial statements of the Predecessor and Roda. The unaudited pro forma combined balance sheet, to the extent indicated, gives effect to: (i) the Reorganization, (ii) the Acquisition and (iii) the Offering, as if each occurred as of December 31, 1997. The unaudited pro forma combined statement of income gives effect to the Acquisition as if it occurred on January 1, 1997. With the exception of share and per share amounts, the Reorganization and the Offering have no effect on the unaudited pro forma combined statement of income.

     The unaudited pro forma combined financial statements give effect to the Acquisition under the purchase method of accounting. The Roda financial statements have been adjusted to conform to United States Generally Accepted Accounting Principles and have been converted into Dollars using the average exchange rate of $1.66 to 1.00 pound for the statement of income for the year ended December 31, 1997 and the year end exchange rate of $1.67 to 1.00 pound for the balance sheet as of December 31, 1997.

     The unaudited pro forma combined statement of income is not necessarily indicative of operating results which would have been achieved had the Acquisition been completed on January 1, 1997 and should not be construed as representative of future operating results. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of the Company and Roda Limited including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1997


                                                                                                                           RODA
                                                                                      REORGANIZATION         THE       (HISTORICAL
                                                                      PREDECESSOR   ADJUSTMENTS(1)(2)      COMPANY     CONVERTED)(3)
                                                                     ------------- -------------------   ----------- ---------------
                                                                                                  (IN THOUSANDS)
CURRENT ASSETS:
 Cash ..............................................................    $    67       $        --         $     67        $    2





 Accounts receivable ...............................................      5,673                --            5,673         1,381
 Inventories .......................................................        940                --              940           246
 Prepaid expenses and other current assets .........................         78                --               78           169
 Notes and advances receivable -- stockholder/officers .............        136                --              136            --
 Deferred income taxes .............................................         47               295 (1)          342            --
                                                                        -------       -----------         --------        ------
TOTAL CURRENT ASSETS ...............................................      6,941               295            7,236         1,798

 Property and equipment, net .......................................      3,579                --            3,579         1,442
 Goodwill and other assets .........................................        418                --              418         3,513
                                                                        -------       -----------         --------        ------
TOTAL ASSETS .......................................................    $10,938       $       295         $ 11,233        $6,753
                                                                        =======       ===========         ========        ======
CURRENT LIABILITIES
 Current portion of long-term debt -- third parties ................    $   407       $        --         $    407        $  780
 Revolving line of credit ..........................................        300                --              300            --
 Current portion of obligations under capital lease ................        178                --              178           205
 Accounts payable ..................................................      3,854                --            3,854           932
 Accrued expenses ..................................................      1,474                --            1,474           579
 Reorganization notes ..............................................         --             6,000 (2)        6,000            --
 Cash payable to Roda stockholders .................................         --                --               --            --
                                                                        -------       -----------         --------        ------
TOTAL CURRENT LIABILITIES ..........................................      6,213             6,000           12,213         2,496

 Long-term debt third parties -- net of current portion ............      1,185                --            1,185         1,195
 Obligations under capital lease -- net of current portion .........        332                --              332           467
 Notes payable -- related parties ..................................         --                --               --         1,419
 Deferred income taxes .............................................         57               354 (1)          411           165
 Other liabilities .................................................         --                --               --           138
                                                                        -------       -----------         --------        ------
TOTAL LIABILITIES ..................................................      7,787             6,354           14,141         5,880
TOTAL STOCKHOLDERS' EQUITY .........................................      3,151            (6,000) (2)      (2,908)          873
                                                                                              (59) (1)
                                                                        -------       -----------         --------        ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........................    $10,938       $       295         $ 11,233        $6,753
                                                                        =======       ===========         ========        ======

                                                                                                                           COMPANY
                                                                    ACQUISITION     COMPANY               OFFERING        PRO FORMA
                                                                  ADJUSTMENTS(4)   PRO FORMA           ADJUSTMENTS(5)    AS ADJUSTED
                                                                 ---------------- -----------        ------------------ ------------
                                                                                              (IN THOUSANDS)
CURRENT ASSETS:
 Cash ..........................................................    $      --       $    69             $   22,636         $ 8,447
                                                                                                               272
                                                                                                            (6,111)
                                                                                                            (1,419)
                                                                                                            (6,000)
                                                                                                            (1,000)

 Accounts receivable ...........................................           --         7,054                                  7,054
 Inventories ...................................................           --         1,186                     --           1,186
 Prepaid expenses and other current assets .....................           --           247                     --             247
 Notes and advances receivable -- stockholder/officers .........           --           136                     --             136
 Deferred income taxes .........................................           --           342                     --             342
                                                                    ---------       -------             ----------         -------
TOTAL CURRENT ASSETS ...........................................           --         9,034                  8,378          17,412

 Property and equipment, net ...................................           --         5,021                     --           5,021
 Goodwill and other assets .....................................         (100)       11,206                   (272)         10,934
                                                                       (3,513)
                                                                       10,888
                                                                    ---------       -------             ----------         -------
TOTAL ASSETS ...................................................    $   7,275       $25,261             $    8,106         $33,367
                                                                    =========       =======             ==========         =======
CURRENT LIABILITIES
 Current portion of long-term debt -- third parties ............    $      --       $ 1,187             $       --         $ 1,187
 Revolving line of credit ......................................           --           300                     --             300
 Current portion of obligations under capital lease ............           --           383                     --             383
 Accounts payable ..............................................           --         4,786                     --           4,786
 Accrued expenses ..............................................           --         2,053                     --           2,053
 Reorganization notes ..........................................           --         6,000                 (6,000)             --
 Cash payable to Roda stockholders .............................        6,111         6,111                 (6,111)             --
                                                                    ---------       -------             ----------         -------
TOTAL CURRENT LIABILITIES ......................................        6,111        20,820                (12,111)          8,709

 Long-term debt third parties -- net of current portion ........           --         2,380                 (1,000)          1,380
 Obligations under capital lease -- net of current portion .....           --           799                     --             799
 Notes payable -- related parties ..............................           --         1,419                 (1,419)             --
 Deferred income taxes .........................................           --           576                     --             576
 Other liabilities .............................................           --           138                     --             138
                                                                    ---------       -------             ----------         -------
TOTAL LIABILITIES ..............................................        6,111        26,132                (14,530)         11,602

TOTAL STOCKHOLDERS' EQUITY .....................................         (873)         (871)                22,636          21,765
                                                                        2,037
                                                                    ---------       -------             ----------         -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................    $   7,275       $25,261             $    8,106         $33,367
                                                                    =========       =======             ==========         =======


               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

   (1) As a result of the conversion from a S corporation to a C corporation the Company will record: (i) a deferred tax asset of $295,000, (ii) a deferred tax liability of $354,000, and (iii) the resulting net decrease in retained earnings of $59,000.

   (2) Reflects the issuance of the Reorganization Notes consisting of: (i) the $3.6 million Distribution Notes, the amount of which approximates the undistributed S corporation taxable income to the Predecessor stockholders estimated through the anticipated date of the Reorganization, and (ii) the $2.4 million Exchange Notes to be issued in consideration for a portion of the equity of the Predecessor (assuming an initial public offering price of $12.00 per share).

   (3) Historical balances for Roda at December 31, 1997 have been adjusted to conform to United States Generally Accepted Accounting Principles, including (i) the recognition of goodwill of $3.5 million related to a 1996 management buyout of Roda, (ii) the recording of a deferred tax liability of $165,000 and (iii) the resulting net increase to stockholders' equity of $3.3 million.

   (4) The aggregate consideration of $8.1 million payable to the Roda stockholders will consist of (i) 169,739 shares of Common Stock and (ii) a cash payment for the balance of the consideration. For presentation purposes, the shares issuable as part of the consideration have been valued at $2.0 million (assuming an initial public offering price of $12.00 per share), resulting in an assumed cash payment of $6.1 million which has been presented as "Cash Payable to Roda Stockholders." This liability will be satisfied with a portion of the net proceeds of the Offering.

       The purchase of Roda has been accounted for based upon available information regarding the estimated fair value of the assets and liabilities acquired as follows:


          Purchase price ..................   $ 8,148,000
          Acquisition costs ...............       100,000
          Net liabilities assumed .........     2,640,000
                                              -----------
          Goodwill ........................   $10,888,000
                                              ===========




       Roda's stockholders' equity of $873,000 and prior goodwill of $3.5 million have been eliminated in consolidation with the Company.

   (5) The Offering adjustments assume an initial public offering price of $12.00 per share and give effect to (i) the receipt of the assumed net proceeds of $22.6 million (after deducting underwriting discounts and commissions of $1.8 million and estimated offering expenses of $800,000),
       (ii) the recognition of a $272,000 portion of the offering expenses previously paid and deferred by the Predecessor at December 31, 1997,
       (iii) the repayment of the Reorganization Notes, (iv) satisfaction of the liability for cash payable to the Roda stockholders of $6.1 million, (v) the repayment of the $1.4 million (850,000 pounds) Roda Seller Debt and
       (vi) the repayment of $1.0 million of long-term debt to third parties.

                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1997





                                                                                  RODA
                                                           PREDECESSOR/       (HISTORICAL      ACQUISITION           COMPANY
                                                              COMPANY        CONVERTED)(1)     ADJUSTMENTS          PRO FORMA
                                                       -------------------- --------------- ----------------- --------------------
                                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales ............................................    $      35,744         $6,961         $      --         $      42,705
Operating expenses:
 Costs of production .................................           26,894          4,293                --                31,187
 Selling, general and administrative .................            5,794          1,418                --                 7,212
 Depreciation and amortization .......................              694            148                --                   842
 Amortization of goodwill ............................               --             90               (90)(2)               272
                                                                                                     272 (2)
                                                          -------------         ------         ---------         -------------
                                                                 33,382          5,949              (182)               39,513
                                                          -------------         ------         ---------         -------------
Income from operations ...............................            2,362          1,012              (182)                3,192
 Interest expense ....................................             (250)          (345)               --                  (595)
 Other income ........................................               35             86                --                   121
                                                          -------------         ------         ---------         -------------
Income before income taxes and minority interest......            2,147            753              (182)                2,718
 Provision for income taxes ..........................              129            265                --                   394
                                                          -------------         ------         ---------         -------------
Income before minority interest ......................            2,018            488              (182)                2,324
 Minority interest ...................................               --            106              (106) (3)               --
                                                          -------------         ------         ---------         -------------
Net income ...........................................    $       2,018         $  382         $     (76)        $       2,324
                                                          =============         ======         =========         =============
PRO FORMA DATA (UNAUDITED):
Income before income taxes ...........................    $       2,147                                          $       2,718
 Pro forma provision for income taxes ................              880 (4)                                              1,142 (5)
                                                          -------------                                          -------------
Pro forma net income .................................    $       1,267                                          $       1,576
                                                          =============                                          =============
Pro forma earnings per share .........................    $        0.41                                          $        0.42
                                                          =============                                          =============
Pro forma shares outstanding .........................        3,095,261 (6)                                          3,774,219 (7)
                                                          =============                                          =============
Pro forma as adjusted earnings per share .............                                                           $        0.34 (8)
                                                                                                                 =============
Pro forma as adjusted shares outstanding .............                                                               4,865,000 (9)
                                                                                                                 =============



           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

(1) Historical balances for Roda at December 31, 1997 have been adjusted to conform to United States Generally Accepted Accounting Principles, including the amortization of goodwill of $90,000 related to a 1996 management buyout of Roda and the recording of deferred taxes of $75,000.

(2) Reflects (i) the elimination of Roda's amortization of goodwill of $90,000 related to the 1996 management buyout of Roda and (ii) the Company's recognition of amortization of goodwill of $272,000 resulting from the Acquisition.

(3) Reflects the elimination of $106,000 of minority interest in the earnings of Roda.

(4) Reflects an increase of $751,000 for income taxes computed utilizing an overall effective tax rate of 41% as if the Company had been a C corporation since January 1, 1997.

(5) Reflects a pro forma provision for income taxes for the Company and Roda on a combined basis and computed utilizing effective tax rates of 41% for United States income taxes and 31% for United Kingdom income taxes.

(6) Reflects (i) the initial CGII founding share, (ii) 2,595,260 shares to be issued in the Reorganization, and (iii) 500,000 shares, representing the number of shares having a value (based upon an assumed initial public offering price of $12.00 per share) corresponding to the principal amount of the Reorganization Notes.

(7) Reflects (i) the shares described in footnote (6) above, (ii) 169,739 shares issuable in connection with the Acquisition, and (iii) 509,219 shares, representing the number of shares having a value (based upon an assumed initial public offering price of $12.00 per share) corresponding to the cash liability payable to the Roda stockholders in connection with the Acquisition.

(8) Reflects the elimination of interest expense of $142,000 ($98,000 net of taxes) on the Roda Seller Debt of approximately $1.4 million (850,000 pounds) to be repaid through the application of a portion of the net proceeds from the Offering. See "Use of Proceeds."

(9) Reflects CGII shares to be outstanding, including (i) the initial CGII founding share, (ii) 2,595,260 shares to be issued in the Reorganization,
    (iii) 169,739 shares issuable in connection with the Acquisition and (iv) 2,100,000 shares to be sold in the Offering. See "The Company -- The Reorganization."

                            SELECTED FINANCIAL DATA


     The following table sets forth selected historical financial data for the Predecessor and selected unaudited pro forma combined financial data for the Company. The selected historical financial data presented below as of and for the three years ended December 31, 1995, 1996 and 1997 are derived from the Predecessor's audited financial statements appearing elsewhere in this Prospectus and should be read in conjunction with those financial statements and the related notes appearing elsewhere in this Prospectus. The selected historical financial data presented below as of and for the years ended December 31, 1993 and 1994 are derived from the unaudited financial statements of the Predecessor for the year ended December 31, 1993 and audited financial statements of the Predecessor for the year ended December 31, 1994. The pro forma data are unaudited. The unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected financial data below should be read in conjunction with the Predecessor financial statements and the related notes thereto, the Unaudited Pro Forma Combined Financial Statements and the related notes thereto and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                           YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------
                                                1993        1994       1995        1996
                                           ------------- ---------- ----------  ----------
                                            (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT SHARE AND
                                                          PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales ................................   $ 13,959     $15,927    $17,327     $23,193
Operating expenses:
 Costs of production .....................      9,637      12,085     12,860      17,616
 Selling, general and administrative .....      3,053       3,151      3,441       4,270
 Depreciation and amortization ...........        281         448        498         563
                                             ---------    -------    -------     -------
                                               12,971      15,684     16,799      22,449
                                             ---------    -------    -------     -------
Income from operations ...................        988         243        528         744
 Interest expense ........................        (99)       (173)      (257)       (234)
 Other income ............................          3          --          2          48
                                             ---------    -------    -------     -------
Income before income taxes ...............        892          70        273         558
 Provision for income taxes ..............        119           7          6          56
                                             ---------    -------    -------     -------
Net income ...............................   $    773     $    63    $   267     $   502
                                             =========    =======    =======     =======
PRO FORMA DATA  (UNAUDITED):
Income before income taxes ...............
 Pro forma provision for income taxes.....
Pro forma net income .....................
Pro forma earnings per share .............
Pro forma shares outstanding .............
Pro forma as adjusted earnings per share..
Pro forma as adjusted shares outstanding..



                                                    YEARS ENDED DECEMBER 31,
                                           -------------------------------------------
                                                             1997
                                           -------------------------------------------
                                                   ACTUAL             PRO FORMA
                                           --------------------   --------------------
                                                                        (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT
                                                    SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales ................................    $      35,744          $      42,705
Operating expenses:
 Costs of production .....................           26,894                 31,187
 Selling, general and administrative .....            5,794                  7,212
 Depreciation and amortization ...........              694                  1,114
                                              -------------          -------------
                                                     33,382                 39,513
                                              -------------          -------------
Income from operations ...................            2,362                  3,192
 Interest expense ........................             (250)                  (595)
 Other income ............................               35                    121
                                              -------------          -------------
Income before income taxes ...............            2,147                  2,718
 Provision for income taxes ..............              129                    394
                                              -------------          -------------

Net income ...............................    $       2,018          $       2,324
                                              =============          =============
PRO FORMA DATA (UNAUDITED):
Income before income taxes ...............    $       2,147          $       2,718
 Pro forma provision for income taxes.....              880 (2)              1,142 (3)
                                              -------------          -------------
Pro forma net income .....................    $       1,267          $       1,576
                                              =============          =============
Pro forma earnings per share .............    $        0.41          $        0.42
                                              =============          =============
Pro forma shares outstanding .............        3,095,261 (4)          3,774,219 (5)
                                              =============          =============
Pro forma as adjusted earnings per share..                           $        0.34 (6)
                                                                     =============
Pro forma as adjusted shares outstanding..                               4,865,000 (7)
                                                                     =============


                                                                 AT DECEMBER 31,
                                                ----------------------------------------------   ------------------------
                                                    1993         1994       1995       1996                1997
                                                -------------   --------   --------   --------   ------------------------
                                                                                                               PRO FORMA
                                                                                                  ACTUAL       AS ADJUSTED(8)
                                                                                                 ---------   ------------
                                                 (UNAUDITED)                  (IN THOUSANDS)                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents ...................       $   71       $  144     $    1     $  543     $    67       $ 8,447
Working capital .............................          553          338         32       (867)        728         8,703
Total assets ................................        3,787        5,680      5,568      9,471      10,938        33,367
Long-term debt and capitalized lease
 obligations, net of current portion ........          623        1,414      1,151      1,300       1,517         2,179
Stockholders' equity ........................        1,742        1,084        830      1,344       3,151        21,765

                        (See footnotes on following page)

(footnotes from previous page)


(1) Gives  effect  to the Reorganization and the Acquisition as if they each had
    occurred   on  January  1,  1997.  See  the  Unaudited  Pro  Forma  Combined
    Financial Statements.


(2) Reflects an increase of $751,000 for income taxes computed utilizing an overall effective tax rate of 41% as if the Company had been a C corporation since January 1, 1997.


(3) Reflects a pro forma provision for income taxes for the Company and Roda on a combined basis computed utilizing effective tax rates of 41% for United States income taxes and 31% for United Kingdom income taxes.

(4) Reflects (i) the initial CGII founding share, (ii) 2,595,260 shares to be issued in the Reorganization, and (iii) 500,000 shares, representing the number of shares having a value (based upon an assumed initial public offering price of $12.00 per share) corresponding to the principal amount of the Reorganization Notes.

(5) Reflects (i) the shares described in footnote (4) above, (ii) 169,739 shares issuable in connection with the Acquisition, and (iii) 509,219 shares, representing the number of shares having a value (based upon an assumed initial public offering price of $12.00 per share) corresponding to the cash liability payable to the Roda stockholders in connection with the Acquisition.

(6) Reflects the elimination of interest expense of $142,000 ($98,000 net of taxes) on the Roda Seller Debt of approximately $1.4 million (850,000 pounds) to be repaid through the application of a portion of the net proceeds from the Offering. See "Use of Proceeds."

(7) Reflects CGII shares to be outstanding, including (i) the initial CGII founding share, (ii) 2,595,260 shares to be issued in the Reorganization,
    (iii) 169,739 shares issuable in connection with the Acquisition and (iv) 2,100,000 shares to be sold in the Offering. See "The Company -- The Reorganization."

(8) Gives effect to the following transactions as if they had occurred on December 31, 1997: (i) the Reorganization; (ii) the Acquisition; and (iii) the sale of 2,100,000 shares of Common Stock offered hereby and the use of proceeds therefrom, including: (a) the repayment of the Reorganization Notes, (b) the satisfaction of the liability for the cash payable to the Roda stockholders of $6.1 million (assuming an initial public offering price of $12.00 per share), (c) the repayment of the Roda Seller Debt, and (d) the repayment of long-term debt of $1.0 million to third-parties. See the Unaudited Pro Forma Combined Financial Statements and "Use of Proceeds."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW


     The Company provides a wide range of graphic communications services to financial institutions and corporations, focusing on producing and distributing time-sensitive analytical research and marketing materials and on providing on-demand printing services. The Company commenced its operations in 1989 when it opened a printing facility in New Jersey to provide overnight printing and delivery of time-sensitive analytical research and marketing reports for its financial institution customers in the New York City metropolitan area. Currently, the Company operates two facilities in the New York City area and has agreed to acquire London-based Roda, giving the Company its first facility outside the United States. To date, the Company has experienced significant growth primarily through the (i) expansion of its existing customer base, (ii) addition of products and services, (iii) assimilation of in-house printing operations, (iv) acquisition of selected assets and (v) establishment of strategic alliances.

     Immediately prior to the Offering, the Predecessor will be reorganized such that the stockholders of the Predecessor will contribute all of the outstanding shares of common stock of the Predecessor to CGII in exchange for a total of 2,595,260 shares of Common Stock and Exchange Notes in the aggregate principal amount of $2.4 million (assuming an initial public offering price of $12.00 per share). Concurrently with the Reorganization, CGII will assume the Predecessor's obligations with respect to undistributed S corporation taxable income through the date of the Reorganization, estimated to total $3.6 million, and will issue Distribution Notes in such amount to evidence such obligations.

     Concurrently with the consummation of the Offering, the Company will acquire all of the issued share capital of Roda pursuant to the Roda Purchase Agreement for an aggregate consideration of approximately $8.1 million. The $8.1 million consideration will be satisfied by (i) the delivery of 169,739 shares of Common Stock, which will be valued at the initial public offering price, and
(ii) a cash payment for the balance of the consideration ($6.1 million, assuming an initial public offering price of $12.00 per share). In addition to the consideration, Roda's outstanding indebtedness will be reflected on the Company's consolidated balance sheet from and after the consummation of the Acquisition. As of December 31, 1997, Roda had $4.3 million of indebtedness outstanding, including the Roda Seller Debt. Under the terms of the Roda Purchase Agreement, the Company has committed to cause Roda to repay the entire $1.4 million (850,000 pounds) of the Roda Seller Debt within 28 days following the closing. The Company intends to repay this indebtedness from the proceeds of the Offering. In order to secure the performance by the selling stockholders of Roda of certain warranties and covenants, $444,800 (275,000 pounds) of the cash portion of the consideration will be held in escrow until one year following the closing. The obligations of the parties under the Roda Purchase Agreement are contingent upon the closing of the Offering. Roda provides printing and document output and management services to financial services companies in the United Kingdom and European markets, and has been a strategic partner in the World Research Link(TM). Following the Offering, Roda will become a wholly-owned subsidiary of the Company and its day-to-day operations in London will continue to be supervised by its current management team.

     To date, the Predecessor has been taxed as an S corporation. In connection with the Offering, the Company will become subject to federal and additional state income taxes upon the termination of the S corporation status. Concurrently with becoming subject to federal and additional state income taxes, the Company will record additional deferred tax assets of $295,000 and additional deferred tax liabilities of $354,000 and a corresponding net tax expense of $59,000 in its statement of income. These tax items will be reflected as a special charge in the Company's income statement for the quarter in which the Reorganization occurs.

     The Company's five largest customers, all of which are financial institutions, accounted for approximately 65% of its net sales for the year ended December 31, 1997. After giving effect to the Acquisition, net sales to customers outside the United States would have accounted for 16% of the Company's pro forma net sales in the year ended December 31, 1997, and the Company anticipates that foreign sales will account for a significant portion of net sales in the foreseeable future. As a result, the Company's operations may be subject to the fluctuation of currency exchange rates, various and changing regulatory requirements, increased sales and marketing expenses, political and economic instability, difficulty in staffing and managing foreign operations, potentially adverse taxes, complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections.

     The Company's largest customer, Goldman, Sachs & Co., accounted for approximately 24% of the Company's net sales during 1997. Although the Company has had long-term relationships with its significant customers, the Company's customers may terminate their relationship upon minimal, if any, advance notice and there can be no assurance that these relationships will continue. In addition, given the concentration of customers in the financial services industry, the Company's results of operations will be particularly sensitive to fluctuations in the economy or financial markets affecting this industry.

     The Company's net sales are derived primarily from providing printing and distribution services for customers in the financial services, insurance and publishing industries, a substantial component of which is the printing and distribution of financial and analytical research and marketing materials for the financial services industry. The Company also derives part of its net sales from providing fulfillment services, including labeling, mailing, inserting, kit assembly and inventory management for its customers. Finally, the Company provides computer and data output services and other document related services for customers.

     The Company's operating expenses consist of the following: (i) costs of production, (ii) selling, general and administrative expenses and (iii) depreciation and amortization. Costs of production consist primarily of the cost of paper and other production materials, labor, outside services, insurance and other production expenses including repairs and maintenance and rent. Selling, general and administrative expenses consist primarily of management, administrative and marketing expenses, salaries for officers, salaries and commissions paid to sales persons and professional fees.

     The Company's quarterly operating results have been and will continue to be subject to variation, depending upon factors such as the mix of business among the Company's services, the cost of materials, labor and technology, particularly in connection with the delivery of business services, the costs associated with initiating new outsourcing contracts or opening new offices, the economic condition of the Company's target markets, seasonal concerns and the costs of acquiring and integrating new businesses.

RESULTS OF OPERATIONS

     The following table sets forth certain items from the Company's Statement of Income as a percentage of net sales for the periods indicated:


                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                              1995          1996          1997
                                                          -----------   -----------   -----------
Net sales .............................................       100.0%        100.0%        100.0%
 Costs of production ..................................        74.2          76.0          75.3
 Selling, general and administrative expenses .........        19.9          18.4          16.2
 Depreciation and amortization ........................         2.9           2.4           1.9
                                                              -----         -----         -----
Income from operations ................................         3.0           3.2           6.6
 Interest expense .....................................       ( 1.5)        ( 1.0)        ( 0.7)
 Other income .........................................         0.0           0.2           0.1
                                                              -----         -----         -----
Income before income taxes ............................         1.5           2.4           6.0
 Provision for income tax .............................         0.0           0.2           0.4
                                                              -----         -----         -----
Net income ............................................         1.5%          2.2%          5.6%
                                                              =====         =====         =====


Year ended December 31, 1997 compared to year ended December 31, 1996.

     Net sales. The Company reported net sales of $35.7 million for the year ended December 31, 1997 compared to $23.2 million for the year ended December 31, 1996, an increase of $12.5 million or 54%. The majority of this increase was attributable to an increase in business with existing customers, with the balance attributable to the addition of new customers. In 1997, the Company had four customers each of whom represented in excess of 10% of net sales, and together represented an aggregate of 57% of net sales. In 1996, the Company had three customers each of whom represented in excess of 10% of net sales, and together represented an aggregate of 42% of net sales.

     Costs of production. Costs of production were $26.9 million for 1997, as compared to $17.6 million for 1996, an increase of $9.3 million or 53%. Costs of production were approximately 75% of net sales for 1997, as compared to approximately 76% of net sales for 1996. The decrease in costs of production as a percentage of net sales was primarily a result of economies of scale resulting from improved utilization of the Company's existing facilities.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $5.8 million for 1997 from approximately $4.3 million for 1996, an increase of $1.5 million. The increase was attributable to costs associated with the addition of personnel to support future growth. As a percentage of net sales, selling, general and administrative expenses decreased from approximately 18% for 1996 to approximately 16% for 1997, primarily reflecting greater economies of scale as the Company improved the utilization of its existing facilities.

     Depreciation and amortization. Depreciation and amortization expense was $694,000 for 1997 as compared to $563,000 for 1996, an increase of $131,000 or
23%. The increase in depreciation and amortization expense was attributable to the addition of equipment by the Company during 1997. In connection with the Acquisition, the Company will record goodwill of approximately $10.9 million which will result in additional amortization expense in the future of approximately $272,000 per year.

     Interest expense. Interest expense was $250,000 for 1997, as compared to $234,000 for 1996, an increase of $16,000 or 7%. Such increase was largely attributable to higher levels of borrowings during 1997. Interest expense reflects interest on notes payable, capital lease obligations and on utilizations of the line of credit with Summit Bank.

     Other income. Other income included $35,000 for 1997, as compared to $48,000 for 1996, a decrease of $13,000. Other income primarily reflected gains on the sale of certain depreciated equipment.

     Provision for income taxes. Provision for income taxes was $129,000 for 1997, as compared to $56,000 for 1996. The increase is attributable to higher income generated during the period. As discussed above, upon termination of the Company's S corporation status, the Company will become subject to federal and additional state income taxes.

     Net income. As a result of the aforementioned, net income increased to $2.0 million for 1997 from $502,000 for 1996, an increase of $1.5 million. As a percentage of net sales, net income increased to 6% in 1997 from 2% in 1996.

Year ended December 31, 1996 compared to year ended December 31, 1995.

     Net sales. The Company had net sales of $23.2 million for the year ended December 31, 1996 compared to $17.3 million for the year ended December 31, 1995, an increase of $5.9 million or 34%. The majority of this increase was attributable to an increase in business with existing customers, with the balance attributable to the addition of new customers. In 1996, the Company had three customers each of whom represented in excess of 10% of net sales, and together represented an aggregate of 42% of net sales. In 1995, the Company had two customers each of whom represented in excess of 10% of net sales, and together represented an aggregate of 37% of net sales.

     Costs of production. Costs of production were $17.6 million for 1996, as compared to $12.9 million for 1995, an increase of $4.7 million or 37%. Costs of production were approximately 76% of net sales for 1996, as compared to approximately 74% of net sales for 1995. The decrease in costs of production as a percentage of net sales was primarily a result of economies of scale resulting from improved utilization of the Company's existing facilities.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $4.3 million for 1996 from approximately $3.4 million for 1995, an increase of $900,000 or 26%. The increase was attributable to costs associated with the addition of personnel to support future growth. As a percentage of net sales, selling, general and administrative expenses decreased to approximately 18% for 1996 from approximately 20% for 1995, reflecting economies of scale as the Company increased facilities utilization.

     Depreciation and amortization. Depreciation and amortization expense was $563,000 for 1996 as compared to $498,000 for 1995, an increase of $65,000 or 13%. The increase in depreciation and amortization expense primarily reflects the addition of equipment by the Company during 1996.

     Interest expense. Interest expense was $234,000 for 1996 compared to $257,000 for 1995, a decrease of $23,000 or 9%.

     Other income. Other income included $48,000 for 1996 as compared to $2,000 for 1995. Other income primarily reflected gains on the sale of depreciated equipment.

     Provision for income taxes. Provision for income taxes was $56,000 for 1996 as compared to $6,000 for 1995. The increase is attributable to higher income generated during the period.

     Net income. As a result of the aforementioned, net income increased to $502,000 for 1996 from $267,000 for 1995, an increase of $235,000 or 88%.


LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has financed its operations, including working capital and equipment acquisitions, using bank borrowings, vendor financing, financing lease transactions, as well as from cash flow generated from operating activities, and stockholder debt and equity contributions. As of December 31, 1997, the Company had net working capital of $728,000, as compared to a net working capital deficit at December 31, 1996 of $867,000. Net cash provided by operating activities was $1.5 million, $1.7 million and $594,000 for each of the years ended December 31, 1997, 1996 and 1995, respectively. Net cash used in investing activities was $797,000, $1.6 million and $254,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash used in investing activities was primarily attributable to the acquisition of property and equipment, offset in part by the cash generated from the sale and leaseback of certain equipment for $1.3 million in 1997. Net cash used in financing activities totaled $1.1 million in 1997, as compared to net cash generated from financing activities of $511,000 in 1996. In 1995, net cash used in financing activities totaled $483,000. In 1997, cash was used in financing activities primarily to repay indebtedness to related parties and to fund a dividend to the Company's stockholders. In 1996, cash was provided by financing activities primarily from the net incurrence of additional third-party indebtedness to finance the acquisition of equipment and certain other assets. In 1995, cash was used in financing activities primarily to pay a dividend to the Company's stockholders, as well as to repay certain indebtedness.

     On December 15, 1997, the Company entered into a new Loan and Security Agreement with Summit Bank (the "Loan and Security Agreement"). The Loan and Security Agreement provides for a $2.0 million revolving line of credit and a $1.0 million three-year term loan facility. The revolving line of credit expires on May 30, 1998. Borrowings under the line of credit and the term loan bear interest at the bank's prime rate or, at the Company's option, LIBOR plus 2.25% (8.5% at December 31, 1997). The debt is collateralized by substantially all of the Company's assets. Among other things, the Loan and Security Agreement restricts the Company's ability to incur additional indebtedness and requires the Company to maintain certain financial ratios. As of December 31, 1997, $300,000 was outstanding under the revolving line of credit and $1.0 million was outstanding under the term loan facility. The Company intends to repay the term loan facility with the proceeds of the Offering.

     As a result of the Acquisition, the Company will have additional debt outstanding, including borrowings under Roda's existing credit facility with the Bank of Scotland (the "Roda Facility") consisting of a $2.0 million (1.2 pounds million) term loan and a $418,000 (250,000 pounds) revolving line of credit. The line of credit is reviewed by the bank annually for renewal, but is payable on demand. Borrowings under both the term loan and the line of credit bear interest at the bank's base rate plus 2.50% (7.25% as of December 31, 1997). The debt is collateralized by substantially all of Roda's assets. As of December 31,

1997, approximately $357,000 (214,000 pounds) was outstanding on the credit facility and $1.6 million (968,000 pounds) was outstanding under the term loan. The term loan is payable in equal monthly installments through October 20, 2001.

     The Company intends to seek to expand its operations through the acquisition of additional businesses which provide commercial, digital and time-sensitive printing services and through the expansion of its outsourcing business. Such acquisitions could involve the issuance of additional securities of the Company, the payment of cash, including proceeds from the Offering, or the incurrence of debt. No assurances can be made that the Company will have access to necessary financing to pursue its growth strategy. The Company believes that the combination of the proceeds raised from the Offering, together with internally generated funds, will provide sufficient cash to meet the Company's capital and other cash requirements for the next twelve months.


Year 2000 Issues

     In the year 2000, the Company's computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company will be required to modify its purchased software program so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company has been informed that the vendor for the purchased software is expected to release an upgrade to address the Year 2000 issue no later than December 31, 1998, which is prior to any anticipated impact on the Company's operating systems. The cost of the upgrade to the Company is included in its maintenance contract with its vendor and will not have a material impact on the Company's future financial results.

     The Company has had communications with all of its significant, large customers and suppliers to determine the extent to which the Company's interface systems are vulnerable to any failure by third parties to upgrade their own software. The Company believes that its large customers and suppliers are addressing the issues and will timely adjust their systems. However, if such modifications are not made by the Company or its vendors or customers, or are not completed in a timely manner, the Company's operations could be adversely affected.

                                   BUSINESS


OVERVIEW

     The Company provides a wide range of graphic communications services to financial institutions and corporations, focusing on producing and distributing time-sensitive analytical research and marketing materials and on providing on-demand printing services. The Company, which commenced operations in 1989, operates on a global basis through its facilities in the United States and through alliances with Roda, its strategic partner in the United Kingdom, and with its strategic partner in Hong Kong. The Company believes that it is presently among the largest volume producers of financial research reports in the world, having produced over 2 billion pages during 1997.

     Graphic communications services provided by the Company include digital communications, document management, offset printing, digital printing, data output, bindery, fulfillment services, mailing services and outsource services. The Company prints brochures, booklets, confirmations of trade, client statements and adhesive books to meet the daily, weekly and monthly needs of its customers. To facilitate the rapid distribution of documents globally, the Company has designed and implemented the World Research Link(TM), an array of electronic data communication networks linking each of the Company's facilities with its strategic operating partners and major customers. To date, the Company has established extensive client relationships with leading companies in the financial services, insurance and publishing industries, including CS First Boston, Inc., Deutsche Morgan Grenfell, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch & Co., Inc., The Prudential Insurance Company of America, Empire Blue Cross/Blue Shield, New York Life Insurance Company, FIND/SVP, Inc. and The McGraw-Hill Company, respectively.

     The Company has experienced significant growth, with net sales growing from $17.3 million for the year ended December 31, 1995 to $35.7 million ($42.7 million pro forma for the Acquisition) for the year ended December 31, 1997 and income from operations growing over the same period from $528,000 to $2.4 million ($3.2 million pro forma for the Acquisition), representing compounded annual growth rates of 43.6% and 113.2%, respectively. The Company intends to continue to pursue its growth strategy by (i) pursuing acquisitions and establishing strategic alliances to expand and strengthen the Company's business reach in target markets worldwide, (ii) pursuing outsourcing opportunities through the assimilation of in-house printing operations of third-party businesses, (iii) expanding the scope and volume of services offered, (iv) actively cross-selling existing or newly-added products or services to its customers worldwide, and (v) improving the operating efficiency of its existing operations. As part of its growth strategy, concurrently with the closing of the Offering, the Company will acquire its London-based strategic partner Roda. Roda provides printing and document output and management services to financial services companies, primarily in the United Kingdom and European markets.

     The Company's senior officers have extensive experience in the graphic communications services industry, having been employed by the Company for an average of approximately 6 years and having an average of approximately 19 years of industry experience. The Company's Chairman, President and Chief Executive Officer, Michael R. Cunningham, founded the Company and has been actively involved in the industry for over 15 years. Furthermore, based on the proven track record of its experienced management team and the wide range of services it provides, the Company is well-positioned to capitalize on the increasing outsourcing trend as well as on consolidation opportunities in the industry.


INDUSTRY BACKGROUND

     The Company estimates that the commercial printing and document production market accounted for more than $80 billion in revenue in the United States and over $10 billion in revenue in the United Kingdom in 1997, based upon information from certain trade associations and other industry sources. The printing and document management business in the United States is highly fragmented with approximately 50,000 companies presently in operation, only approximately 20% of which are estimated to have annual net sales in excess of $2 million. The Company believes that the commercial printing and document production business is similarly fragmented in the United Kingdom and in certain other markets.

     The printing and document management industry has evolved significantly over the last several years driven in large part by rapid advances in publishing and electronic information technology. The Company believes that the growth of the printing and document production industry has been due to various factors, including (i) the increasing volume, complexity and variety of documents and printed materials produced by businesses worldwide, (ii) the increasing demand by businesses for the global dissemination of time-sensitive information, and
(iii) the growing trend of businesses to outsource their in-house printing operations (e.g., print shops, copy centers and document management facilities) to document professionals equipped to provide these services more efficiently and cost-effectively.


BUSINESS STRATEGY

     The Company believes that the fragmented nature of the graphic communications industry and the limited capital resources available to many small, private operators provide the Company with significant opportunities to expand its base of operations. The Company intends to continue its growth strategy by (i) pursuing acquisitions and establishing strategic alliances to expand and strengthen the Company's business reach in target markets worldwide,
(ii) pursuing outsourcing opportunities through the assimilation of in-house printing operations of third-party businesses, (iii) expanding the scope and volume of services offered, (iv) actively cross-selling existing or newly-added products or services to its customers worldwide, and (v) improving the operating efficiency of its existing operations.


Pursue Acquisitions and Establish Strategic Alliances

     The Company will seek to acquire complementary operations throughout the United States, United Kingdom and other international markets which, the Company believes, possess attractive characteristics, including concentrations of prospective customers with significant printing needs, such as financial institutions. The Company will typically target acquisition candidates with (i) annual net sales ranging from $3.0 to $15.0 million; (ii) attractive growth prospects within their respective markets; (iii) complementary technological capabilities; (iv) opportunities for economies of scale and synergies with the Company; (v) solid reputation with established customer relationships; and (vi) an experienced management team. The Company may also seek to make "tuck-in" acquisitions as a means to expand its existing operations, add product lines and services as well as expand its customer base.

     The Company will also seek to establish additional alliances with strategic partners in targeted geographic markets. This incremental approach to growth enables the Company to expand the scope of its operations without the need for substantial capital investments while mitigating the risks associated with start-up facilities in new markets. In addition, the Company believes that such relationships foster significant cross-selling opportunities across each partners' respective customer bases. The Company believes that such alliances also provide for future acquisition opportunities. Pursuant to this strategy, the Company initially established an alliance with Roda, a United Kingdom-based printing company. As part of its growth strategy, the Company recently entered into an agreement to acquire Roda, thereby solidifying the Company's presence in the United Kingdom and European printing markets. See "The Company -- The Roda Acquisition," "Graphic Communications Services -- Time Sensitive Printing," and "Global Network."


Expand Provision of Outsourcing Services

     To date, the Company has grown, in part, through the assimilation of certain in-house printing operations of third-party businesses, including the print shop and data output center of Goldman, Sachs & Co. and the print shop of Empire Blue Cross/Blue Shield. The Company believes that it is a cost effective and an efficient provider of a wide range of in-house printing services. The Company typically provides outsourcing services by assuming all or part of the document output and distribution responsibilities previously performed by a customer's in-house operations. In some instances, the Company may take over the management of a customer's in-house operations. See "Graphic Communications Services -- Outsourcing Services."

Expanding the Scope and Volume of Services Offered

     The Company intends to continue to expand the scope and volume of services provided to its customers through the addition of complementary products and services. The Company also continually evaluates opportunities to add new equipment to its existing facilities or enhance its current technology in order to satisfy the evolving needs of its customer base. In addition, the Company regularly evaluates opportunities to add capacity to its existing operations to meet any anticipated increase in demand of its larger customers.


Capitalize on Cross-Selling Opportunities

     The Company also intends to actively cross-sell existing and newly-added products or services to its customers worldwide. By leveraging on the wide range of products and services offered through both its own facilities and those of its strategic partners in complementary geographic markets, the Company believes that it can better serve the needs of international customers by offering a "one-stop shopping" approach to satisfying global printing needs. In addition, the Company also believes that it can cultivate new customer relationships as a result of introductions made by its strategic partners whose respective customers may require printing output in the United States or other markets served by the Company. The Company believes that its ability to cross-sell the products and services of its global alliance provides it with a distinct competitive advantage. See "Graphic Communications Services -- Time Sensitive Printing" and "Global Network."


Improve Efficiency of its Existing Operations

     Central to the Company's business strategy is to improve the profitability of its operations by maximizing the efficiency of its existing facilities while actively managing its operating and administrative costs. The Company believes that significant economies of scale may be achieved by leveraging its
underutilized    daytime   production   capacity   through   the   increase   of
non-time-sensitive business. A significant portion of the Company's time-sensitive business is currently processed overnight, resulting in available daytime capacity. The Company also expects to achieve significant economies of scale in conjunction with its acquisition strategy. In this regard, the Company expects to (i) consolidate duplicative functions or facilities of newly-acquired businesses; (ii) leverage its purchasing power with its suppliers and employee benefit providers; and (iii) use its communication network to improve the coordination of production, maximize equipment utilization and enhance delivery.



GRAPHIC COMMUNICATIONS SERVICES

Time-Sensitive Services

     The Company's primary business focuses on the production of time-sensitive documents for major financial institutions and corporations. The Company offers a wide range of time-sensitive services including the printing, assembly and dissemination of folders, booklets and adhesive books on a daily, weekly and monthly basis. The Company also prints prospectuses, annual and semi-annual reports for mutual funds customers. The Company believes that it is presently among the largest volume producers of time-sensitive equity and fixed-income financial research reports in the world, having produced over 2 billion pages of time-sensitive equity and fixed income research reports during 1997.

     Typically, the Company converts electronic data received from its customers on a daily basis into tailored analytical research reports which are printed and delivered to the Company's customers prior to the start of the next business day. The Company's production processes include digital communications, offset and digital printing, multiple binding procedures, branch fulfillment, list maintenance and prompt distribution. The Company's technological capabilities enable it to produce colorful, attractive products, and distinguish research reports produced by the Company from other, ordinarily duplicated documents. In addition, the Company's World Research Link(TM) network enables the Company to print and distribute these documents, in conjunction with its strategic partners, contemporaneously throughout several global locations. See "Global Network."

     The demand for printed research and other time-sensitive reports has continued to grow despite continuing developments in electronic data transmission, such as the Internet, which provide customers with alternative methods of transmitting time-sensitive information. The Company expects that the demand for time-sensitive printed documents will continue to grow due to (i) the increasing globalization of its customers, particularly financial institutions,
(ii) the growth and expansion of global capital markets and (iii) the increasing volume, complexity and variety of document and printed materials. The Company believes that printed research reports not only serve as information tools, but serve as marketing tools as well. As such, the Company believes that customers will continue to demand high quality and colorful research reports as they seek to distinguish themselves in their own competition for clients.


Outsourcing Services

     The Company typically provides outsourcing services by assuming all or part of the document output and distribution responsibilities previously performed by a third party's in-house operations. This service often enables such third party to focus on its core business and to close all or portions of its in-house print shop and/or document management and copy centers and permits the Company to operate and perform all services on a remote basis. Such third party can also achieve significant cost savings on the cost of technology, material and services such as paper and shipping by taking advantage of the bulk purchase arrangements which the Company has with its suppliers. Thereafter, the third party may transmit computer-generated data to one of the Company's production and printing facilities, which then processes, produces and distributes all of the reports, statements and other computer-output documents on an as needed basis. The Company believes that it can operate print shop, document management and copy center functions more efficiently and cost effectively than can a non-graphic communications company.

     The Company has an established track record of assimilating into its existing operations the assets and workforce of third-party in-house print operations, including its assimilation of the print shop and data output center of Goldman, Sachs & Co. and the print shop of Empire Blue Cross/Blue Shield. In each of the foregoing transactions, the Company acquired selected equipment and inventory on favorable terms and retained a majority of the employees.


Data Output Services

     The Company also provides a variety of data output services, including the production of trade confirmations and brokerage and investment account statements for a major financial institution. In addition, the Company provides certain database management services to its customers, including the ability to output data files of addresses directly onto envelopes or other printed material, insert flyers and other materials into mailings as well as to offer presorting of first class mail with bulk postal drop services.


Commercial Printing

     The Company produces a broad range of commercial printing products that include catalogs, directories, brochures, booklets, folders, newsletters, flyers, sales and marketing kits and manuals. The type of printing varies from simple one color documents to complex multi-color documents on a wide range of paper stocks. The Company's customers for commercial printing products include its financial institution clients, insurance companies, healthcare and pharmaceutical companies and trade associations. The Company also provides "overflow" printing for a number of in-house print operations of investment banking firms. Given the non-time-sensitive nature of many of these projects, the Company typically produces these products during non-critical daytime hours. The Company expects to continue to increase the volume of daytime commercial printing to take advantage of its available non-time-sensitive production capacity. See "Sales and Marketing."


PRINTING OPERATIONS

     The Company provides a broad range of graphic communications services for a wide variety of commercial purposes. These services commence with the intake of data, and continue through the prepress and press processes, binding, and conclude with fulfillment and distribution. The Company continuously reviews its printing equipment needs and evaluates advances in computer hardware, software and peripheral equipment, computer networking and telecommunications systems as they relate to the Company's operations.


Telecommunications and Order Entry

     The Company's capital investment in state-of-the-art telecommunications and customer on-line ordering systems allows the Company to offer its services globally and throughout its customers' organizational network. In lieu of manual delivery of customer data files or artwork, the Company's telecommunications capabilities allow it to receive direct transmission of files, saving both time and expense while increasing quality of the work produced.

     Customers have many alternatives for sending electronic files to the Company. Using a modem, customers can contact the Company's private and secure electronic bulletin board, log-in and transmit or access data files. For customers with advanced telecommunications requirements, the Company offers ISDN line communication capability. For some of the Company's most significant customers, specialized equipment, such as fractional T1 lines have been installed. Customers having Internet access may use available File Transfer Protocol ("FTP") and World Wide Web applications to send and receive data in a secure manner. Secure router-based connections through proxy servers allow the Company to control traffic and direct files containing the text and graphics of research reports, marketing materials, mailing lists, order entry, job tickets and work orders, globally through the World Research Link(TM). In addition, the Company has developed a customized order entry system. This system links the customer with the Company and can be accessed by customers through desk-top computers, thereby permitting customers to create an order while submitting digital files.


Prepress Operations

     At each of its facilities, the Company operates a prepress department that prepares customer-supplied text, data, artwork and images for document production. Using computerized prepress equipment, the Company processes digital files, scanned images and graphics into "composed electronic files." These electronic files are used with a variety of output options, including digital printing, conventional offset printing or for electronic publishing, such as on the Internet. In addition, the Company can distribute composed electronic files that include text and graphics in various formats through the World Research Link(TM) to other facilities for document production. See "Global Network."

     The Company believes that enhanced digital printing technology will further facilitate multi-purpose uses by its customers of the same electronic files. Digital printing technology will augment the Company's ability to return to the customer a printed document plus a reformatted document which can then be used on multiple media platforms including the Internet, the customer's intranet, multiple on-line information services and broadcast faxing.


Press Operations

     The Company operates 12 presses in its Jersey City facility, seven of which are web presses and five of which are sheet-fed presses. The Company also operates five presses in its Manhattan facility, two of which are web presses and three of which are sheet-fed presses. In London, Roda operates 10 presses, all of which are sheet-fed presses. The Company's presses vary in size and speed and can produce printed materials that range in page size, type of paper, number of pages and the amount of color required.

     The Company currently has four digital presses, one located in Jersey City and three in New York City, and intends to add digital press capability in London. Two of the Company's digital presses have in-line binding attachments which allow for the production of finished booklets. These presses are linked directly to the Company's computerized network and are currently being utilized for the production of research reports, personalized health care documents, confirmations of trade, client statements and general print products. The Company has developed the ability to provide digital printing services as a complement to offset printing. For smaller runs, digital printing is more efficient and reliable than printing on traditional presses and often results in a product of higher quality and better resolution. Digital printing involves the integration of a variety of systems that compile data, scan images, and compose data and images. Through high-speed computers, data may be received directly from customers and put directly on the press, eliminating the costly intermediate steps involved in the traditional printing process.


Binding Services

     At each facility, the Company operates a bindery department which provide various finishing services. The Company's finishing services include cutting and folding, saddle stitching, punching, collation and inserting, and at the Jersey City facility, perfect binding and shrink-wrapping. By offering a variety of finishing services, the Company can offer its clients expeditious service as well as a wide range of finishing service options.


Fulfillment Services

     At each facility, the Company also operates a fulfillment department. Many of the documents prepared for customers need to be stored for future distribution, both electronically and physically. The Company's fulfillment department stores materials and assembles orders for distribution upon customer request. Printed components are assembled into kits and are packed individually, or in bulk, for delivery. Upon completion of the order, the fulfillment system relieves the distribution from the customer's inventory and generates an activity report for inventory control. For those customers who require mail distribution, the Company operates a mailing department in each location. Using inkjet and cheshirre labeling machines, electronic mailing lists are addressed on envelopes. Documents are inserted into envelopes, sealed and sorted for mail.


Management Information System

     The Company's personnel utilize a comprehensive and integrated management information system which gathers data from all departments and provides management with job status and historical information. The system is divided into several fully integrated modules consisting of estimating, production, purchasing, inventory and accounting modules. This system gives management the ability to monitor all work orders and department costs against budgets and profit goals. Using this system, management can also track the status of a particular work order as it moves through the production process. The system permits the Company to (i) determine the most efficient and cost-effective means of completing particular work orders, (ii) give customers pricing estimates quickly, (iii) measure pressroom efficiency and waste, (iv) analyze buying patterns, pricing and usage for inventory control purposes and (v) produce customized financial statements, reports and analyses.


GLOBAL NETWORK

     In 1994, the Company, in conjunction with its strategic partners, developed a global network known as the World Research Link(TM) designed to facilitate the expeditious distribution of time-sensitive financial research reports globally, 24 hours a day. Through the use of high speed electronic links among the Company's facilities in the United States and its strategic partners in the United Kingdom and Hong Kong, the Company is able to print research reports concurrently throughout these three principal global financial markets.

     The Company's strategic partner in the United Kingdom is Roda, a leading research report printer established in 1976. Roda's principal customers include the London branches of numerous major international financial institutions, including CS First Boston, Inc. and Lehman Brothers Inc., as well as other major international institutions, such as J. Henry Schroder & Co. Limited, Indosuez W.I. Carr Securities Ltd. and ABN-AMRO Hoare Govett. Concurrently with the
Offering, the Company will acquire all of the capital stock of Roda and will subsequently seek to integrate its operations within the Company.

     The Company's strategic partner in Hong Kong is Workable Co. Ltd. ("Workable"), a leading research report printer established in 1988. Workable's principal customers include the Hong Kong branches of numerous major international financial institutions, including CS First Boston, Inc., Merrill

Lynch & Co., Inc. and Indosuez W.I. Carr Securities Ltd. Workable maintains around-the-clock operations and provides overnight shipments to other principal financial centers throughout Asia. Workable has invested in state-of-the art printing and data communications technology to facilitate the receipt and distribution of electronic data files and Japanese data transmissions. The Company and Workable have implemented a joint marketing plan which provides the Company with potential cross-selling opportunities to Workable's customers who maintain operations in New York and London.

     The Company intends to continue to expand its World Research Link(TM) through the establishment of additional strategic alliances throughout Europe, South America and Asia. The Company regards its international relationships as cross-selling opportunities and intends to develop additional joint marketing alliances whereby the Company and its strategic partners each expect to derive business from their respective customers' operations in various global markets.


SALES AND MARKETING

     The Company's marketing activities are handled primarily through its own sales force consisting of nine individuals, a few of whom hold management positions. Following the Acquisition, the Company will have two salesmen in London. The Company's sales representatives are generally organized among customer industry groups, such as financial services, healthcare and insurance and by specific printing and document output services, such as research reports and on-demand mutual fund reports and commercial printing. In addition, the Company employs customer service representatives to provide on-going support to existing customers and to oversee the implementation of new customer projects.

     The Company currently has approximately 350 customers in the United States, including financial institutions, healthcare companies, trade organizations and retail and manufacturing firms. The Company's four largest customers, Goldman, Sachs & Co., The Prudential Insurance Company of America, CS First Boston, Inc. and Merrill Lynch & Co., Inc. accounted for approximately 24%, 13%, 10% and 10% respectively, of the Company's net sales for the year ended December 31, 1997. After giving effect to the Acquisition, the Company's four largest customers, Goldman, Sach & Co., CS First Boston Incorporated, Lehman Brothers Inc., and The Prudential Insurance Company of America, accounted for approximately 20%, 12%, 11% and 11%, respectively, of the Company's net sales on a pro forma basis for the year ended December 31, 1997.

     In  1997,  Roda's  largest customers were Lehman Brothers Inc. and CS First
Boston, Inc., which accounted for approximately 25% and 22%, respectively, of its sales. Roda's next three largest customers in London were J. Henry Schroder & Co. Limited, Indosuez W.I. Carr Securities Ltd. and ABN-AMRO Hoare Govett. Combined, these five customers accounted for approximately 86% of Roda's sales during 1997.

     The Company believes that its quality of its work product, timeliness of performance, on-going customer support and its ability to customize services to serve specific client needs have contributed to its record of successful customer retention. The Company encourages its major customers to enter into service contracts specifying certain types of business for a defined period. The Company believes that such contracts enable it to improve its order flow and provides it with a more predictable volume of business. The Company intends to add sales representatives and customer support staff to further increase its customer base in additional markets and to augment its volume of non-financial commercial printing.


COMPETITION

     The commercial printing and document production industry is highly competitive. The Company competes with a variety of companies, many of which possess significantly greater financial and other resources than the Company. In the New York market, the Company competes with Bowne & Co., R.R. Donnelly, Xerox Business Services, Big Flower Press Holdings, Inc. and Merrill Corporation, and numerous smaller operations, in the printing of time-sensitive documents. Roda's major competitor in the London market is Williams Lea Ltd. (a strategic partner of Bowne & Co.).

     The Company believes that the principal competitive factors in providing printing and document output services include technological expertise, quality and accuracy, turnaround time, fulfillment, price, reliability, security of service, reputation, client industry expertise, capacity and personalized customer support and service. No assurances can be given that the Company will be able to compete effectively against the larger companies in the printing industry.


GOVERNMENTAL REGULATION

     Under various environmental laws, ordinances and regulations in effect in the United States, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose clean-up responsibility and liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Existing laws of a similar nature in the United Kingdom will be replaced and strengthened when new laws for the remediation of contaminated land become effective. These laws will impose clean-up responsibility on a proportionate basis. Primary clean-up responsibility will be imposed on those who caused or knowingly permitted the presence of the hazardous or toxic substances. If no such persons can be found, then the current owner or occupier may have clean-up responsibility. The costs of any required remediation or removal of hazardous or toxic substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations in the United States, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In the United Kingdom, laws and regulations require the owner or operator disposing of such substances to ensure disposal at a properly licensed disposal site. Failure to do so is a violation of law. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities. In addition, the Company's activities are also governed by laws and regulations affecting the health and safety of its employees, including the United States Occupational Safety and Health Act ("OSHA") and the United Kingdom Health and Safety at Work etc. Act 1974 and the numerous regulations issued under it. Among other things, these laws and regulations require the Company to obtain and maintain licenses and permits and carry out risk assessments in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company. Failure to comply with applicable laws, rules or regulations or permitting requirements could subject the Company to civil remedies, including fines and injunctions, as well as possible criminal sanctions, which would have a material adverse effect on the Company.

LITIGATION

     The Company is, from time to time, a party to legal proceedings arising in the normal course of its business. Management believes that none of the legal proceedings currently outstanding will have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

     The Company leases approximately 110,000 square feet of office and production space at its principal location in Jersey City, New Jersey under a lease which expires on February 29, 2000. The Company also subleases approximately 25,000 square feet of production space in Manhattan from

Goldman, Sachs & Co. under an agreement which expires December 30, 1999. In the Southwark area of London, Roda leases approximately 8,000 square feet of office and production space under an agreement which expires on the date five years subsequent to the closing of the Acquisition and leases nearby warehouse space under a lease which expires September 28, 2000.


EMPLOYEES

     As of December 31, 1997, the Company had approximately 370 employees in the United States, all of which were employed on a full-time basis. As of such date, 255 United States-based employees were members of the United Paperworkers International Union, with which the Company has a memorandum of agreement which expires on June 30, 2000. As of December 31, 1997, Roda had approximately 50 full-time employees, of which approximately 30 were members of the National Graphical Association, a labor union in the United Kingdom. The Company believes that it is in compliance with its labor agreements and that its labor relations are good.

                                  MANAGEMENT

     The following table sets forth certain information concerning each of the Company's directors, executive officers, designees to the Board of Directors who will become directors following the consummation of the Offering and a key employee of Roda:


                NAME                   AGE              POSITION WITH THE COMPANY
-----------------------------------   -----   ---------------------------------------------
Directors and Executive Officers
Michael R. Cunningham .............    38     Chairman of the Board, President and Chief
                                               Executive Officer
Gordon Mays .......................    41     Director and Executive Vice President
Timothy Mays ......................    39     Executive Vice President of Sales; Secretary
Robert Needle .....................    39     Chief Operating Officer
Kenneth G. Hay ....................    48     Vice President of Finance
Ioannis Lykogiannis ...............    46     Senior Vice President, Operations
Peter L. Furlonge .................    45     Managing Director of Roda
James J. Cunningham ...............    40     Director

Designees to the Board of Directors
Arnold Spinner* ...................    63     Director Designee
Norman R. Malo* ...................    47     Director Designee


----------
* Upon consummation of the Offering, it is anticipated that Messrs. Spinner and Malo will become directors.


Directors and Officers

     Michael R. Cunningham, the principal founder of the Company, has been the President and Chief Executive Officer of the Company since its inception. He has spent his entire professional career in the printing and document production industry. He also teaches Quality Control at the Center for Graphic Communications Management and Technology of New York University. Mr. Cunningham has a Masters Degree in Graphic Communications, Management and Technology from New York University.

     Gordon Mays has served as a director and Executive Vice President of the Company since 1991. He is presently responsible for marketing and business development and is also responsible for overseeing the Company's management information services departments, including overseeing cost control measures and governmental compliance. He has spent his entire professional career in the printing and document production industry. From 1977 to 1991, Mr. G. Mays was employed by Latham Process Corporation where he was responsible for production and sales.

     Timothy Mays has served as Executive Vice President of Sales and Secretary of the Company since 1991. He presently oversees sales to major corporate clients. He has spent his entire professional career in the printing and document production industry. From 1979 to 1991, Mr. T. Mays was employed by Latham Process Corporation where he was engaged in sales. Messrs T. Mays and G. Mays are first-cousins.

     Robert Needle joined the Company in 1995 and has served as Chief Operating Officer of the Company since February 1998. Mr. Needle has served in various capacities for the Company since 1995, including Co-Chief Operating Officer from January 1997 to February 1998. He is responsible for all operations of the Company. He has spent his entire professional career in the printing and document production industry. From 1988 to 1995, Mr. Needle was employed by Goldman Sachs & Co., first as Art Director of the Graphics Department and then as Manager of Print Operations.

     Kenneth G. Hay has served as Vice President of Finance of the Company since February 1998. Mr. Hay has served as a principal financial officer of the Company since he joined the Company in 1997. Prior to joining the Company, during the period 1992 through 1996, he was Vice President Finance and Chief Financial Officer of Dana Perfumes Corp. He is licensed as a certified public accountant in the State of New Jersey.

     Ioannis Lykogiannis has served as Senior Vice President, Operations of the Company since 1995. Mr. Lykogiannis has served in various capacities for the Company since 1991, including Plant Manager from 1991 to 1995. He is responsible for all internal production operations of the Company. From approximately 1984 to 1991, Mr. Lykogiannis was employed by Latham Process Corporation, most recently as a Plant Production Manager.

     James J. Cunningham has been a Director of the Company since 1989. He has been engaged in the private practice of law in San Diego, California since 1987, and specializes in workers compensation and labor and employment law. Mr. Cunningham is the brother of Michael R. Cunningham, the Chairman of the Board, President and Chief Executive Officer of the Company.


Designees to the Board of Directors

     It is expected that upon the consummation of the Offering, each of the following individuals will become directors of the Company:

     Arnold Spinner, Ph.D, has been the Director of the Center for Graphic Communications Management and Technology of New York University since 1984. He has held various teaching and administrative positions at New York University since 1965.

     Norman R. Malo has been President and Chief Operating Officer of National Financial Services Corporation, a subsidiary of Fidelity Investments since November 1997. From 1993 to November 1997, he was a Managing Director in the Trading Services Division of Lehman Brothers Inc. From 1991 to 1993, he was a Director of Corporate Services/Human Resources with Shearson Lehman Brothers.


Key Employees

     Peter L. Furlonge has been an executive officer of Roda since 1989 and its Managing Director since 1995. Prior to his employment by Roda he was a financial officer for various construction companies, including Foster Wheeler in South Africa, where he was a manager of financial accounting. Mr. Furlonge is a Qualified Chartered Secretary in England.

     Robert M. Zanisnik has served as Senior Vice President of the Company since he joined the Company in 1995. He is responsible for all production and customer service activities of the Company. From 1970 to 1995, Mr. Zanisnik was employed by The Prudential Insurance Company of America, most recently as a Manager of Print Operations.

     George Leos has served as Vice President, Production of the Company since 1995. Mr. Leos has served in various capacities for the Company since 1992, including Production Supervisor from 1992 to 1995. He is responsible for all scheduling and production planning of the Company. From approximately 1971 to 1992, Mr. Leos was employed by Latham Process Corporation, most recently as a Production/Printing Superintendent.

     Richard Monica has served as the controller of the Company since 1991. Prior thereto, and since 1987, Mr. Monica served as controller of Kenny Press, Inc., a commercial printer. From 1976 through 1988, he served as an assistant accounting manager at Automatic Switch, a division of Emerson Electric, Inc.


Classified Board

     Effective upon the closing of the Offering, the Company will implement a staggered Board of Directors consisting of three classes, with each class containing, as nearly as practicable, an equal number of directors. Mr. Spinner will be a Class A Director, for a term expiring at the 1999 Annual Meeting of Stockholders, Messrs. Malo and James J. Cunningham will be Class B

Directors, for a term expiring at the 2000 Annual Meeting of Stockholders, and Messrs. Gordon Mays and Michael R. Cunningham will be Class C Directors, for a term expiring at the 2001 Annual Meeting of Stockholders. Commencing with the 1999 Annual Meeting of Stockholders, directors of one class will be elected for a three year term. See "Description of Securities -- Staggered Board of Directors."


     Executive officers serve at the discretion of the Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS



     The Board of Directors of the Company has created two committees, the Audit Committee and the Compensation Committee. The members of the committees will be designated following the consummation of the Offering. The Audit Committee periodically reviews the Company's auditing practices and procedures and makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and recommends independent auditors for the Company to be elected by the stockholders. A majority of the members of the Audit Committee will be outside directors. The Compensation Committee meets periodically to make recommendations to the Board of Directors concerning the compensation and benefits payable to the Company's executive officers and other senior executives and administers the Company's stock option plan for employees. See "Stock Option Plans."


SUMMARY COMPENSATION TABLE



     The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities for the Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") during the fiscal year ended December 31, 1997.


                                                                                  LONG TERM
                                              ANNUAL COMPENSATION            COMPENSATION AWARDS
                                       ---------------------------------    SECURITIES UNDERLYING
     NAME AND PRINCIPAL POSITION        YEAR     SALARY($)     BONUS($)          OPTIONS(POUNDS)
------------------------------------   ------   -----------   ----------   ----------------------
Michael R. Cunningham,
 President and Chief
 Executive Officer                     1997     $343,233       $     0               0
                                       1996     $314,814       $     0               0
                                       1995     $296,671       $     0               0
Gordon Mays,
 Executive Vice President              1997     $161,497       $40,775               0
                                       1996     $148,051       $     0               0
                                       1995     $130,814       $     0               0
Timothy Mays,
 Executive Vice President of Sales     1997     $220,991       $36,638               0
                                       1996     $211,367       $     0               0
                                       1995     $258,992       $     0               0
Robert Needle,
 Chief Operating Officer               1997     $149,616       $25,000               0
                                       1996     $141,475       $15,000               0
                                       1995     $ 95,231       $     0               0
Ioannis Lykogiannis,
 Senior Vice President                 1997     $111,690       $14,234               0
                                       1996     $101,336       $ 1,500               0
                                       1995     $ 88,933       $     0               0



     Pursuant to their employment agreements, each of Messrs. Cunningham, G. Mays, T. Mays, Needle and Lykogiannis will receive base salaries of $250,000, $175,000, $150,000, $155,000 and $119,000, respectively following the completion of the Offering. See "Employment Agreements."

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $6,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting or $500 for participation in a telephone conference meeting. Under the Company's Directors' Stock Option Plan, each non-employee Director has been granted an option to acquire 15,000 shares of Common Stock at the initial public offering price and will automatically receive options to acquire 4,000 shares of Common Stock each year, commencing in 1999. See "Stock Option Plans -- The Directors' Stock Option Plan." Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company.


OPTION GRANTS IN LAST FISCAL YEAR

     During the year ended December 31, 1997, there were no stock options granted to the Named Executive Officers.

EMPLOYMENT AGREEMENTS

     Michael R. Cunningham, Gordon Mays, Timothy Mays, Robert M. Zanisnik, Robert Needle and Ioannis Lykogiannis have entered into employment agreements with the Company which are effective upon the consummation of the Offering. Mr. Furlonge will enter into a new employment agreement with the Company which will become effective upon the closing of the Acquisition.

     The agreement with Mr. Cunningham is for a term of three years. He is employed as President and Chief Executive Officer of the Company with general supervisory authority of the business of the Company and its subsidiaries and is charged with the responsibility of preparing and implementing a strategic plan and seeking out and consummating acquisitions, in accordance with policies set by the Board of Directors. Pursuant to his employment agreement, Mr. Cunningham is paid an annual salary of $250,000, which may be increased from time to time at the discretion of the Board of Directors. He is also entitled to an annual bonus in an amount determined by the Compensation Committee based upon the realization of the Company's goals during such year.

     The agreement with Mr. G. Mays is for a term of three years. He is employed as Executive Vice President of the Company with responsibility for marketing, business development and information systems. Pursuant to his employment agreement, Mr. G. Mays is paid an annual salary of $175,000, which may be increased from time to time at the discretion of the Board of Directors. He is also entitled to an annual bonus in an amount determined by the Compensation Committee based upon the realization of the Company's goals during such year.

     The agreement with Mr. T. Mays is for a term of three years. He is employed as Executive Vice President of Sales of the Company with responsibility for overseeing major corporate accounts and identifying new customers. Pursuant to his employment agreement, Mr. T. Mays is paid an annual salary of $150,000, which may be increased from time to time at the discretion of the Board of Directors. He is also entitled to an annual bonus in an amount determined by the Compensation Committee based upon the realization of the Company's goals during such year and to commissions on net sales to certain customers of the Company.

     The agreement with Mr. Needle is for a term of three years. He is employed as Chief Operating Officer of the Company with responsibility for all manufacturing and customer service operations. Pursuant to his employment agreement, Mr. Needle is paid an annual salary of $155,000, which may be increased from time to time at the discretion of the Board of Directors. He is also entitled to an annual bonus in an amount determined by the Compensation Committee based upon the realization of the Company's goals during such year and to commissions on net sales to certain customers of the Company.

     The agreement with Mr. Lykogiannis is for a term of three years. He is employed as a Senior Vice President, Operations of the Company with responsibility for all internal production operations. Pursuant to his employment agreement, Mr. Lykogiannis is paid an annual salary of $119,000 which may be increased from time to time at the discretion of the Board of Directors.

     The agreement with Mr. Zanisnik is for a term of three years. He is employed as a Senior Vice President of the Company with responsibility for all production and customer service activities. Pursuant to his employment agreement, Mr. Zanisnik is paid an annual salary of $88,000, which may be increased from time to time at the discretion of the Board of Directors. He is also entitled to an annual bonus in an amount determined by the Compensation Committee based upon the realization of the Company's goals during such year and to commissions on net sales to certain customers of the Company.

     The agreements with each of Messrs. Cunningham, G. Mays, T. Mays, Zanisnik, Needle and Lykogiannis are automatically extended for additional periods of one year effective on the second anniversary of the commencement date and on each anniversary thereafter (the "Renewal Date") unless the Company gives notice to the contrary at least six months prior to the Renewal Date. Each individual is entitled to a lump sum payment in the amount of one-half times his then annual salary in the event of a termination without cause, and a lump sum payment in the amount of two times his then annual salary in the event of a termination of employment by the employee for "Good Reason" as defined under each of the respective employment agreements. Each individual is also entitled to a comprehensive medical indemnity policy for himself and his family, long-term disability insurance and such other benefits as the Board of Directors shall adopt and approve. Messrs. Cunningham, G. Mays, T. Mays and Needle also receive a car allowance.

     The agreement between Roda and Mr. Furlonge is for a term of at least 18 months, and continues until terminated by either party upon at least six months' prior notice. Mr. Furlonge is employed as a senior executive of Roda with the job title Managing Director. He is paid an annual salary of $163,000 (100,000 pounds), which is subject to increase each year by an amount at least equal to the percentage increase in a consumer price index over the prior year. He is also entitled to an annual bonus in an amount determined by the Compensation Committee based upon the realization of the Company's goals during such year. He is entitled to a lump sum payment in the amount of two times his then annual salary following a "Change in Control" of Roda or the Company, provided that he continues to work for at least six months following the Change of Control (or, if longer, for such period of time following the Change of Control to ensure that he has completed at least 18 months of service under the agreement). If his employment is terminated, except for cause, following a Change in Control, the lump sum payment would be payable immediately. Mr. Furlonge is also entitled to medical insurance for himself and his family, continued participation in Roda's pension plan, life insurance in the amount of four times his annual salary and a car allowance.


STOCK OPTION PLANS

1998 Stock Option Plan

     In February 1998, the Board of Directors and the sole stockholder of the Company adopted the 1998 Stock Option Plan ("1998 Plan") and reserved 450,000 shares of Common Stock for issuance thereunder. The Plan provides for the granting to employees (including employee directors and officers) of options intended to qualify as incentive stock options within the meaning of (section)422 of the Code and for the granting of nonstatutory stock options to employees and consultants. The 1998 Plan is currently administered by the Company's Compensation Committee.

     The 1998 Plan provides for the granting of both Incentive Stock Options ("ISOs") and nonstatutory stock options (a "NSO") and in connection with such options the granting of stock appreciation rights (an "SAR") or additional stock options, known as progressive stock options, in the event the grantee exercises such stock options by surrendering shares of Common Stock of the Company (a "PSO"). NSOs and SARs may be issued to any key employee or officer of the Company or its subsidiaries, or any other person who is an independent contractor, agent or consultant of the Company or its subsidiaries but not any director of the Company who is not an employee of the Company. ISOs may be issued to key employees and officers of the Company and its subsidiaries, but not to any independent contractor, agent or consultant. The Compensation Committee also determines the times at which options will vest and will become exercisable, their transferability and the dates, not more than ten years after the date of grant, on which options will expire. In the event of a tender offer for more than 25% of the Company's outstanding stock, or a "change in control" (as defined in the 1998 Plan) of the Company, all outstanding options become immediately exercisable. The fair market value of the stock with respect to which ISOs under the 1998 Plan or any other plan of the Company first become exercisable may not exceed $100,000 in any year. The option price of an ISO is to be at least 100% of the fair market value on the date of grant (110% in the case of optionees holding more than ten percent of the combined voting power of all classes of stock of the Company). The 1998 Plan, however, permits the Compensation Committee to grant NSOs at any exercise price consistent with the purposes of the 1998 Plan, whether or not such exercise price is equal to the fair market value of the stock on the date of grant of the NSO. NSOs with an exercise price of less than fair market value on the date of grant would not qualify as performance-based compensation under (section)162(m) of the Code and, therefore, any compensation expense generated by the exercise of such an option would not be deductible by the Company when the Company is considered to be subject to such Section, if the optionee is a "covered employee" who is paid compensation from the Company in an amount in excess of $1,000,000 in the year of exercise.

     Options may be exercised by the payment of the exercise price in cash, Common Stock or a combination thereof. Subject to compliance with the provisions of applicable governmental regulations, the Compensation Committee may make a loan for the purpose of exercising any option granted under the 1998 Plan to an optionee in an amount not to exceed 100% of the purchase price of the shares acquired upon exercise of the options. The loan must be secured by a pledge of shares of the Company having an aggregate purchase price equal to or greater than the amount of the loan.

     The 1998 Plan permits the Compensation Committee to grant SARs in connection with any option granted under the 1998 Plan. SARs enable an optionee to surrender an option and to receive a payment in cash or Common Stock, as determined by the Compensation Committee, equal to the difference between the fair market value of the Common Stock on the date of surrender of the related option and the option price.

     The 1998 Plan also permits the Compensation Committee to grant PSOs in connection with any option granted under the 1998 Plan. PSOs enable an optionee to receive additional stock options in the event the grantee exercises a stock option, in whole or in part, by surrendering shares of Common Stock of the Company. Any PSO granted will be for a number of shares equal to the number of surrendered shares of Common Stock, shall not be exercisable for a minimum of six months from the grant date of the option, shall have an option price per share equal to 100% of the fair market value of a share of stock on the grant date and shall be subject to such other terms and conditions as the Compensation Committee may determine.

     At the time of the Offering, options covering an aggregate of 170,800 shares of Common Stock will be outstanding under the 1998 Plan including options to purchase 50,000 shares of Common Stock granted to each of Messrs. Needle and Lykogiannis. All of such options will expire ten years after the date of grant, and have an exercise price per share, subject to adjustment, equal to the initial public offering price. Of the above 170,800 options, 130,000 will be fully vested upon the consummation of the Offering and the remaining 40,800 will vest over a period of three years.


The Directors' Stock Option Plan

     In February 1998, the Board of Directors and the sole stockholder of the Company adopted the Directors' Stock Option Plan (the "Directors' Plan") and reserved 150,000 shares of Common Stock for insurance thereunder. The individuals eligible to participate in the Directors' Plan are each Director of the Company who is not an employee of the Company or any of its subsidiaries (an "Outside Director").

     Under the terms of the Directors' Plan, upon the closing of the Offering, each Outside Director automatically receives an NSO to acquire 15,000 shares of Common Stock at the initial public offering price. Accordingly, at the time of the Offering, options covering an aggregate of 60,000 shares of Common Stock will be outstanding under the Directors' Plan. In addition, beginning in 1999, on the first business day of the month following the month in which the annual meeting of stockholders occurs, each Outside Director shall automatically receive an NSO for the purchase of 4,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. New Outside Directors shall receive an NSO for the purchase of 15,000 shares of Common Stock upon their initial election as directors. All options granted under the Directors' Plan will be fully vested six months after the date of grant.

     Options under the Directors' Plan will have a term of ten years and shall not be exercisable until six months following the date of grant. Payment upon exercise may be made only in cash or by check. In the case of a person who ceases to be an Outside Director for reasons other than death, the options shall not be exercisable after the third anniversary of the date such person ceased to be an Outside Director. In the case of death, options that have not expired may not be exercised by executors, administrators, heirs or distributees, after the first anniversary of the date of death.

     The Board of Directors has the authority to amend, suspend or discontinue the Directors' Plan but the Board of Directors may not, without the approval of stockholders, make any amendment which (i) makes a change in the persons eligible to receive options under the Directors' Plan, (ii) increases the number of shares of the Common Stock which may be issued under the Directors' Plan,
(iii) increases the maximum option price, (iv) decreases the option price or (v) changes the number of shares subject to the automatic option.


401(K) PLAN

     The Predecessor maintains a salary deferral and savings plan for its employees (the "401(k) Plan") which is qualified under Section 401(k) of the Code. Subject to limits set forth in the Code, employees who meet certain age and service requirements may participate in the 401(k) Plan by contributing through payroll deductions. The Company, at its discretion, may elect to contribute to the 401(k) Plan in amounts and at times determined by the Board of Directors.


RODA PENSION PLAN

     Roda maintains a defined contribution pension plan, approved by the United Kingdom's Inland Revenue, in which employees who meet certain age and service requirements may participate. The plan is based upon contributions from both the employer and employees, with Roda's contribution on behalf of each participating employee being set at 5% of basic salary.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock, after giving effect to the Reorganization and the Acquisition, both before and after the Offering, by (i) each person known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and designee who will become a director upon consummation of the Offering, (iii) each of the Named Executive Officers and (iv) all directors and officers as a group.

     Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Shares of Common Stock subject to options held by the directors and officers that are not exercisable within 60 days of the date hereof are not, in accordance with beneficial ownership rules promulgated by the Commission, deemed outstanding for the purpose of computing such director's or officer's beneficial ownership.


                                                                                      PERCENTAGE OF CLASS
                                                                                       BENEFICIALLY OWNED
                                                                                     ----------------------
                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL        BEFORE       AFTER
                NAME OF BENEFICIAL OWNER(1)                         OWNERSHIP         OFFERING     OFFERING
-----------------------------------------------------------   --------------------   ----------   ---------
Michael R. Cunningham .....................................         2,050,728 (2)        79.0%       42.2%
Gordon Mays ...............................................           228,198 (3)         8.8%        4.7%
Timothy Mays ..............................................           165,803 (4)         6.4%        3.4%
Robert Needle .............................................            50,000 (5)           *         1.0%
Ioannis Lykogiannis .......................................            50,000 (5)           *           *
Arnold Spinner ............................................                 0               *           *
James J. Cunningham .......................................           130,898 (6)         5.0%        2.7%
Norman R. Malo ............................................                 0               *           *
All directors and officers as a group (8 persons)..........         2,695,627 (7)        99.2%       54.1%


----------
 * Less than 1%.

(1) Unless otherwise indicated, the address of each such person is c/o Cunningham Graphics International, Inc., 629 Grove St., Jersey City, New Jersey 07310. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

(2) Excludes 130,898 shares held by a trust for the benefit of Michael R. Cunningham's children. The trustee of such trust, James J. Cunningham, the brother of Mr. M. Cunningham, has the sole right to vote and dispose of such shares.

(3) Excludes 9,817 shares held by a trust for the benefit of Gordon Mays' children. The trustee of such trust, William J. Mays, the brother of Mr. G. Mays, has the sole right to vote and dispose of such shares.

(4) Excludes  9,817  shares  held by a trust for the  benefit of  Timothy  Mays'
    children. The trustee of such trust, William Edward Shannon, the brother-in-law of Mr. T. Mays, has the sole right to vote and dispose of such shares.

(5) Represents shares underlying options which have been granted to the designated person, all of which are exercisable within 60 days of the date of this Prospectus.

(6) Includes the 130,898 shares referred to in footnote (2).

(7) Includes 120,000 shares subject to options which have been granted to officers and which are exercisable within 60 days of the date of this Prospectus, and excludes the shares referred to in footnotes (3) and (4).

                             CERTAIN TRANSACTIONS



CAPITALIZATION PRIOR TO THE REORGANIZATION


     The Predecessor was initially capitalized in September 1983 through the sale of 100 shares of common stock of the Predecessor, to Michael R. Cunningham, the Company's founder. Mr. Cunningham subsequently made gifts of six shares to a trust created for the benefit of his children.

     On June 11, 1991, the Predecessor entered into a stock purchase agreement (the "Stock Purchase Agreement") with Timothy Mays and Gordon Mays (collectively, the "Buyers") which entitled the Buyers to purchase from the Predecessor up to 53.85 shares of common stock, of which up to 11.11 shares of common stock of the Predecessor could be purchased by the Buyers on June 12, 1991, and the remaining 42.74 shares of common stock of the Predecessor could be purchased by the Buyers, at certain times after June 12, 1991 but in no event later than December 1, 1996 ("Purchase Option Termination Date"). On June 12, 1991, pursuant to the terms of the Stock Purchase Agreement, Timothy Mays purchased 3.67 shares of common stock of the Predecessor, and Gordon Mays purchased 7.44 shares of common stock of the Predecessor, in consideration for
(i) the return by the Buyers to the Company of a promissory note dated April 12, 1991 evidencing indebtedness of the Company to the Buyers in the principal amount of $100,000 and (ii) $200,000 paid by the Buyers to the Company. Pursuant to the terms of the Stock Purchase Agreement, from time to time between June 12, 1991 and the Purchase Option Termination Date, Timothy Mays purchased an additional 4.38 shares of common stock of the Predecessor, and Gordon Mays purchased an additional 3.47 shares of common stock of the Predecessor, in consideration for the retention by the Company of (i) all dividends declared by the Company and payable to the Buyers and (ii) certain "Additional Compensation" due to the Buyers under employment agreements with the Company.

     Messrs. G. Mays and T. Mays subsequently made gifts of .45 shares of common stock of the Predecessor each to a trust created for the benefit of their respective children.

     Messrs. Cunningham, G. Mays and T. Mays entered into a shareholders agreement in 1991 providing for certain restrictions upon the disposition of shares and upon the voting of stock, which agreement will be terminated effective upon the consummation of the Reorganization.


LOANS FROM INSIDERS

     From time to time, the Company borrowed funds from Michael R. Cunningham and the trust for the benefit of his children, which are stockholders of the Company. A total of $227,000 of such loans was outstanding as of December 31, 1996, all of which was repaid in 1997.


THE REORGANIZATION

     In connection with the Reorganization, the Company will issue an aggregate of 2,595,260 shares of Common Stock, Exchange Notes in the aggregate principal amount of $2.4 million (assuming an initial public offering price of $12.00 per share) and Distribution Notes in the aggregate principal amount of $3.6 million. The Exchange Notes and the Distribution Notes will be paid from the proceeds of the Offering. See "The Company -- The Reorganization." The number of shares of Common Stock, the principal amounts of the Exchange Notes and the principal amounts of the Distribution Notes, to be received by each stockholder of the Predecessor in the Reorganization, are as follows:


                                             SHARES OF COMMON      PRINCIPAL OF        PRINCIPAL OF
               STOCKHOLDER                         STOCK          EXCHANGE NOTES    DISTRIBUTION NOTES
-----------------------------------------   ------------------   ---------------   -------------------
Michael R. Cunningham ...................        2,050,727          $1,896,432          $2,844,655
Gordon Mays .............................          228,198             211,030             316,543
Timothy Mays ............................          165,803             153,330             229,993
James J. Cunningham, Trustee ............          130,898             121,050             181,573
William J. Mays, Trustee ................            9,817               9,079              13,618
William Edward Shannon, Trustee .........            9,817               9,079              13,618
Totals: .................................        2,595,260          $2,400,000          $3,600,000

POLICY OF THE BOARD OF DIRECTORS

     All ongoing and any future transactions with affiliates of the Company, if any, will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

                         DESCRIPTION OF CAPITAL STOCK

     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


GENERAL

     The Company's Certificate of Incorporation authorizes 30,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value. After giving effect to (i) the Reorganization, (ii) the closing of the Acquisition and (iii) the completion of the Offering, the Company will have outstanding 4,865,000 shares of Common Stock and no shares of Preferred Stock. In addition, the Company will have 450,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan and 150,000 shares of Common Stock reserved for issuance under the Company's Directors' Stock Option Plan. See "Management -- Stock Option Plans."


COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any Preferred Stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each stockholder. See "Risk Factors -- Dividend Policy."


PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series.

     The Preferred Stock and the variety of characteristics available for it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the Common Stock. The issuance of such shares could be used to enable the holder to block an acquisition of the Company. Although the Board of Directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium for their shares of Common Stock over the market price.


STATUTORY BUSINESS COMBINATION PROVISIONS

     The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the Corporation, the Board may, in addition to considering the effects of any action on stockholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (b) the effects on the community in which the corporation operates and (c) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. The statute further provides that if, based on these factors, the Board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a stockholder to challenge the Board's rejection of, and may facilitate the Board's rejection of, an offer to acquire the Company. The Company will be subject to the New Jersey Shareholders Protection Act (the "Protection Act"), which prohibits certain New Jersey corporations from engaging in business combinations (including mergers, consolidations, significant asset dispositions and certain stock issuances) with any interested stockholder (defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an interested stockholder, unless the business combination is approved by the Board of Directors prior to the date the stockholder became an interested stockholder. In addition, the Protection Act prohibits any business combination at any time with an interested stockholder other than a transaction that (i) is approved by the Board of Directors prior to the date the interested stockholder became an interested stockholder, or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested stockholder, or (iii) satisfies certain "fair price" and related criteria.


STAGGERED BOARD OF DIRECTORS

     The Company's Certificate of Incorporation provides for a Board of Directors of not less than three members, with the actual number to be set by resolution of the Board from time to time. In addition, the Certificate of Incorporation provides for the implementation of a staggered Board of Directors effective at the closing of the Offering. Under this provision the Board of Directors will be divided into three classes, Class A, Class B and Class C, with each class containing as nearly as practicable, an even number of Directors. Initially, the Class A Directors will have a term expiring at the 1999 Annual Meeting of Stockholders, the Class B Directors will have a term expiring at the 2000 Annual Meeting of Stockholders and the Class C Directors will have a term expiring at the 2001 Annual Meeting of Stockholders. Commencing with the 1999 Annual Meeting of Stockholders, as each class comes up for election, it will be for a three-year term.

     An effect of the staggered Board of Directors is to make it more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management.


LIMITATION OF DIRECTORS' LIABILITIES

     Pursuant to provisions of the Company's Certificate of Incorporation, directors of the Company are not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or any transaction in which a director has derived an improper personal benefit.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     Upon consummation of the Offering, the Company will have outstanding 4,865,000 shares of Common Stock, of which the 2,100,000 Shares offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for shares purchased by an "affiliate of the Company" (in general, a person who has a controlling position with regard to the Company), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

     The remaining 2,765,000 shares of Common Stock to be outstanding after the Offering are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, subject to certain volume limitations prescribed by Rule
144. The holders of all of the restricted shares have agreed not to sell any of their securities of the Company for a period of 180 days following the date of this Prospectus, under any circumstances.

     In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate) who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     The Company, the directors and officers of the Company (who in the aggregate beneficially own 2,695,627 shares of Common Stock), have agreed with the Underwriter that, for a period of 180 days following the Offering, they will not offer to sell, contract to sell, grant an option to purchase or otherwise dispose (or announce any offer, sale, grant of any option or other distribution) of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of Schroder & Co. Inc. (except that the Company may grant options to purchase or award shares of Common Stock under the 1998 Plan and the Directors' Plan and issue privately placed shares in connection with acquisitions). See "Management -- Stock Option Plans" and "Principal Stockholders."

     As soon as practicable following the consummation of the Offering, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock issuable pursuant to the 1998 Plan and the Directors' Plan. See "Management -- Stock Option Plans." Shares of Common Stock issued pursuant to the 1998 Plan and the Directors' Plan after the effective date of such registration statement will be available for sale in the open market, subject to the lock-up agreement described above, if applicable.

                                 UNDERWRITING

     The Underwriter named below (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriter, the number of shares of Common Stock set forth opposite its respective name:


UNDERWRITER                                                     NUMBER OF SHARES
------------------------------                                 -----------------
Schroder & Co. Inc. ..........                                     2,100,000


     The Underwriting Agreement provides that the Underwriter is obligated to purchase all of the shares of Common Stock offered hereby, if any such shares are purchased.

     The Underwriter has advised the Company that it proposes to offer the shares of Common Stock directly to the public, initially at the offering price set forth on the cover page of this Prospectus; that the Underwriter proposes initially to allow a concession not in excess of $ per share to certain dealers; and that the Underwriter may initially allow a concession not in excess of $ per share to other dealers. After the initial offering of the shares of Common Stock, the public offering price and such concessions may be changed by the Underwriter.

     The Company has granted an option to the Underwriter, exercisable for 30 days from the date of this Prospectus, to purchase up to 315,000 additional shares of Common Stock, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriter may exercise such option only to cover over-allotments in connection with the sale of the Common Stock offered hereby.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or will contribute to payments that the Underwriter may be required to make in respect thereof.

     The Underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Underwriter. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market and general economic conditions, are the history of, and prospects for, the industry in which the Company operates, the ability of the Company's management, the Company's past and present operations, the Company's historical results of operations, the Company's earnings prospects, the prices of similar securities of comparable companies, and other relative factors. There can be no assurance, however, that the price at which the Common Stock will sell in the public market after the Offering will not be lower than the price at which it is being sold by the Underwriter.

     The Company, the directors and officers of the Company (who in the aggregate beneficially own 2,695,627 shares of Common Stock), have agreed with the Underwriter that, for a period of 180 days following the Offering, they will not offer to sell, contract to sell, grant an option to purchase or otherwise dispose (or announce any offer, sale, grant of any option or other distribution) of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of Schroder & Co. Inc. (except that the Company may grant options to purchase or award shares of Common Stock under the 1998 Plan and the Directors' Plan and issue privately placed shares in connection with acquisitions). See "Management -- Stock Option Plans" and "Principal Stockholders."

     At the request of the Company, up to 200,000 shares of Common Stock have been reserved for sale in the Offering to certain individuals, including directors and employees of the Company, members of their families and/or friends, and other persons having business relationships with the Company. The price of such shares to such persons will be the initial public offering price set forth on the cover of this Prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriter to the general public on the same basis as the other shares offered hereby.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, a Professional Corporation, Newark, New Jersey. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Stroock & Stroock & Lavan LLP, New York, New York.


                                    EXPERTS

     The predecessor financial statements of Cunningham Graphics International, Inc. for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

     The financial statements of Roda Limited for the year ended December 31, 1997 and for the four months ended December 31, 1996, and of Roda Print Concepts Limited for the ten month period ended October 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young, Chartered Accountants, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any agreement or any other document referred to are not necessarily complete, and in each instance, if such agreement or document is filed as an exhibit, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                       PREDECESSOR FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996 AND 1997

                                   CONTENTS

Report of Independent Auditors ..........................................................   F-2

Predecessor Balance Sheets as of December 31, 1996 and 1997 .............................   F-3

Predecessor Statements of Income for the years ended
 December 31, 1995, 1996 and 1997 .......................................................   F-4

Predecessor Statements of Stockholders' Equity for the years ended
 December 31, 1995, 1996 and 1997 .......................................................   F-5

Predecessor Statements of Cash Flows for the years ended
 December 31, 1995, 1996 and 1997 .......................................................   F-6

Notes to Predecessor Financial Statements ...............................................   F-7

                                 RODA LIMITED
                       CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996, AND 1997

                                   CONTENTS

Report of Independent Auditors ..........................................................  F-16

Consolidated Profit and Loss Account for the year ended 31 December 1997 and the period from incorporation (29 August 1996) to 31 December 1996 and the Profit and Loss Account
 of Roda Print Concepts Limited for the ten-month period ended 31 October 1996 ..........  F-17

Consolidated Balance Sheets as of December 31, 1996 and 1997 ............................  F-18

Consolidated Statement of Cash Flows for the year ended 31 December 1997 and the period from  incorporation  (29 August 1996) to 31 December  1996 and the Statement of
 Cash Flows of Roda Print  Concepts  Limited for the  ten-month  period ended 31
 October 1996 ...........................................................................  F-19

Notes to Financial Statements ...........................................................  F-20

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cunningham Graphics International, Inc.


     We have audited the accompanying predecessor balance sheets of Cunningham Graphics International, Inc. as of December 31, 1996 and 1997, and the related predecessor statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the predecessor financial statements referred to above present fairly, in all material respects, the financial position of Cunningham Graphics International, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                             /s/ Ernst & Young LLP


Princeton, New Jersey
January 16, 1998

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                           PREDECESSOR BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                  PRO FORMA
                                                                                                STOCKHOLDERS'
                                                                                                   EQUITY
                                                                         1996        1997           1997
                                                                       --------   ----------   --------------
                                                                                                 (UNAUDITED)
ASSETS
Current assets:
 Cash ..............................................................    $  543     $    67
 Accounts receivable (net of allowance for doubtful accounts of
   $28 in 1996 and $50 in 1997) ....................................     4,607       5,673
 Inventories .......................................................       541         940
 Prepaid expenses and other current assets .........................        70          78
 Notes and advances receivable -- stockholder/officers .............       158         136
 Deferred income taxes .............................................        --          47
                                                                        ------     -------
Total current assets ...............................................     5,919       6,941
Property and equipment -- net ......................................     3,458       3,579
Other assets .......................................................        94         418
                                                                        ------     -------
                                                                        $9,471     $10,938
                                                                        ======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt, third-party ....................    $  414     $   407
 Revolving line of credit ..........................................     1,350         300
 Current portion of notes payable -- related parties ...............        73          --
 Current portion of obligations under capital leases ...............       183         178
 Accounts payable ..................................................     3,661       3,854
 Accrued expenses ..................................................     1,105       1,474
                                                                        ------     -------
Total current liabilities ..........................................     6,786       6,213
Long-term debt, third-party -- net of current portion ..............       631       1,185
Notes payable -- related parties -- net of current portion .........       154          --
Obligations under capital leases -- net of current portion .........       515         332
Deferred income taxes ..............................................        41          57
                                                                        ------     -------
Total liabilities ..................................................     8,127       7,787
Commitments and contingencies

Stockholders' equity:
 Common stock,  no par value;  2,507 shares  authorized,
   119 shares in 1996 and 1997 issued and outstanding,
   stated at $50 per share..........................................         6           6        $     --
 Additional paid-in capital ........................................       734         734          (2,908)
 Retained earnings .................................................       604       2,411              --
                                                                        ------     -------        --------
Total stockholders' equity .........................................     1,344       3,151        $ (2,908)
                                                                        ------     -------        =========
                                                                        $9,471     $10,938
                                                                        ======     =======


                            See accompanying notes.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                        PREDECESSOR STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                     1995         1996         1997
                                                  ----------   ----------   ----------
Net sales .....................................    $17,327      $23,193      $35,744
Operating expenses:
 Costs of production ..........................     12,860       17,616       26,894
 Selling, general and administrative ..........      3,441        4,270        5,794
 Depreciation and amortization ................        498          563          694
                                                   -------      -------      -------
                                                    16,799       22,449       33,382
Income from operations ........................        528          744        2,362
 Interest expense .............................       (257)        (234)        (250)
 Other income .................................          2           48           35
                                                   -------      -------      -------
Income before income taxes ....................        273          558        2,147
 Provision for income taxes ...................          6           56          129
                                                   -------      -------      -------
Net income ....................................    $   267      $   502      $ 2,018
                                                   =======      =======      =======
PRO FORMA DATA (UNAUDITED)
Income before income taxes ..........................................      $   2,147
 Pro forma provision for income taxes ...............................            880
                                                                           ---------
Pro forma net income ................................................      $   1,267
                                                                           =========
Pro forma earnings per share ........................................      $    0.41
                                                                           =========
Pro forma shares outstanding ........................................      3,095,261
                                                                           =========


                            See accompanying notes.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                 PREDECESSOR STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)





                                            COMMON STOCK                    ADDITIONAL
                                         -------------------    PAID-IN      RETAINED
                                          SHARES     AMOUNT     CAPITAL      EARNINGS      TOTAL
                                         --------   --------   ---------   -----------   ---------
Balance at January 1, 1995 ...........      118        $ 6        $722       $  356       $1,084
 Net income ..........................       --         --          --          267          267
 Distributions .......................       --         --          --         (521)        (521)
                                            ---        ---        ----       ------       ------
Balance at December 31, 1995 .........      118          6         722          102          830
 Net income ..........................       --         --          --          502          502
 Sale of common stock ................        1         --          12           --           12
                                            ---        ---        ----       ------       ------
Balance at December 31, 1996 .........      119          6         734          604        1,344
 Net income ..........................       --         --          --        2,018        2,018
 Distributions .......................       --         --          --         (211)        (211)
                                            ---        ---        ----       ------       ------
Balance at December 31, 1997 .........      119        $ 6        $734       $2,411       $3,151
                                            ===        ===        ====       ======       ======

                            See accompanying notes.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                      PREDECESSOR STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)


                                                                   1995           1996           1997
                                                               ------------   -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .................................................      $ 267        $    502       $ 2,018
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization .............................        498             563           694
 Gain on sale of equipment .................................         --             (48)          (18)
 Deferred income taxes .....................................         (1)             32           (31)
 Changes in operating assets and liabilities:
   Increase in accounts receivable .........................        (34)         (2,161)       (1,066)
   (Increase) decrease in inventories ......................       (436)            509          (399)
   Increase in prepaid expenses and other current assets            (29)            (86)           (8)
   Increase in other assets ................................         (9)            (45)         (324)
   Increase (decrease) in advance to officers ..............        257             (94)           22
   Increase in accounts payable ............................        219           1,835           193
   (Decrease) increase in accrued expenses .................       (138)            664           369
                                                                  -------      --------       ---------
Net cash provided by operating activities ..................        594           1,671         1,450
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from the disposition of equipment ................         --              71         1,349
 Acquisition of property and equipment .....................       (254)         (1,711)       (2,146)
                                                                  -------      --------       ---------
Net cash used in investing activities ......................       (254)         (1,640)         (797)
CASH FLOWS FROM FINANCING ACTIVITIES
 Net principal proceeds (payments) on revolving line of
   credit ..................................................        306             444        (1,050)
 Proceeds from long-term borrowings, third-party ...........         --             614         1,023
 Principal payments on long-term borrowings, third-party .         (200)           (302)         (476)
 Principal payments on obligations under capital lease .....       (138)           (139)         (188)
 Proceeds from issuance of notes payable -- related
   parties .................................................         70              24            --
 Principal payments on notes payable -- related parties.....         --            (142)         (227)
 Shareholder distribution ..................................       (521)             --          (211)
 Proceeds from sale of common stock ........................         --              12            --
                                                                  -------      --------       ---------
Net cash (used in) provided by financing activities ........       (483)            511        (1,129)
                                                                  -------      --------       ---------
Net (decrease) increase in cash ............................       (143)           (542)         (476)
Cash, beginning of year ....................................        144               1           543
                                                                  -------      --------       ---------
Cash, end of year ..........................................      $   1        $    543       $    67
                                                                  -------      --------       ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA
Income taxes paid ..........................................      $  10        $     40       $   169
                                                                  =======      ========       =========
Interest paid ..............................................      $ 254        $    235       $   251
                                                                  =======      ========       =========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Acquisition of equipment under capital lease ...............      $  23        $    422       $    --
                                                                  =======      ========       =========


                            See accompanying notes.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying predecessor financial statements include the operations of Cunningham Graphics, Inc. (the "Company" or the "Predecessor Entity"). As further discussed in Note 14, a reorganization of the Predecessor is planned for 1998.


DESCRIPTION OF COMPANY

     The Company provides a wide range of graphic communication services to financial institutions and corporations in the eastern United States, focusing on producing and distributing time-sensitive analytical research and marketing materials and on providing on-demand printing.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less when acquired. The carrying amount reported for cash equivalents approximates fair value.


CONCENTRATION OF CREDIT RISK

     The Company performs periodic credit evaluations of its customers and generally does not require collateral.


INVENTORIES

     Inventories are stated at the lower of cost or market by the specific identification method. Inventory consists of raw materials and work in process. Finished goods are shipped upon completion.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization of assets, including those under capital lease, are computed using the straight-line method over the lesser of the estimated useful lives of the related assets or the lease term. Useful lives range from 3 to 10 years.


INCOME TAXES

     The Company and its stockholders have elected to be taxed as an S Corporation pursuant to the Internal Revenue Code and certain state and local tax regulations. Therefore, no provision has been made in the accompanying financial statements for federal and certain state and local income taxes, since such taxes are the liability of the stockholders. The provision for income taxes principally reflects taxes levied by certain state and local governments. (See Notes 11 and 14).

     Deferred taxes are computed based on the tax effects in future years of the differences between financial and tax reporting bases of assets and liabilities. Deferred tax assets and liabilities are classified as current and noncurrent based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability.


REVENUE RECOGNITION

     Revenue is recognized upon shipment of products to customers.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED)


USE OF ESTIMATES

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which is required to be adopted on December 31, 1997. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously required fully diluted earnings per share. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded.


2. INVENTORIES

     Inventories consist of the following:


                                                                      1996      1997
                                                                     ------   -------
        Raw materials (net of valuation allowance of $200 at
         December 31, 1996 and $194 at December 31, 1997).........    $477     $805
        Work-in-process ..........................................      64      135
                                                                      ----     ----
                                                                      $541     $940
                                                                      ====     ====


3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:


                                                                   1996          1997
                                                               -----------   -----------
        Machinery and equipment ............................    $  4,711      $  4,813
        Furniture, fixtures and office equipment ...........         653           974
        Leasehold improvements .............................         261           471
        Autos and transportation equipment .................         214           280
                                                                --------      --------
                                                                   5,839         6,538
        Accumulated depreciation and amortization ..........      (2,381)       (2,959)
                                                                --------      --------
                                                                $  3,458      $  3,579
                                                                ========      ========


     The gross amount of the leased property included in property and equipment is $1,062 and $1,069, and accumulated amortization is $341 and $386 at December 31, 1996 and 1997, respectively.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)

4. OTHER ASSETS

     Included in other assets is approximately $342 of costs related to the anticipated initial public offering and the acquisition of Roda Limited (Note
14).


5. ACCRUED EXPENSES

     Other accrued liabilities consists of the following:


                                               1996        1997
                                            ---------   ---------
         Employee compensation ..........    $  761      $  689
         Other ..........................       344         785
                                             ------      ------
                                             $1,105      $1,474
                                             ======      ======



6. REVOLVING  LINE OF CREDIT, LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASE

     On December 15, 1997, the Company entered into a new Loan and Security Agreement with a bank (the "Loan and Security Agreement"). The Loan and Security Agreement provides for a $2,000 revolving line of credit and a $1,000 3-year term loan (the "Term Loan"). The revolving line of credit expires on May 30, 1998. Borrowings under both the line of credit and the Term Loan bear interest at the bank's prime rate or at the Company's option LIBOR plus 2.25% (8.5% at December 31, 1997). The debt is collateralized by substantially all of the Company's assets. Among other things, the Loan and Security Agreement restricts the Company's ability to incur additional indebtedness and requires the Company to maintain certain financial ratios.

     At December 31, 1996, the revolving line of credit represents the amount outstanding under a previous $2,000 revolving line of credit with a bank. Borrowings under this agreement carried interest at the bank's prime rate plus
 .5% (8.75% at December 31, 1996) and were secured by substantially all of the Company's assets and guaranteed by the principal stockholder of the Company.

     The Company leases property and equipment under capital leases expiring in various years through 2001. Amortization ($74, $105 and $119 in 1995, 1996 and 1997, respectively) of assets under capital leases is included in depreciation expense.

     Long-term debt consists of the following (excluding notes payable to related parties, see Note 7):


                                                                                         1996        1997
                                                                                       --------   ---------
   Term loan, payable with interest only through December 1998 with principal
    payments beginning January 1999 through December 2001 ..........................    $   --     $1,000
   Notes payable to finance companies, payable in monthly installments with interest at rates ranging from 7.48% to 11.75%,  through  various dates from December
    1998 to October 1999 (secured by certain equipment with a carrying value of
    approximately $358).............................................................       518        262
   Non-interest bearing note payable in monthly installments through December
    1999 (discounted based on imputed interest rate of 8%) .........................       449        308
   Various capital lease obligations ...............................................       698        510
   Other (secured by equipment with a carrying value of $135).......................        78         22
                                                                                        ------     ------
                                                                                         1,743      2,102
   Less current maturities .........................................................       597        585
                                                                                        ------     ------
                                                                                        $1,146     $1,517
                                                                                        ======     ======

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)

6. REVOLVING LINE OF CREDIT, LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASE --(CONTINUED)

     Maturities of long-term debt and obligations under capital lease (principal and interest) for each of the next five years are as follows:


                                                                                OBLIGATIONS
                                                                                   UNDER
                                                                  LONG-TERM       CAPITAL
                                                                     DEBT          LEASE
                                                                 -----------   ------------
         1998 ................................................       $407          $236
         1999 ................................................        516           185
         2000 ................................................        333           119
         2001 ................................................        336            84
                                                                                   ----
         Total minimum lease payments ........................                      624
         Less amount representing interest ...................                      114
                                                                                   ----
         Present value of net minimum lease payments .........                     $510
                                                                                   ====



7. RELATED PARTY TRANSACTIONS

     Included in notes and advances receivable -- stockholder/officers are notes receivable aggregating $22 at December 31, 1996 and advances of $136 at December 31, 1996 and 1997. The notes bear interest at an annual rate of 8% and were repaid in 1997. Advances receivable represent cash advances with no specific repayment terms. The stockholder intends to repay the advances as a part of the Offering. Notes payable to related parties consists of the following:


                                                                      1996     1997
                                                                     ------   -----
         Note payable to stockholder/officer, payable in
           monthly installments with interest at the prime rate
           (8.5% at December 31, 1996) ...........................    $112     $--
         Note payable to Cunningham Children Trust, payable
           in monthly installments with interest at the prime rate
           (8.5% at December 31, 1996) ...........................     115      --
                                                                      ----     ---
                                                                       227      --
         Less current portion ....................................      73      --
                                                                      ----     ---
                                                                      $154     $--
                                                                      ====     ===



     In December 1997, the Company repaid the outstanding balances under these notes payable.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)

8. COMMITMENTS AND CONTINGENCIES


LEASES

     The Company leases office facilities, equipment and automobiles under noncancelable operating leases expiring in various years through 2000. One of the facility leases requires the Company to pay additional rents based on its proportionate share of certain costs of the facility.

     In March 1997, the Company entered into a sale-leaseback arrangement. Under the arrangement, the Company sold equipment and leased it back for a period of six years. The leaseback has been accounted for as an operating lease. No gain or loss was recorded on the transaction. Upon expiration of the lease, the Company has agreed to acquire the equipment at terms more fully described in the lease agreement.

     Future minimum rental payments for each of the next five years and in the aggregate under the above lease agreements are as follows:


                 1998                             $1,094
                 1999                              1,085
                 2000                                360
                 2001                                286
                 2002                                237
                 Thereafter ..................        39
                                                  ------
                                                  $3,101
                                                  ======


     Rent expense under all operating leases was $282, $463 and $631 for the years ended December 31, 1995, 1996 and 1997, respectively.


9. CONCENTRATIONS

     Sales to customers, each comprising 10% or more of the Company's sales (two customers in 1995, three customers in 1996 and four customers in 1997) represented revenues of $6,445, $9,812 and $20,375, respectively. Included in trade accounts receivable are amounts due from these customers of $1,648 and $2,989 as of December 31, 1996 and 1997, respectively.

     The Company has 370 employees, approximately 69 of whom are members of a union which are covered under a memorandum of agreement which expires on June 30, 2000.


10. STOCKHOLDERS' EQUITY

     On June 11, 1991, the Company entered into an agreement with two stockholders which entitled the two stockholders to purchase from the Company up to 53.85 shares of its common stock through December 1, 1996. Through the expiration of the agreement and pursuant to the terms of the agreement, the stockholders purchased 18.96 shares (including one share in 1995 for an aggregate consideration of $12).

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)

11. INCOME TAXES

     The provision for state income taxes consists of the following:


                                                          1995      1996      1997
                                                       ---------   ------   -------
         Current ...................................     $ 8        $24      $ 160
         Deferred ..................................      (2)        32        (31)
                                                         ------     ---      -----
         Total provision for income taxes ..........     $ 6        $56      $ 129
                                                         =====      ===      =====


     The significant components of the Company's deferred tax liabilities and assets include depreciation, accounts receivable and inventory reserves and accrued expenses. (See Note 14 regarding conversion from S Corporation to C Corporation for tax purposes.)


12. EMPLOYEE BENEFIT PLAN

     The Company has a defined  contribution  pension  plan  pursuant to Section
401(k) of the Internal Revenue Code covering substantially all employees. The Company, at its discretion, may elect to contribute to the plan at amounts and dates determined by the Board of Directors. For the years ended December 31, 1995, 1996 and 1997 the Company made contributions of $24, $-0- and $52, respectively, to the plan.


13. SUBSEQUENT EVENTS

Acquisition of Roda

     On January 16, 1998, the Company and Roda entered into an agreement (the "Roda Purchase Agreement") such that concurrently with the consummation of the Offering, the Company will close the acquisition of all the outstanding capital stock of Roda under the Roda Purchase Agreement for an aggregate purchase price of $8,148. The purchase price will be satisfied by the delivery of 169,739 shares of common stock, which will be valued at the initial public offering price, and a cash payment equal to the balance of the purchase price. Under the terms of the Roda Purchase Agreement, the Company has committed to cause the repayment of 850 pounds (approximately $1,400) of indebtedness to the present Roda stockholders within 28 days following the closing. The Company intends to use a portion of the proceeds of the Offering to repay this indebtedness. In order to secure the performance by the selling stockholders of Roda of certain warranties and covenants, 275 pounds (approximately $459) will be held in escrow until one year following the closing. The acquisition of Roda will be accounted for under the purchase method of accounting.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)


14. FORMATION OF CUNNINGHAM GRAPHICS INTERNATIONAL, INC., PLANNED INITIAL PUBLIC OFFERING AND PRO FORMA ADJUSTMENTS (UNAUDITED)

Reorganization and Planned Public Offering

     The Company intends to proceed with a reorganization and a concurrent initial public offering of the common stock of the reorganized entity. Immediately prior to the initial public offering of shares of common stock of Cunningham Graphics International, Inc. (CGII) (the "Offering"), the Company will be reorganized (the "Reorganization") such that all of the stockholders of the Predecessor will contribute all of the outstanding shares of common stock of the Predecessor to CGII, in exchange for a total of 2,595,260 shares of common stock and promissory notes (the "Exchange Notes") in the aggregate principal amount of $2,400 (assuming an initial offering price of $12.00 per share). Concurrently with the Reorganization, CGII will assume the Predecessor's obligations with respect to undistributed S corporation taxable income through the date of the Reorganization estimated to total $3,600, and will issue promissory notes in such amount to evidence such obligations (the "Distribution Notes" and, together with the Exchange Notes, the "Reorganization Notes"). The principal amount of the Reorganization Notes was determined by the Company in connection with the Reorganization based on a number of factors, including the value of the enterprise contributed to the Company. The principal amount of the Distribution Notes was determined by the Company based upon the actual amount of undistributed S corporation taxable income as of December 31, 1997 and the anticipated additional undistributed S corporation taxable income during the period January 1, 1998 through the expected date of the Reorganization. The Company intends to pay the Reorganization Notes from the net proceeds of the Offering.


1998 Stock Option Plan

     In February 1998, the Board of Directors and the sole stockholder of the Company adopted the 1998 Stock Option Plan ("1998 Plan") and reserved 450,000 shares of Common Stock for issuance thereunder. The Plan provides for the granting to employees (including employee directors and officers) of options intended to qualify as incentive stock options within the meaning of (section)422 of the Code and for the granting of nonstatutory stock options to employees and consultants. The Board of Directors has granted options to purchase 170,800 shares of Common Stock under the 1998 Plan subject to consummation of the Offering.


The Directors' Stock Option Plan

     In February 1998, the Board of Directors and the sole stockholder of the Company adopted the Directors' Stock Option Plan (the "Directors' Plan") and reserved 150,000 shares of Common Stock for insurance thereunder. The individuals eligible to participate in the Directors' Plan are each Director of the Company who is not an employee of the Company or any of its subsidiaries (an "Outside Director"). The Board of Directors has granted options to purchase 60,000 shares of Common Stock under the Directors' Plan subject to consummation of the Offering.

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)


14. FORMATION OF CUNNINGHAM GRAPHICS INTERNATIONAL, INC., PLANNED INITIAL PUBLIC OFFERING AND PRO FORMA ADJUSTMENTS (UNAUDITED)--(CONTINUED)

Pro Forma Adjustments (Unaudited)

     The following table sets forth the capitalization of the Company at December 31, 1997, and the pro forma capitalization of the Company as of such date after giving effect to the issuance of the Reorganization Notes, to the stockholders and the recording of a net deferred tax liability of approximately $59 in connection with the Company becoming subject to federal and additional state and local income taxes.


                                                  ACTUAL      PRO FORMA
                                                 --------   ------------
         Common stock ........................    $    6      $     --
         Additional paid-in capital ..........       734        (2,908)
         Retained earnings ...................     2,411            --
                                                  ------      --------
         Total stockholders' equity ..........    $3,151      $ (2,908)
                                                  ======      ========


     As discussed in Note 1, the Company has elected to be taxed as an S corporation pursuant to the Internal Revenue Code and certain state and local tax regulations. In connection with the Offering made hereby, the Company will become subject to federal and additional state income taxes. Accordingly, in the quarter in which the Offering is completed, the Company will record additional deferred tax assets of $295 and additional deferred tax liabilities of $354 and a corresponding net tax expense of $59 in the statement of income in accordance with the provisions of SFAS No. 109.

     The pro forma provision for income taxes represents the income tax provisions that would have been reported had the Company been subject to federal and additional state income taxes during the year ended December 31, 1997. The unaudited pro forma net income for the year ended December 31, 1997 reflects an increase of $751 for the year ended December 31, 1997 for income taxes based upon income before income taxes as if the Company had become subject to federal and additional state income taxes on that date.

     Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's pro forma net deferred tax liability as of December 31, 1997 is as follows:


                                                               1997
                                                            ----------
         Tax over book depreciation .....................     $ (411)
         Allowance for doubtful accounts ................         20
         Inventory capitalization and reserves ..........        100
         Other book accruals ............................        232
                                                              ------
                                                              $  (59)
                                                              ======

     The pro forma income tax provision consists of the following:


                                                               1997
                                                            ---------
         Current:
           Federal ......................................    $  820
           State and local ..............................       300
                                                             ------
                                                              1,120
           Deferred income tax benefit ..................      (240)
                                                             ------
                                                             $  880
                                                             ======

                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                    NOTES TO PREDECESSOR FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)-(CONTINUED)


14. FORMATION OF CUNNINGHAM GRAPHICS INTERNATIONAL, INC., PLANNED INITIAL PUBLIC OFFERING AND PRO FORMA ADJUSTMENTS (UNAUDITED)--(CONTINUED)


     A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and the U.S. federal statutory tax rate is as follows:


                                                                            1997
                                                                         ----------
         Federal statutory rate ......................................       34.0%
         State and local taxes, net of federal tax benefits ..........        7.0
                                                                             ----
         Effective tax rate ..........................................       41.0
                                                                             ====



Pro Forma Earnings Per Share (Unaudited)

     The Pro Forma shares outstanding of 3,095,261 represent the total equity value for the Common Stock of the Predecessor contributed to the Company in the Reorganization and includes (i) the initial CGII founding share, (ii) 2,595,260 shares to be issued in the Reorganization and (iii) 500,000 shares, representing the value of the $6,000 principal amount of the Reorganization Notes (based upon the assumed initial public offering price of $12.00 per share).

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of
Roda Limited


We have audited the accompanying consolidated balance sheet of Roda Limited as of 31 December 1997 and 1996 and the related consolidated profit and loss account and statement of cash flows for the year ended 31 December 1997 and the period from incorporation (29 August 1996) to 31 December 1996 and the profit and loss account and statement of cash flows of Roda Print Concepts Limited (Predecessor) for the ten-month period ended 31 October 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roda Limited at 31 December 1997 and 1996 and the consolidated results of its operations and its cash flows for the year ended 31 December 1997 and the period from incorporation (29 August 1996) to 31 December 1996 and the results of operations and cash flows of Roda Print Concepts Limited for the ten-month period ended 31 October 1996, in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see Note 25 of Notes to the Financial Statements).


                                         /s/ Ernst & Young Chartered Accountants




Ernst & Young
Chartered Accountants
London, England

11 February 1998

                                 RODA LIMITED

                     CONSOLIDATED PROFIT AND LOSS ACCOUNT


                                                                                    COMPANY
                                                                PREDECESSOR       PERIOD FROM
                                                                 TEN MONTHS      INCORPORATION     COMPANY YEAR
                                                                  ENDED 31     (29 AUGUST 1996)      ENDED 31
                                                                  OCTOBER       TO 31 DECEMBER       DECEMBER
                                                                    1996             1996              1997
                                                       NOTES       POUNDS           POUNDS            POUNDS
                                                      ------- --------------- ------------------ ---------------
TURNOVER ............................................     3       3,058,221         625,525          4,198,219
Cost of sales .......................................            (2,035,263)       (399,674)        (2,589,186)
                                                                 ----------        --------         ----------
GROSS PROFIT ........................................             1,022,958         225,851          1,609,033
Administrative expenses .............................            (1,067,421)       (149,319)          (943,590)
                                                                 ----------        --------         ----------
OPERATING (LOSS)/PROFIT .............................     4         (44,463)         76,532            665,443
Profit on disposal of tangible fixed assets .........                    --              --             52,076
Interest receivable .................................                    30              13                344
Interest payable ....................................     7         (29,995)        (37,699)          (208,456)
                                                                 ----------        --------         ----------
(LOSS)/PROFIT ON ORDINARY
 ACTIVITIES BEFORE TAXATION .........................               (74,428)         38,846            509,407
Taxation ............................................     8           9,070         (11,355)          (169,000)
                                                                 ----------        --------         ----------
(LOSS)/PROFIT ON ORDINARY
 ACTIVITIES AFTER TAXATION ..........................               (65,358)         27,491            340,407
Minority interest ...................................                    --         (18,130)           (64,101)
                                                                 ----------        --------         ----------
(LOSS)/PROFIT FOR THE PERIOD ........................               (65,358)          9,361            276,306
DIVIDENDS
Preference dividend on non-equity shares
 of Roda Print Concepts Limited .....................               (45,970)             --                 --
Ordinary dividend on equity shares of Roda Print
 Concepts Ltd .......................................               (28,000)             --                 --
                                                                 ----------        --------         ----------
RETAINED (LOSS)/PROFIT
 FOR THE PERIOD .....................................    17        (139,328)          9,361            276,306
                                                                 ==========        ========         ==========

There were no recognized gains or losses other than those recorded above.

A summary of the significant adjustments to the profit/(loss) for the period that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is set forth in Note 25.


    The notes to the financial statements are an integral part of the financial statements.

                                 RODA LIMITED

                          CONSOLIDATED BALANCE SHEET


                                                                       31 DECEMBER       31 DECEMBER
                                                                           1996              1997
                                                            NOTES         POUNDS            POUNDS
                                                           -------   ---------------   ---------------
FIXED ASSETS
Tangible assets ........................................       9           399,465           863,739
CURRENT ASSETS
Stocks .................................................      11            96,220           148,026
Debtors ................................................      12           799,336           928,254
Cash at bank and in hand ...............................                    89,610               522
                                                                           -------           -------
                                                                           985,166         1,076,802
CREDITORS: amounts falling due within one year .........      13        (1,995,006)       (1,493,999)
                                                                        ----------        ----------
NET CURRENT LIABILITIES ................................                (1,009,840)         (417,197)
                                                                        ----------        ----------
TOTAL ASSETS LESS CURRENT LIABILITIES ..................                  (610,375)          446,542
CREDITORS: amounts falling due after more than
 one year ..............................................      14        (1,147,710)       (1,928,321)
MINORITY INTEREST ......................................      21              (100)             (100)
                                                                        ----------        ----------
                                                              21        (1,758,185)       (1,481,879)
                                                                        ==========        ==========
CAPITAL AND RESERVES
Called up share capital ................................      16           200,000           200,000
Share premium ..........................................      17           199,998           199,998
Profit and loss account ................................      17        (2,158,183)       (1,881,877)
                                                                        ----------        ----------
                                                                        (1,758,185)       (1,481,879)
                                                                        ==========        ==========


A summary of the significant adjustments to capital and reserves that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is set forth in Note 25.


    The notes to the financial statements are an integral part of the financial statements.

                                 RODA LIMITED

                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                   COMPANY
                                                                                 PERIOD FROM
                                                                PREDECESSOR     INCORPORATION
                                                                TEN MONTHS    (29 AUGUST 1996)   COMPANY YEAR
                                                                 ENDED 31      TO 31 DECEMBER      ENDED 31
                                                               OCTOBER 1996         1996         DECEMBER 1997
                                                       NOTES     POUNDS            POUNDS          POUNDS
                                                      ------- -------------- ------------------ --------------
RECONCILIATION OF OPERATING
 (LOSS)/PROFIT TO NET CASH FLOW
 FROM OPERATING ACTIVITIES
Operating (loss)/profit .............................             (44,463)           76,532          665,443
Depreciation charges ................................              58,889             9,506           88,714
(Increase)/decrease in stocks .......................              (7,170)            8,532          (51,806)
(Increase)/decrease in debtors ......................             (75,115)          203,657         (123,515)
Increase/(decrease) in creditors ....................             297,438          (173,652)         (56,337)
                                                                  -------          --------         --------
Net cash inflow from operating activities ...........             229,579           124,575          522,499
                                                                  -------          --------         --------
CASH FLOW STATEMENT
Net cash inflow from operating activities ...........             229,579           124,575          522,499
Returns on investment and servicing of finance .        22        (75,935)          (55,816)        (272,213)
Taxation ............................................             (46,647)               --          (97,865)
Capital expenditure .................................   22        (29,960)           (2,436)         (36,382)
Acquisitions ........................................   10             --        (1,627,222)              --
Equity dividends paid ...............................             (28,000)               --               --
                                                                  -------        ----------         --------
                                                                   49,037        (1,560,899)         116,039
Management of liquid resources ......................   22         25,685                --               --
FINANCING ...........................................   22       (183,432)        1,641,546         (410,245)
                                                                                    -------         --------
(Decrease)/increase in cash .........................            (108,710)           80,647         (294,206)
                                                                 ========        ==========         ========
RECONCILIATION OF NET CASH FLOW TO
 MOVEMENT IN NET DEBT
(Decrease)/increase in cash .........................            (108,710)           80,647         (294,206)
Cash flow from decrease/(increase) in debt and
 lease financing ....................................              81,924        (1,241,548)         410,245
Loans and finance leases acquired with
 subsidiary .........................................             (54,351)         (239,912)              --
Loan stock issued ...................................             (25,685)          (50,000)              --
New loan ............................................                  --          (816,000)              --
New finance leases ..................................                  --                --         (464,530)
                                                                 --------        ----------         --------
Change in net debt ..................................            (106,822)       (2,266,813)        (348,491)
Net debt at beginning of period .....................            (328,442)               --       (2,266,813)
                                                                 --------        ----------       ----------
Net debt at end of period ...........................   23       (435,264)       (2,266,813)      (2,615,304)
                                                                 ========        ==========       ==========

The significant differences between the statement of cash flows presented above and that required under United States generally accepted accounting principles are described in Note 25.


    The notes to the financial statements are an integral part of the financial statements.

                                  RODA LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS


1. BASIS OF PREPARATION

     These financial statements comprise the consolidated financial statements of Roda Limited ("the Company") and its subsidiary Roda Print Concepts Limited ("the Predecessor") (together, "the Group") for the period from incorporation, 29 August 1996 to 31 December 1996 and for the year ended 31 December 1997, together with the financial statements of the Predecessor for the 10 months ended 31 October 1996. The Company acquired Roda Print Concepts Limited on 21 October 1996 (the trading results from 21 October 1996 to 31 October 1996 are not considered material). Prior to its acquisition of Roda Print Concepts Limited, Roda Limited did not trade. The acquisition was a management buy-out and the current shareholders of Roda Ltd are not the same as the original shareholders of Roda Print Concepts Limited.


2. ACCOUNTING POLICIES

     Accounting convention

     The financial statements are prepared under the historical cost convention and in accordance with United Kingdom applicable accounting standards.

     Goodwill

     Goodwill on acquisition has been set off directly against reserves. If the subsidiary is subsequently sold or closed, any goodwill arising on acquisition which was written off to reserves will be taken into account in determining the profit or loss on sale or closure.

     Depreciation

     Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost less estimated residual value of each asset evenly over its expected useful life, as follows:


    Leasehold improvements               --     over the lease term
    Plant and machinery                  --     10% per annum
    Fixtures, fittings and equipment     --     10% per annum
    Motor vehicles                       --     20% per annum

     Stocks

     Stocks are stated at the lower of cost and net realizable value. Cost includes all expenses incurred in bringing the products to their present location and condition. Net realisable value is based on estimated selling prices less any further costs to be incurred on disposal.

     Deferred taxation

     Deferred taxation is provided on the liability method for all timing differences which are expected to reverse in the future, calculated at the rate at which it is estimated that tax will be payable.

     Foreign currencies

     Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction or at the contracted rate if the transaction is covered by a forward exchange contract. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date or, if appropriate, at the forward contract rate.

     Pensions

     The Group contributes to two defined contribution schemes for its directors and employees. The assets of the schemes are held separately from those of the Company in independently administered funds. The pension cost charge represents contributions paid by the Company to the schemes.

                                  RODA LIMITED
                 NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)


2. ACCOUNTING POLICIES - (CONTINUED)

     Leasing commitments

     Assets held under finance leases, which are leases where substantially all the risks and rewards of the ownership of the asset have passed to the Company, are capitalized in the balance sheet and are depreciated over their useful lives. The capital elements of future obligations under the leases are included as liabilities in the balance sheet.

     The interest elements of the rental obligations are charged in the profit and loss account over the periods of the leases and represent a constant proportion of the balance of capital repayments outstanding.

     Rentals payable under operating leases are charged in the profit and loss account on a straight line basis over the lease term.


3. TURNOVER

     Turnover, which is stated net of value added tax and represents amounts invoiced to third parties, and pre-tax profits are wholly attributable to the Group's one continuing activity of general printing.

     An analysis of turnover by geographical market is given below:


                                                                COMPANY
                                                              PERIOD FROM
                                               PREDECESSOR   INCORPORATION     COMPANY
                                                TEN MONTHS     (29 AUGUST       YEAR
                                                  ENDED         1996) TO        ENDED
                                                31 OCTOBER    31 DECEMBER    31 DECEMBER
                                                   1996           1996          1997
                                                  POUNDS         POUNDS        POUNDS
                                              ------------- --------------- ------------
     United Kingdom .........................   2,393,100      336,000       2,972,334
     Rest of the European Community .........     236,969      108,918         531,138
     Rest of the world ......................     428,152      180,607         694,747
                                                ---------      -------       ---------
                                                3,058,221      625,525       4,198,219
                                                =========      =======       =========

4. OPERATING (LOSS)/PROFIT

     This is stated after charging:


                                                                             COMPANY
                                                                           PERIOD FROM
                                                            PREDECESSOR   INCORPORATION     COMPANY
                                                             TEN MONTHS     (29 AUGUST       YEAR
                                                               ENDED         1996) TO        ENDED
                                                             31 OCTOBER    31 DECEMBER    31 DECEMBER
                                                                1996           1996          1997
                                                               POUNDS         POUNDS        POUNDS
                                                           ------------- --------------- ------------
     Auditors' remuneration--audit fees ..................      6,250        1,250              --
     Depreciation of owned fixed assets ..................     46,374        7,005          38,751
     Depreciation of assets held under finance
     leases and hire purchase contracts ..................     12,515        2,501          49,963
     Operating lease rentals--land and buildings .........     30,000        6,000          36,000
                                                               ======        =====          ======

                                 RODA LIMITED
                NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED )


5. DIRECTORS' EMOLUMENTS


                                                       COMPANY
                                                     PERIOD FROM
                                      PREDECESSOR   INCORPORATION     COMPANY
                                       TEN MONTHS     (29 AUGUST       YEAR
                                         ENDED         1996) TO        ENDED
                                       31 OCTOBER    31 DECEMBER    31 DECEMBER
                                          1996           1996          1997
                                         POUNDS         POUNDS       POUNDS
                                     ------------- --------------- ------------
     Emoluments ....................   225,435          23,131        157,063
     Pension contributions .........   224,389           2,666         14,149
                                       -------          ------        -------
                                       449,824          25,797        171,212
                                       =======          ======        =======

     Directors' emoluments, excluding pension contributions, were paid by the subsidiary undertakings and fell within the following ranges:


                                                  NO.     NO.     NO.
                                                 -----   -----   ----
        nil pounds -- 5,000 pounds ............     3       3      --
     15,000 pounds -- 19,999 pounds ...........    --       1      --
     20,000 pounds -- 24,999 pounds ...........    --      --       2
     75,000 pounds -- 79,999 pounds ...........     1      --      --
    105,000 pounds -- 109,999 pounds ..........    --      --       1
    120,000 pounds -- 127,999 pounds ..........     1      --      --

     The emoluments of the highest paid director, were 107,627 pounds (1996 -- 120,354 pounds, for the pre-acquisition period and 19,131 pounds for the consolidated period) (these were not the same directors).


     The chairman received no emoluments.

6. STAFF COSTS

                                                       COMPANY
                                                     PERIOD FROM
                                      PREDECESSOR   INCORPORATION     COMPANY
                                       TEN MONTHS     (29 AUGUST       YEAR
                                         ENDED         1996) TO        ENDED
                                       31 OCTOBER    31 DECEMBER    31 DECEMBER
                                          1996           1996          1997
                                        POUNDS          POUNDS        POUNDS
                                     ------------- --------------- ------------
     Wages and salaries ............     926,724       190,969      1,300,333
     Social security costs .........      88,627        20,677        126,950
     Other pension costs ...........      15,886         1,215         13,495
                                         -------       -------      ---------
                                       1,031,237       212,861      1,440,778
                                       =========       =======      =========

     The average weekly number of employees during the period, including the directors, was as follows:


                                    NO.     NO.     NO.
                                   -----   -----   ----
       Factory .................    19      19      37
       Administration ..........    12      12       9
       Directors ...............     2       2       1
                                    --      --      --
                                    33      33      47
                                    ==      ==      ==

                                  RODA LIMITED
                NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED )


7. INTEREST PAYABLE AND SIMILAR CHARGES


                                                                            COMPANY
                                                                          PERIOD FROM
                                                           PREDECESSOR   INCORPORATION     COMPANY
                                                            TEN MONTHS     (29 AUGUST       YEAR
                                                              ENDED         1996) TO        ENDED
                                                            31 OCTOBER    31 DECEMBER    31 DECEMBER
                                                               1996           1996          1997
                                                             POUNDS          POUNDS        POUNDS
                                                          ------------- --------------- ------------
     Interest payable on bank overdraft .................     23,513          4,055          4,759
     Finance leases and hire purchase contracts .........      5,808          1,001         27,469
     Other interest payable .............................        674         32,643        176,228
                                                              ------         ------        -------
                                                              29,995         37,699        208,456
                                                              ======         ======        =======

8. TAXATION


                                                                            COMPANY
                                                                          PERIOD FROM
                                                           PREDECESSOR   INCORPORATION     COMPANY
                                                            TEN MONTHS     (29 AUGUST       YEAR
                                                              ENDED         1996) TO        ENDED
                                                            31 OCTOBER    31 DECEMBER    31 DECEMBER
                                                               1996           1996          1997
                                                              POUNDS        POUNDS         POUNDS
                                                          ------------- --------------- ------------
     Based on the (loss)/profit for the period: .........
     UK corporation tax at 31.5% (1996 -- 33%) ..........     12,505        (11,355)      (115,000)
     Corporation tax underprovided in previous years          (3,435)            --        (54,000)
                                                              ------        -------       --------
                                                               9,070        (11,355)      (169,000)
                                                              ======        =======       ========


9. TANGIBLE FIXED ASSETS

     Company -- year to 31 December 1997


                                      IMPROVEMENT       PLANT         FIXTURES,
                                           TO            AND        FITTINGS AND       MOTOR
                                       LEASEHOLD      MACHINERY       EQUIPMENT      VEHICLES        TOTAL
                                         POUNDS        POUNDS          POUNDS         POUNDS         POUNDS
                                     -------------   -----------   --------------   ----------   ------------
COST:
At 1 January 1997 ................       19,438        469,659         152,290        51,690        693,077
Additions ........................        4,602        535,881          54,079         2,350        596,912
Disposals ........................           --        (90,597)             --            --        (90,597)
                                         ------        -------         -------        ------        -------
At 31 December 1997 ..............       24,040        914,943         206,369        54,040      1,199,392
                                         ------        -------         -------        ------      ---------
DEPRECIATION:
At 1 January 1997 ................        5,102        212,736          67,550         8,224        293,612
Provided during the year .........        2,754         58,203          17,302        10,455         88,714
Disposals ........................           --        (46,673)             --            --        (46,673)
                                         ------        -------         -------        ------      ---------
At 31 December 1997 ..............        7,856        224,266          84,852        18,679        335,653
                                         ------        -------         -------        ------      ---------
Net book value at
 31 December 1997 ................       16,184        690,677         121,517        35,361        863,739
                                         ======        =======         =======        ======      =========
Net book value at
 31 December 1996 ................       14,336        256,923          84,740        43,466        399,465
                                         ======        =======         =======        ======      =========

     The net book value of tangible fixed assets includes 617,529 pounds in respect of assets held under finance leases.

                                 RODA LIMITED
                NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)


9. TANGIBLE FIXED ASSETS - (CONTINUED)

     Company -- period from incorporation (29 August 1996) to 31 December 1996


                                             IMPROVEMENT       PLANT         FIXTURES,
                                                  TO            AND        FITTINGS AND       MOTOR
                                              LEASEHOLD      MACHINERY       EQUIPMENT      VEHICLES       TOTAL
                                               POUNDS         POUNDS          POUNDS         POUNDS       POUNDS
                                            -------------   -----------   --------------   ----------   ----------
COST:
On incorporation ........................           --             --             --             --           --
Arising on acquisition of ...............
subsidiary undertakings .................       14,543        263,440         84,785         43,767      406,535
Additions ...............................           --             --          2,436             --        2,436
                                                ------        -------         ------         ------      -------
At 31 December 1996 .....................       14,543        263,440         87,221         43,767      408,971
                                                ------        -------         ------         ------      -------
DEPRECIATION:
On incorporation ........................           --             --             --             --           --
Provided during the period ..............          207          6,517          2,481            301        9,506
                                                ------        -------         ------         ------      -------
At 31 December 1996 .....................          207          6,517          2,481            301        9,506
                                                ------        -------         ------         ------      -------
Net book value at
 31 December 1996 .......................       14,336        256,923         84,740         43,466      399,465
                                                ======        =======         ======         ======      =======
Net book value on incorporation .........           --             --             --             --           --
                                                ======        =======         ======         ======      =======


     The net book value of tangible fixed assets includes 152,999 pounds in respect of assets held under finance leases.


     Predecessor -- ten months to 31 October 1996





                                        IMPROVEMENT       PLANT         FIXTURES,
                                             TO            AND        FITTINGS AND       MOTOR
                                         LEASEHOLD      MACHINERY       EQUIPMENT      VEHICLES       TOTAL
                                          POUNDS         POUNDS          POUNDS         POUNDS       POUNDS
                                       -------------   -----------   --------------   ----------   ----------
COST:
At 1 January 1996 ..................       19,438        453,159         125,933         7,800      606,330
Additions ..........................           --         16,500          23,921        43,890       84,311
                                           ------        -------         -------        ------      -------
At 31 October 1996 .................       19,438        469,659         149,854        51,690      690,641
                                           ------        -------         -------        ------      -------
DEPRECIATION:
At 1 January 1996 ..................        3,857        167,079          53,469           812      225,217
Provided during the period .........        1,038         39,140          11,600         7,111       58,889
                                           ------        -------         -------        ------      -------
At 31 October 1996 .................        4,895        206,219          65,069         7,923      284,106
                                           ------        -------         -------        ------      -------
NET BOOK VALUE:
At 31 October 1996 .................       14,543        263,440          84,785        43,767      406,535
                                           ======        =======         =======        ======      =======
At 31 December 1995 ................       15,581        286,080          72,464         6,988      381,113
                                           ======        =======         =======        ======      =======


     The net book value of tangible fixed assets includes 145,500 pounds in respect of assets held under finance leases.

                                 RODA LIMITED
                NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)

10. ANALYSIS OF THE ACQUISITION OF RODA PRINT CONCEPTS LIMITED


                                                          NET BOOK
                                                         VALUE AND
                                                         FAIR VALUE
                                                           POUNDS
                                                       -------------
       Fixed assets ................................       406,535
       Stocks ......................................       104,752
       Debtors .....................................     1,003,004
       Cash ........................................        23,590
       Overdraft ...................................      (218,940)
       Creditors ...................................      (948,599)
       Loans and finance leases ....................      (239,914)
                                                         ---------
       Net assets ..................................       130,428
       Less: Minority interest .....................          (100)
       Goodwill arising on the acquisition .........     2,167,544
                                                         ---------
                                                         2,297,872
                                                         =========
       DISCHARGED BY:
       Loan ........................................       866,000
       Cash ........................................     1,419,872
       Retention account ...........................        12,000
                                                         ---------
                                                         2,297,872
                                                         =========

     On 21 October 1996 the Company acquired, from the family interests of D Boulton, 100% of the equity issued share capital of Roda Print Concepts Limited, a company incorporated in Great Britain, for a consideration of 2,297,872 pounds.

     CASH FLOWS RELATING TO THE ACQUISITION OF RODA PRINT CONCEPTS LIMITED:


                                                                                    POUNDS
                                                                               ---------------
       Net overdraft .......................................................        (195,350)
       Cost of acquisition of Roda Print Concepts Limited -- cash ..........      (1,419,872)
       Cost of acquisition of Roda Print Concepts Limited -- cash placed
        in escrow account ..................................................         (12,000)
                                                                                  ----------
                                                                                  (1,627,222)
                                                                                  ==========

11. STOCKS


                                                    1996        1997
                                                   POUNDS      POUNDS
                                                  --------   ----------
       Raw materials ..........................    96,220     133,934
       Work in progress .......................        --      14,092
                                                   ------     -------
                                                   96,220     148,026
                                                   ======     =======

12. DEBTORS


                                                     1996        1997
                                                    POUNDS      POUNDS
                                                  ---------   ----------
       Trade debtors ..........................   766,365      827,353
       Other debtors ..........................    16,623       69,399
       Prepayments and accrued income .........    16,348       31,502
                                                  -------      -------
                                                  799,336      928,254
                                                  =======      =======

                                  RODA LIMITED
                 NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)

13. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR


                                                             1996           1997
                                                            POUNDS         POUNDS
                                                         ------------   ------------
       Bank loans and overdrafts .....................      261,594        466,712
       Obligations under finance leases ..............       33,618        122,798
       Trade creditors ...............................      631,304        558,372
       Corporation tax ...............................       63,067        134,202
       Advance corporation tax .......................           --          5,403
       Other taxes and social security costs .........       62,316         41,765
       Other creditors ...............................      913,502        133,124
       Accruals ......................................       29,605         31,623
                                                            -------        -------
                                                          1,995,006      1,493,999
                                                          =========      =========

14. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                                                 1996           1997
                                                                POUNDS         POUNDS
                                                             ------------   ------------
       Loans wholly repayable within five years: .........
       Bank loans ........................................      947,369        715,785
       Other creditors ...................................      117,975         82,336
       Obligations under finance leases ..................       32,366        280,200
       Loan notes ........................................       50,000        850,000
                                                                -------        -------
                                                              1,147,710      1,928,321
                                                              =========      =========

     The bank loans and overdraft are secured on the assets of the Group. Other creditors (notes 13 and 14) include a loan from the directors' pension fund of 130,336 pounds (1996 -- 165,480 pounds) which is unsecured and repayable by monthly instalments until 30 June 2004. The loan notes are part of the management buy-out consideration, secured on the assets of the Group. These are convertible to ordinary shares after a period of 5 years, if unredeemed, at the option of the stockholder.

     The finance lease liabilities mature as follows:


                                                                         1996          1997
                                                                        POUNDS        POUNDS
                                                                     -----------   ------------
       Within one to two years ...................................      40,011        163,536
       Within two to five years ..................................      33,717        321,497
                                                                        ------        -------
                                                                        73,728        485,033
       Less: finance charges allocated to future periods .........      (7,744)       (82,035)
                                                                        ------        -------
                                                                        65,984        402,998
                                                                        ======        =======

15. PROVISION FOR LIABILITIES AND CHARGES

     Deferred taxation not provided is as follows:


                                                                        NOT PROVIDED
                                                                 ---------------------------
                                                                     1996           1997
                                                                    POUNDS         POUNDS
                                                                 ------------   ------------
       Capital allowances in advance of depreciation .........      (54,190)       (99,000)
                                                                    =======        =======

                                 RODA LIMITED
                NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)

16. SHARE CAPITAL

                                                                        ALLOTTED,
                                                                        CALLED UP
                                                 AUTHORIZED           AND FULLY PAID
                                          ------------------------- ------------------
                                              1996         1997        1996     1997
                                             POUNDS       POUNDS      POUNDS   POUNDS
                                          ------------ ------------ --------- --------
       'A' ordinary shares of 50p each ..    100,000      100,000   100,000   100,000
       'B' ordinary shares of 50p each ..    900,000      900,000   100,000   100,000
                                             -------      -------   -------   -------
                                           1,000,000    1,000,000   200,000   200,000
                                           =========    =========   =======   =======

     On incorporation, 2 ordinary shares of 1 pound each were issued to the subscribers to the Memorandum and Articles of Association for cash consideration of 2 pounds. On 21 October 1996 the 1 pound shares were each converted to two 50p ordinary 'A' shares, and the authorised share capital was then increased to 1,000,000 pounds (made up of 200,000 ordinary 'A' shares and 1,800,000 ordinary 'B' shares). 200,000 pounds ordinary 'B' shares and an additional 199,996 pounds ordinary 'A' shares were then issued for 1 pound each (i.e. at a premium of 50p per share) for cash as part of the Management Buy-Out Agreement.

     All shares have equal rights except on sale.


17. RECONCILIATION OF SHAREHOLDER'S FUNDS AND MOVEMENTS IN RESERVES

                                                                  TOTAL
                                      SHARE     PROFIT AND    SHAREHOLDERS'
                                     CAPITAL   LOSS ACCOUNT       FUNDS
                                     POUNDS       POUNDS         POUNDS
                                    --------- -------------- --------------
    PREDECESSOR
      At 1 January 1996 ...........    200        269,556        269,756
      Loss for the period .........     --       (139,328)      (139,328)
                                       ---       --------       --------
      At 31 October 1996 ..........    200        130,228        130,428
                                       ===       ========       ========

                                                                            PROFIT          TOTAL
                                                     SHARE     SHARE       AND LOSS     SHAREHOLDERS'
                                                    CAPITAL   PREMIUM      ACCOUNT          FUNDS
                                                    POUNDS    POUNDS       POUNDS          POUNDS
                                                   --------- --------- --------------- --------------
   COMPANY
     On incorporation ............................        2                                       2
     Issue of share capital: on acquisition of
      Roda Print Concepts Limited ................  199,998   199,998             --        399,996
     Goodwill write off ..........................                        (2,167,544)    (2,167,544)
     Profit for the period .......................                             9,361          9,361
                                                                          ----------     ----------
     At 31 December 1996 .........................  200,000   199,998     (2,158,183)    (1,758,185)
     Profit for the year .........................       --        --        276,306        276,306
                                                    -------   -------     ----------     ----------
     At 31 December 1997 .........................  200,000   199,998     (1,881,877)    (1,481,879)
                                                    =======   =======     ==========     ==========

18. FINANCIAL COMMITMENTS

     The Group had annual commitments under non-cancellable operating leases as follows:

                                                                      LAND AND
                                                    OTHER             BUILDINGS
                                             1996    1997     1996      1997
                                             POUNDS POUNDS   POUNDS    POUNDS
                                           ------- ------- --------- ----------
       Operating leases which expire:
        within one year ..................  3,000   4,281       --         --
        within two to five years .........     --      --   36,000     36,000
                                            -----   -----   ------     ------
                                            3,000   4,281   36,000     36,000
                                            =====   =====   ======     ======

                                  RODA LIMITED
                 NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)

19. CONTINGENT LIABILITIES AND CAPITAL COMMITMENTS

     The Group has authorised but not contracted for capital expenditure of nil pounds (1996 -- 120,000 pounds).


20. ULTIMATE CONTROLLING ENTITY

     In the opinion of the directors there is no ultimate controlling entity.


21. MINORITY INTERESTS

     The non-equity minority interests represents a 100% holding of the preference shares of Roda Print Concepts Limited by a third party. The holders of these shares have no rights against other group companies.


22. NOTES TO THE STATEMENT OF CASH FLOWS

                                                                              COMPANY
                                                                            PERIOD FROM
                                                             PREDECESSOR   INCORPORATION     COMPANY
                                                              TEN MONTHS     (29 AUGUST       YEAR
                                                                ENDED           1996        TO ENDED
                                                              31 OCTOBER    31 DECEMBER    31 DECEMBER
                                                                 1996           1996          1997
                                                                POUNDS         POUNDS        POUNDS
                                                            ------------- --------------- ------------
     Interest received ....................................          30             --           344
     Dividends paid on non-equity shares ..................     (45,970)            --            --
     Subsidiary dividend paid .............................          --        (18,130)      (64,101)
     Interest paid ........................................     (24,187)       (36,685)     (180,987)
     Interest element of finance lease rental payments           (5,808)        (1,001)      (27,469)
                                                                -------        -------      --------
     Net cash outflow from returns on investments
       and servicing of finance ...........................     (75,935)       (55,816)     (272,213)
                                                                =======        =======      ========
     CAPITAL EXPENDITURE:
     Payments to acquire tangible fixed assets ............     (29,960)        (2,436)     (132,382)
     Receipts from sales of tangible fixed assets .........          --             --        96,000
                                                                -------        -------      --------
                                                                (29,960)        (2,436)      (36,382)
                                                                =======        =======      ========
     MANAGEMENT OF LIQUID RESOURCES:
     Sale of short term investment ........................      25,685             --            --
                                                                -------        -------      --------
     Net cash inflow ......................................      25,685             --            --
                                                                -------        -------      --------
     FINANCING:
     Capital element of finance lease rental payments           (37,736)        (8,114)     (127,517)
     Capital repayment of pension fund loan ...............      (5,866)          (333)      (35,149)
     Capital repayment of bank loan .......................     (38,322)            --      (231,579)
     Loan to Roda Limited .................................    (101,508)            --            --
     Repayment of loan ....................................          --             --       (16,000)
     New secured loan .....................................          --      1,200,000            --
     New unsecured loan ...................................          --         49,995            --
     Share capital issued .................................          --        399,998            --
                                                               --------      ---------      --------
     Net cash (outflow)/inflow from financing .............    (183,432)     1,641,546      (410,245)
                                                               ========      =========      ========

                                  RODA LIMITED
                 NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)

23. ANALYSIS OF CHANGES IN NET DEBT


                                                AT                                            AS
                                            1 JANUARY                        OTHER        31 OCTOBER
                                               1996        CASH FLOWS       CHANGES          1996
                                              POUNDS        POUNDS          POUNDS          POUNDS
                                          -------------   ------------   ------------   -------------
   PREDECESSOR
     Cash at bank and in hand .........        26,092         (2,502)                        23,590
     Bank overdraft ...................      (112,732)      (106,208)                      (218,940)
                                             --------       --------                       --------
                                              (86,640)      (108,710)                      (195,350)
     Finance leases ...................       (57,486)        37,736        (54,351)        (74,101)
     Loans ............................      (210,001)       145,696       (101,508)       (165,813)
                                                            --------
     Short term investment ............        25,685        (25,685)
                                             --------       --------       --------        --------
                                             (328,442)       (49,037)      (155,859)       (435,264)
                                             ========       ========       ========        ========


                                             AT                                                         AS
                                         1 NOVEMBER                                    OTHER       31 DECEMBER
                                            1996        CASH FLOWS    ACQUISITION     CHANGES          1996
                                           POUNDS         POUNDS        POUNDS        POUNDS          POUNDS
                                        ------------ --------------- ------------- ------------- ---------------
   COMPANY
     Cash at bank and in hand .........     --              89,610                                      89,610
     Bank overdraft ...................     --              (8,963)                                     (8,963)
                                            --          ----------      --------      --------       ---------
                                            --              80,647                                      80,647
     Finance leases ...................     --               8,114       (74,099)                      (65,985)
     Loans ............................     --          (1,249,662)     (165,480)     (866,333)     (2,281,475)
                                            --          ----------      --------      --------       ---------
                                            --          (1,160,901)     (239,579)     (866,333)     (2,266,813)
                                            ==          ==========      ========      ========      ==========



                                                 AT                                               AS
                                             1 JANUARY                         OTHER          31 OCTOBER
                                                1997         CASH FLOWS       CHANGES            1997
                                               POUNDS         POUNDS           POUNDS           POUNDS
                                          ---------------   ------------   -------------   ---------------
   COMPANY
     Cash at bank and in hand .........          89,610        (89,088)                              522
     Bank overdraft ...................          (8,963)      (205,118)                         (214,081)
                                                 ------       --------                          --------
                                                 80,647       (294,206)                         (213,559)
     Finance leases ...................         (65,985)       127,517        (464,530)         (402,998)
     Loans ............................      (2,281,475)       282,728                        (1,998,747)
                                             ----------       --------        --------        ----------
                                             (2,266,813)       116,039        (464,530)       (2,615,304)
                                             ==========       ========        ========        ==========

                                  RODA LIMITED
                NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)

24. COMPANIES ACT 1985

     These financial statements do not comprise statutory accounts within the meaning of section 240 of the Companies Act 1985 of Great Britain. Statutory accounts for the year ended 31 December 1996 of Roda Print Concepts Ltd, have been delivered to the Registrar of Companies for England and Wales. Statutory accounts for the period from incorporation to 31 December 1997 for Roda Limited and the year ended 31 December 1997 for Roda Print Concepts Ltd. will be delivered to the Registrar. The auditors' reports on these accounts were unqualified.


25. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES

     The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). The significant differences as they apply to the Group are summarized below.

     Goodwill

     Under UK GAAP the goodwill arising on the acquisition of Roda Print Concepts Limited has been charged to reserves. Under US GAAP such goodwill would be capitalised and amortised over its estimated useful life of 40 years.

     Deferred taxation

     Under UK GAAP the Group provides for deferred tax using the liability method on all timing differences which are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing differences will reverse. Under US GAAP deferred taxation is provided using the liability method on all temporary differences. Deferred tax liabilities and assets would be classified as current or non current based on the classification between the book and tax bases of assets and liabilities.

     The following is a summary of the significant adjustments to profit/(loss) for the period and capital and reserves, which would be required if US GAAP were to be applied instead of UK GAAP:


                                                                                  COMPANY
                                                                                PERIOD FROM
                                                                 PREDECESSOR   INCORPORATION     COMPANY
                                                                  TEN MONTHS     (29 AUGUST       YEAR
                                                                    ENDED         1996) TO        ENDED
                                                                  31 OCTOBER    31 DECEMBER    31 DECEMBER
                                                                     1996           1996          1997
                                                                    POUNDS         POUNDS        POUNDS
                                                                ------------- --------------- ------------
INCOME
 (Loss)/profit for the period as reported in consolidated
   statement of income ........................................     (65,358)        9,361        276,306
 Amortisation of goodwill .....................................          --        (9,031)       (54,189)
 Deferred taxation: Methodology ...............................     (66,172)       11,982        (44,810)
 Prior period tax adjustment ..................................          --       (54,000)        54,000
                                                                    -------       -------        -------
 Net (loss)/income as adjusted to accord with US GAAP .........    (131,530)      (41,688)       231,307
                                                                   ========       =======        =======

                                  RODA LIMITED
                 NOTES TO THE FINANCIAL STATEMENTS - (CONTINUED)


25. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES - (CONTINUED)


                                                                       31 DECEMBER       31 DECEMBER
                                                                           1996              1997
                                                                     ---------------   ---------------
CAPITAL AND RESERVES
 Capital and reserves as reported in the consolidated balance
   sheet .........................................................      (1,758,185)       (1,481,879)
 Goodwill ........................................................       2,149,481         2,104,324
 Deferred taxation: Methodology ..................................         (54,190)          (99,000)
                                                                        ----------        ----------
 Shareholders' equity as adjusted to accord with US GAAP .........         346,138           523,445
                                                                        ==========        ==========


     Cash flows

     The consolidated statement of cash flows presents substantially the same information as that required under US GAAP. These statements differ, however, with regard to classification of items within the statements and as regards the definition of cash and cash equivalents.

     Under US GAAP, cash and cash equivalents would not include bank overdrafts and borrowings with initial maturities of less than three months. Under UK GAAP, cash flows are presented separately for operating activities, servicing of finance and returns on investments, taxation, capital expenditure and financial investment, equity dividends paid, management of liquid resources and financing. US GAAP, however, require only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and servicing of finance and return on investments shown under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP. The payment of dividends would be included as a financing activity under US GAAP. Under US GAAP, capitalised interest is treated as part of the cost of the asset to which it relates and thus included as part of investing cash flows; under UK GAAP all interest is treated as part of servicing of finance and returns on investments.

     The categories of cash flow activities under US GAAP can be summarised as follows:


                                                                             COMPANY
                                                                           PERIOD FROM
                                                          PREDECESSOR     INCORPORATION       COMPANY
                                                           TEN MONTHS       (29 AUGUST         YEAR
                                                             ENDED           1996) TO          ENDED
                                                           31 OCTOBER      31 DECEMBER      31 DECEMBER
                                                              1996             1996            1997
                                                             POUNDS           POUNDS          POUNDS
                                                         -------------   ---------------   ------------
   Cash flows from operating activities ..............      106,997             68,759        152,421
   Cash outflows on investing activities .............      (29,960)        (1,629,658)       (36,382)
   Cash flows from financing activities ..............      (79,539)         1,650,509       (205,127)
                                                            -------         ----------       --------
   Increase/(decrease) in cash and cash equivalents .        (2,502)            89,610        (89,088)
   Cash and cash equivalents at beginning of period .        26,092                 --         89,610
                                                            -------         ----------       --------
   Cash and cash equivalent at end of period .........       23,590             89,610            522
                                                            =======         ==========       ========

================================================================================

       NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON ASKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                   ----------------------------------------
                               TABLE OF CONTENTS






                                                       PAGE
                                                    ----------
Prospectus Summary ..............................        3
Risk Factors ....................................        7
The Company .....................................       13
Use of Proceeds .................................       14
Dividend Policy .................................       14
Capitalization ..................................       15
Dilution ........................................       16
Unaudited Pro Forma Combined Financial
   Statements ...................................       17
Selected Financial Data .........................       22
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.       24
Business ........................................       29
Management ......................................       38
Principal Stockholders ..........................       45
Certain Transactions ............................       46
Description of Capital Stock ....................       48
Shares Eligible for Future Sale .................       50
Underwriting ....................................       51
Legal Matters ...................................       52
Experts .........................................       52
Additional Information ..........................       52
Index to Financial Statements ...................       F-1


                   ----------------------------------------
       UNTIL           1998  (25  DAYS  AFTER  THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================
                               2,100,000 SHARES








                                   CUNNINGHAM
                                    GRAPHICS
                              INTERNATIONAL, INC.





                                 COMMON STOCK





             -----------------------------------------------------
                                   PROSPECTUS

            -----------------------------------------------------
                              SCHRODER & CO. INC.




                                      , 1998


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock offered hereby.


       Securities and Exchange Commission Registration Fee .........      $ 9,262
       NASD Filing Fee .............................................      $ 3,640
       NASDAQ Listing Fee -- National Market Fee ...................      $44,500
       Blue Sky Fees and Expenses ..................................      $  *
                                                                          -------
       Legal Fees and Expenses .....................................      $  *
       Accounting Fees .............................................      $  *
       Printing and Engraving Costs ................................      $  *
       Transfer Agent Fees .........................................      $  *
       Miscellaneous Expenses ......................................      $  *
                                                                          =======
       Total .......................................................      $800,000
                                                                          ========


----------
* To be included by amendment.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation contains a provision eliminating or limiting director liability to the Registrant and its stockholders for monetary damages arising from acts or omissions in the director's capacity as director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under the New Jersey statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Registrant protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Registrant or a stockholder thereof to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director or officer of the Registrant who by reason of the fact that he or she is a director or officer of the Registrant, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee or agent in advance of the final deposition of such proceeding in accordance with the applicable provisions of the New Jersey Business Corporation Act.

     Each of the officers and directors of the Company is insured against certain liabilities which he or she might incur in his or her capacity as an officer or director pursuant to a Directors and Officers Liability Policy issued by Federal Insurance Company of Warren, New Jersey. The general effect of this policy is that if during the policy period any claim or claims are made against the officers and directors of the Company or any of them individually for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, and the Company has indemnified them, the insurer will pay for 100% of any Loss (as defined in the policy). In those instances where the officers and directors are not indemnified by the Company, the insurer will pay on behalf of the officers and directors of the Company or any of them, their executors, administrators, or assigns, 100% of the Loss. The insurer's combined limit of liability is $1,000,000 during any policy year and $1,000,000 for any single Loss. "Wrongful Act" is defined as any error, misstatement, misleading statement, act, omission, neglect or breach of duty actually or allegedly committed or attempted by the officers or directors of the Company while acting in their individual or collective capacities or in any matter, not excluded by the terms and conditions of the policy, claimed against them by reason of their being directors or officers of the Company. The term "Loss" is defined as any amount which the Company shall be required or permitted by law to pay to such person as indemnity for a claim or claims made against them for "Wrongful Acts," and includes damages, judgments, settlements, costs, charges, and expenses incurred in the defense of actions, suits or proceedings and appeals therefrom, except that the term "Loss" does not include fines or penalties imposed by law or matters which may be deemed uninsurable under the law pursuant to which the policy shall be construed.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Upon formation of the Company, one share of Common Stock was issued to Michael R. Cunningham.

     Immediately prior to the Offering, the Company is closing the private placement of 2,595,260 shares of Common Stock to the existing stockholders of the Predecessor in connection with the Reorganization.

     The recipients of these securities are the following:


       NAME                                        NUMBER OF SHARES
------------------------------------------------- -----------------
       Michael R. Cunningham ....................     2,050,727
       Gordon Mays ..............................       228,198
       Timothy Mays .............................       165,803
       James J. Cunningham, Trustee .............       130,898
       William J. Mays, Trustee .................         9,817
       William Edward Shannon, Trustee ..........         9,817


     Contemporaneously with the completion of the Offering, the Company is closing the private placement of 169,739 shares of Common Stock to the selling stockholders of Roda as part of the purchase price for the shares of capital stock of Roda. For purposes of the transaction, a share of Common Stock is being valued at the initial public offering price.

     The recipients of these securities are the following:


       NAME                                         NUMBER OF SHARES
-------------------------------------------------- -----------------
       Peter L. Furlonge .........................      128,323
       Ralph J. Elman ............................          624
       Stelby Holdings Limited ...................        3,999
       Central Investments Limited ...............       17,901
       The Naggar Family Pension Scheme ..........        3,999
       M. L. Tagliaferri .........................          508
       M.O. Moriarty .............................           51
       Mrs. J. Moriarty ..........................           76
       George Harvey .............................       14,258


     The Company relies on Section 4(2) of the Securities Act in making the foregoing private placements. No offer was made to any person other than the existing stockholders of the Predecessor and the selling stockholders of Roda Limited.

     No underwriters are involved nor will any commissions be paid in connection with the foregoing transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 EXHIBIT NO.                                         DESCRIPTION
-------------   -------------------------------------------------------------------------------------
     1.1*       Form of Underwriting Agreement between the Company and Schroder & Co. Inc.
     1.2        Agreement for the Sale and Purchase of the Entire Issued Share Capital of Roda
                Limited dated January 16, 1998 between P.L. Furlonge and others and the Predecessor
     2.1*       Reorganization Agreement among Stockholders of the Predecessor and CGII
     3.1        Certificate of Incorporation
     3.2        By-Laws
     4.2*       Specimen Common Stock Certificate
     5.1*       Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione
    10.1        1998 Stock Option Plan
    10.2        Directors' Stock Option Plan
    10.3*       Employment Agreement between the Company and M.R. Cunningham
    10.4*       Employment Agreement between the Company and G. Mays
    10.5*       Employment Agreement between the Company and T. Mays
    10.6*       Employment Agreement between the Company and R. Needle
    10.7*       Form of Service Agreement between Roda Limited and P.L. Furlonge
    10.9        Loan and Security Agreement dated December 15, 1997 between the Company and
                Summit Bank, as amended
    10.10+      Printing Services Agreement dated July 12, 1996 between the Company and Goldman,
                Sachs & Co., as amended
    10.11       Agreement of Lease dated April 18, 1989 between the Company and Lackawanna
                Warehouse Corp. of New Jersey, as amended
    10.12       Agreement of Sublease dated July 15, 1996 between the Company and Goldman, Sachs
                & Co.
    10.13*      Form of Roda Lease
    10.14*      Joint Marketing Agreement among Cunningham Graphics, Inc., Roda Print Concepts Ltd.
                and Workable Ltd.
    14(a)       Financial Statement Schedule
                Report of Independent Auditors on Financial Statement Schedule
                Schedule II -- Valuation of Qualifying Accounts
    21.1        List of all subsidiaries of the Company
    23.1*       Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione (included in Exhibit 5.1)
    23.2        Consent of Ernst & Young LLP
    23.3        Consent of Ernst & Young Chartered Accountants
    24.1        Power of Attorney (Page II -- 5)
    27          Financial Data Schedule
    99.1        Consent of Arnold Spinner
    99.2        Consent of Norman R. Malo

----------
*   To be included by amendment

+ Portions of this Exhibit have been omitted and have been filed separately with the Secretary of the Commission pursuant to Registrant's Application Requesting Confidential Treatment under Rule 406 of the Securities Act.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant further undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be bona fide offering thereof.

   The undersigned registrant hereby undertakes to provide to the Underwriter, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                       SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on February 19, 1998.



                                 CUNNINGHAM GRAPHICS INTERNATIONAL, INC.



                                 By: /s/ Michael R. Cunningham
                                     ------------------------------------------
                                     Michael R. Cunningham
                                     President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Michael R. Cunningham and Gordon Mays, or either of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.


              NAME                              TITLE                      DATE
--------------------------------   ------------------------------   -----------------
   /s/ Michael R. Cunningham       Chairman of the Board,           February 19, 1998
 -----------------------------     President, Chief Executive
      Michael R. Cunningham        Officer and Director
                                   (Principal Executive Officer)

      /s/ Kenneth G. Hay           Principal Financial and          February 19, 1998
 -----------------------------     Accounting Officer
          Kenneth G. Hay

    /s/ James J. Cunningham        Director                         February 19, 1998
 -----------------------------
        James J. Cunningham

       /s/ Gordon Mays             Director                         February 19, 1998
 -----------------------------
           Gordon Mays

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cunningham Graphics International, Inc.


     We have audited the predecessor financial statements of Cunningham Graphics International, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated January 16, 1998 (included elsewhere in this Registration Statement). Our audits also included the Financial Statement Schedule listed in Item 14(a) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the Financial Statement Schedule referred to above, when considered in relation to the basic Financial Statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                        /s/ Ernst & Young LLP


Princeton, New Jersey
January 16, 1998

ITEM 14(A) FINANCIAL STATEMENT SCHEDULE


                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
     SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS -- PREDECESSOR COMPANY
                                 (IN THOUSANDS)


                                                               CHARGED TO
                                                 BEGINNING      COST AND                    ENDING
                 DESCRIPTION                      BALANCE       EXPENSE      WRITE-OFFS     BALANCE
---------------------------------------------   -----------   -----------   ------------   --------
Year ended December 31, 1997:
 Allowances for accounts receivable .........       $28           $31            $ 9          $50
Year ended December 31, 1996:
 Allowances for accounts receivable .........        30            --              2           28
Year ended December 31, 1995:
 Allowances for accounts receivable .........        30            --             --           30


                                                               CHARGED TO
                                                 BEGINNING      COST AND                    ENDING
             DESCRIPTION                          BALANCE       EXPENSE      WRITE-OFFS     BALANCE
-------------------------------------           -----------   -----------   ------------   --------
Year ended December 31, 1997:
 Allowances for inventories .........              $200           $86            $92         $194
Year ended December 31, 1996:
 Allowances for inventories .........               200            82             82          200
Year ended December 31, 1995:
 Allowances for inventories .........               200                                       200


     All other schedules are omitted because they are not applicable, not required, or because the required information is included in the financial statements or notes thereto.

                                                    EXHIBIT INDEX

 EXHIBIT NO.                                         DESCRIPTION                                        PAGE
-------------   -------------------------------------------------------------------------------------   -----
     1.1*       Form of Underwriting Agreement between the Company and Schroder & Co. Inc.
     1.2        Agreement for the Sale and Purchase of the Entire Issued Share Capital of Roda
                Limited dated January 16, 1998 between P.L. Furlonge and others and the Predecessor
     2.1*       Reorganization Agreement among Stockholders of the Predecessor and CGII
     3.1        Certificate of Incorporation
     3.2        By-Laws
     4.2*       Specimen Common Stock Certificate
     5.1*       Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione
    10.1        1998 Stock Option Plan
    10.2        Directors' Stock Option Plan
    10.3*       Employment Agreement between the Company and M.R. Cunningham
    10.4*       Employment Agreement between the Company and G. Mays
    10.5*       Employment Agreement between the Company and T. Mays
    10.6*       Employment Agreement between the Company and R. Needle
    10.7*       Form of Service Agreement between Roda Limited and P.L. Furlonge
    10.9        Loan and Security Agreement dated December 15, 1997 between the Company and
                Summit Bank, as amended
    10.10+      Printing Services Agreement dated July 12, 1996 between the Company and Goldman,
                Sachs & Co., as amended
    10.11       Agreement of Lease dated April 18, 1989 between the Company and Lackawanna
                Warehouse Corp. of New Jersey, as amended
    10.12       Agreement of Sublease dated July 15, 1996 between the Company and Goldman, Sachs
                & Co.
    10.13*      Form of Roda Lease
    10.14*      Joint Marketing Agreement among Cunningham Graphics, Inc., Roda Print Concepts Ltd.
                and Workable Ltd.
       14(a)    Financial Statement Schedule
                Report of Independent Auditors on Financial Statement Schedule
                Schedule II -- Valuation of Qualifying Accounts
    21.1        List of all subsidiaries of the Company
    23.1*       Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione (included in Exhibit 5.1)
    23.2        Consent of Ernst & Young LLP
    23.3        Consent of Ernst & Young, Chartered Accountants
    24.1        Power of Attorney (Page II -- 5)
    27          Financial Data Schedule
    99.1        Consent of Arnold Spinner
    99.2        Consent of Laurent X. de Marval
    99.3        Consent of Norman R. Malo


----------
*   To be included by amendment

+ Portions of this Exhibit have been omitted and have been filed separately with the Secretary of the Commission pursuant to Registrant's Application Requesting Confidential Treatment under Rule 406 of the Securities Act.